Exhibit 4.1

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. PART TWO (EXPLANATORY STATEMENT) TOGETHER WITH THE REST OF THIS DOCUMENT COMPRISES AN EXPLANATORY STATEMENT IN COMPLIANCE WITH SECTION 897 OF THE COMPANIES ACT. This document contains a proposal which, if implemented, will result in the cancellation of the listing of Allied Gold Shares on the London Stock Exchange’s main market for listed securities, the Australian Securities Exchange and the Toronto Stock Exchange. If you are in any doubt as to the action you should take, you are recommended to seek your own independent financial advice immediately from your stockbroker, bank manager, accountant, solicitor or other independent financial adviser authorised under the Financial Services and Markets Act 2000, if you are in the United Kingdom, or from another appropriately authorised independent financial adviser if you are in a territory outside the United Kingdom.

If you sell or have sold or otherwise transferred all of your Allied Gold Shares, please send this document and the accompanying documents at once to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for delivery to the purchaser or transferee. However, such documents must not be forwarded, distributed or transmitted in, into or from any jurisdiction in which such act would constitute a violation of the relevant laws or regulations of such jurisdiction. If you sell or have sold or transferred only part of your holding of Allied Gold Shares, please retain these documents and consult the bank, stockbroker or other agent through whom the sale or transfer was effected.

The release, publication or distribution of this document and/or the accompanying documents (in whole or in part) in or into jurisdictions other than the United Kingdom may be restricted by the laws of those jurisdictions and therefore persons into whose possession this document comes should inform themselves about, and observe, any such restrictions. Failure to comply with any such restrictions may constitute a violation of the securities laws of any such jurisdiction.

Any securities to be issued pursuant to the Scheme described herein will be issued upon the exemption from the registration requirements of the US Securities Act of 1933, as amended (the Securities Act), provided by Section 3(a)(10) of the Securities Act. As a consequence, any such shares will not be registered under the Securities Act or under the securities laws of any state or other jurisdiction of the United States.

Recommended Acquisition

of

Allied Gold Mining PLC

(Company Number 7553802)

by

St Barbara Limited

(ACN 009 165 006)

(to be implemented by way of a scheme of arrangement

under Part 26 of the Companies Act 2006)

Circular to shareholders and Explanatory Statement under section 897 of the Companies Act 2006,

Notice of Court Meeting and Notice of Allied Gold General Meeting

This document (including any document incorporated into it by reference) should be read as a whole, together with the accompanying Forms of Proxy or Notices of Direction (as the context requires) together with, for Allied Gold Ordinary Shareholders on the UK Register and Allied Gold CDI Holders, a Form of Election and for Allied Gold Shareholders on the Canadian Register, a Letter of Transmittal. Your attention is drawn in particular to Part One (Letter from the Chairman of Allied Gold Mining PLC) of this document, which contains the unanimous recommendation of the Allied Gold Directors that you vote in favour of the Scheme at the Court Meeting and the resolutions at the Allied Gold General Meeting. A letter from RBC Capital Markets explaining the Scheme appears in Part Two (Explanatory Statement) of this document and constitutes an explanatory statement in compliance with section 897 of the Companies Act.

Notices of the Court Meeting and the Allied Gold General Meeting, each of which will be held at the offices of Norton Rose LLP, 3 More London Riverside, London SE1 2AQ on 14 August 2012, are set out in Parts Eleven (Notice of Court Meeting) and Twelve (Notice of Allied Gold General Meeting) of this document. The Court Meeting is scheduled to start at 10.00 a.m. London time on that date and the Allied Gold General Meeting is scheduled to start at 10.15 a.m. London time, or as soon thereafter as the Court Meeting is concluded or adjourned.

Your attention is drawn to pages 10 and 42 to 43 of this document, which explain the actions you should take in relation to the Scheme. It is very important that Allied Gold Shareholders use their votes so that the Court can be satisfied that there is a fair and reasonable representation of Scheme Shareholders’ views at the Court Meeting.

There are different voting instructions for Allied Gold Ordinary Shareholders and Allied Gold CDI Holders.

Allied Gold Ordinary Shareholders

Allied Gold Ordinary Shareholders will find enclosed with this document a blue Form of Proxy and a white Form of Proxy. The blue Form of Proxy is to be used in connection with the Court Meeting and the white Form of Proxy is to be used in connection with the Allied Gold General Meeting. Whether or not you intend to attend both or either of these Meetings, please complete and sign both Forms of Proxy and return them in accordance with the instructions printed thereon by post or (during normal business hours only) by hand to: (i) for Allied Gold Ordinary Shareholders on the UK Register only, Computershare UK at The Pavilions, Bridgwater Road, Bristol BS99 6ZY, United Kingdom; or (ii) for Allied Gold Ordinary Shareholders on the Canadian Register only, Computershare Canada at 100 University Avenue, 9th Floor North Tower, Toronto, Ontario M5J 2Y1, Canada; in each case so as to arrive as soon as possible but in any event by no later than 6.00 p.m. (London time) on 10 August 2012 (or in the case of any adjournment, not later than 48 hours before the time fixed for the holding of the adjourned Meeting (excluding any part of such 48 hour period falling on a weekend or a public holiday in the UK unless otherwise announced). Allied Gold Ordinary Shareholders on the UK Register only may complete the Forms of Proxy at www.eproxyappointment.com following the instructions on the website. Allied Gold Shareholders on the Canadian Register may complete the Forms of Proxy at www.investorvote.com following the instructions on the website.

If the blue Form of Proxy relating to the Court Meeting is not returned or lodged by the specified time, it may be handed to Computershare UK (on behalf of the chairman of the Court Meeting) before the start of the meeting and will still be valid. However, in the case of the Allied Gold General Meeting, if the white Form of Proxy is not lodged so as to be received by the time specified in the instructions printed on it, it will be invalid.

Allied Gold CDI Holders

Allied Gold CDI Holders will find enclosed with this document a blue Notice of Direction and a white Notice of Direction. The blue Notice of Direction is to be used in connection with the Court Meeting and the white Notice of Direction is to be used in connection with the Allied Gold General Meeting. Whether or not you intend to attend both or either of these Meetings, please complete and sign both Notices of Direction and return them in accordance with the instructions printed thereon by post to Computershare Australia at GPO Box 242, Melbourne, VIC 3001, Australia or (during normal business hours only) by hand, to Computershare Investor Services Pty Limited at Level 2, 45 St Georges Terrace, Perth WA 6000, Australia, or facsimile number 1800 783 447 (within Australia) or +61 3 9473 2555 (outside Australia) or www.investorvote.com.au as soon as possible but in any event by no later than 5.00 p.m. Perth Time on 9 August 2012 (or in the case of any adjournment, not later than 48 hours before the time fixed for the holding of the adjourned Meeting).

RBC Capital Markets, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Allied Gold and for no-one else in connection with the Acquisition and will not be responsible to any person other than Allied Gold for providing the protections afforded to clients of RBC Capital Markets, nor for providing advice in relation to the Acquisition or any other matters referred to herein.

Lazard, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for St Barbara and for no-one else in connection with the Acquisition and will not be responsible to any person other than St Barbara for providing the protections afforded to clients of St Barbara, nor for providing advice in relation to the Acquisition or any other matters referred to herein.

Barclays, which is authorised and regulated in the UK by the Financial Services Authority, is acting exclusively for St Barbara and no one else in connection with the Acquisition and will not be responsible to anyone other than St Barbara for providing the protections afforded to clients of Barclays nor for providing advice in connection with the Acquisition or any matter referred to herein.

Some words and terms used in this document are defined in Part Ten (Definitions) to this document. All times referred to are London time unless otherwise stated.

TABLE OF CONTENTS

TO VOTE ON THE ACQUISITION	2

IMPORTANT NOTICE	3

EXPECTED TIMETABLE OF PRINCIPAL EVENTS	8

ACTION TO BE TAKEN	10

PART ONE LETTER FROM THE CHAIRMAN OF ALLIED GOLD MINING PLC	14

PART TWO EXPLANATORY STATEMENT	21

PART THREE CONDITIONS AND CERTAIN FURTHER TERMS TO THE SCHEME AND TO THE ACQUISITION	47

PART FOUR THE SCHEME OF ARRANGEMENT	54

PART FIVE TAXATION	60

PART SIX FINANCIAL INFORMATION RELATING TO ALLIED GOLD	73

PART SEVEN FINANCIAL INFORMATION RELATING TO ST BARBARA	74

PART EIGHT ADDITIONAL INFORMATION	75

PART NINE INFORMATION INCORPORATED BY REFERENCE	96

PART TEN DEFINITIONS	97

PART ELEVEN NOTICE OF COURT MEETING	104

PART TWELVE NOTICE OF ALLIED GOLD GENERAL MEETING	106

TO VOTE ON THE ACQUISITION

Whether or not you plan to attend the Meetings, if you are an Allied Gold Ordinary Shareholder please:

1 complete and return the BLUE Form of Proxy (for the Court Meeting); and

2 complete and return the WHITE Form of Proxy (for the Allied Gold General Meeting),

so as to be received by Computershare UK or Computershare Canada (as the context requires) no later than 6.00 p.m. (London time) on 10 August 2012.

Alternatively, the blue Form of Proxy may be handed to Computershare UK (on behalf of the chairman of the Court Meeting) before the start of the Court Meeting and will still be valid. However, in the case of the Allied Gold General Meeting, the white Form of Proxy will be valid only if it is returned by the time indicated above.

The completion and return of the Forms of Proxy will not prevent eligible Allied Gold Ordinary Shareholders from attending and voting at the Court Meeting or the Allied Gold General Meeting, or any adjournment thereof, in person.

If you are an Allied Gold CDI Holder please:

1 complete and return the BLUE Notice of Direction (for the Court Meeting); and

2 complete and return the WHITE Notice of Direction (for the Allied Gold General Meeting),

so as to be received by Computershare Australia at GPO Box 242, Melbourne, VIC 3001, Australia, or (during normal business hours only) at Level 2, 45 St Georges Terrace, Perth WA 6000, Australia facsimile number 1800 783 447 (within Australia) or +61 3 9473 2555 (outside Australia) or www.investorvote.com.au no later than 5.00 p.m. Perth Time on 9 August 2012.

IT IS IMPORTANT THAT, FOR THE COURT MEETING, AS MANY VOTES AS POSSIBLE ARE CAST SO THAT THE COURT MAY BE SATISFIED THAT THERE IS A FAIR AND REASONABLE REPRESENTATION OF SCHEME SHAREHOLDER OPINION. YOU ARE THEREFORE STRONGLY URGED TO COMPLETE, SIGN AND RETURN YOUR FORMS OF PROXY, OR APPOINT A PROXY ELECTRONICALLY, AS SOON AS POSSIBLE.

IF YOU ARE AN ALLIED GOLD ORDINARY SHAREHOLDER YOUR ATTENTION IS DRAWN TO THE REGIME FOR THE APPOINTMENT OF PROXIES, IN PARTICULAR THE APPOINTMENT OF MORE THAN ONE PROXY, SET OUT IN THE NOTES TO THE FORMS OF PROXY AND THE NOTES IN RESPECT OF THE APPOINTMENT OF MULTIPLE PROXIES SET OUT IN THE NOTICE OF ALLIED GOLD GENERAL MEETING.

IF YOU ARE AN ALLIED GOLD CDI HOLDER, YOUR ATTENTION IS DRAWN TO THE INSTRUCTIONS SET OUT IN THE NOTICES OF DIRECTION REGARDING YOUR ABILITY TO DIRECT THE DEPOSITARY TO VOTE ON YOUR BEHALF AT THE COURT MEETING AND ALLIED GOLD GENERAL MEETING.

This page should be read in conjunction with the paragraph entitled “ACTION TO BE TAKEN”, starting on page 10 of this document, the rest of this document and the accompanying Forms of Proxy or Notices of Direction (as the context requires).

FOR FURTHER INFORMATION a helpline is available as follows:

For Allied Gold Ordinary Shareholders on the UK Register

0870 889 3185 or +44 (0)870 889 3185 if calling from outside the UK

For Allied Gold CDI Holders

1300 640 081 or +61 3 9415 4681 if calling from outside Australia

Calls to the 0870 889 3185 number cost approximately 8 pence per minute from a BT landline. Other network providers’ costs may vary. Lines are open from 9.00 a.m. to 5.00 p.m. (London time) Monday to Friday (except UK public holidays). Calls to the helpline from outside the UK will be charged at the applicable international rate. Different charges may apply to calls from mobile telephones and calls may be recorded and randomly monitored for security and training purposes. The helpline is available to answer questions regarding this document, the Meetings or the completion and return of the Forms of Proxy or the Notices of Direction (as the context requires). However, it cannot provide advice on the merits of the Acquisition nor give any financial, legal or tax advice.

IMPORTANT NOTICE

Neither this document nor any accompanying documents are intended to and do not constitute or form part of an offer or invitation to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise, nor shall there be any sale, issuance or transfer of the securities in any jurisdiction in contravention of applicable law.

Overseas shareholders

The availability of the Acquisition to Allied Gold Shareholders whose address on the ordinary share register or on the CDI register is outside of the United Kingdom, Australia, the United States or Canada may be affected by the laws of the relevant jurisdictions in which they are located or of which they are resident.

The release, publication or distribution of this document in certain jurisdictions may be restricted by law. Persons with an address on the ordinary share register or on the CDI register outside of the United Kingdom, Australia, the United States or Canada, or who are subject to other jurisdictions should inform themselves of, and observe, any applicable requirements of their jurisdictions. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies involved in the Acquisition disclaim any responsibility or liability for the violation of such restrictions by any person. This document has been prepared for the purposes of complying with English law, the Listing Rules, the rules of the London Stock Exchange and the City Code and the information disclosed may not be the same as that which would have been disclosed if this document had been prepared in accordance with the laws of any jurisdiction outside the United Kingdom.

Further details in relation to Overseas Shareholders are contained in paragraph 17 of Part Two (Explanatory Statement) of this document.

This document is not an offer of, or solicitation of an offer to purchase, securities in the United States and the St Barbara Consideration Shares to be issued pursuant to the Acquisition as described in this document have not been and will not be registered under the Securities Act, or under the securities laws of any state, district or other jurisdiction of the United States, or of Canada or Japan. No regulatory clearance in respect of the St Barbara Consideration Shares has been, or will be, applied for in any jurisdiction other than Australia. Accordingly, such securities may not be offered, sold or delivered, directly or indirectly, in or into such jurisdictions except pursuant to exemptions from applicable requirements of such jurisdictions, as set out in this document.

The St Barbara Consideration Shares may not be offered, sold, or delivered, directly or indirectly, in, into or from the United States absent registration under the Securities Act or an exemption from registration. In the United States the St Barbara Consideration Shares are being issued in reliance upon the exemption from registration set forth in Section 3(a)(10) of the Securities Act on the basis of the approval of the Court. For the purposes of qualifying for this exemption from the registration requirements of the Securities Act, Allied Gold will advise the Court that Allied Gold and St Barbara will rely upon Section 3(a)(10) of the Securities Act based on the Court’s approval of the Scheme following a hearing on its fairness at which all Allied Gold Shareholders are entitled to attend in person or through counsel to support or oppose the sanctioning of the Scheme and with respect to which notification has been given to all such shareholders.

Under applicable US securities laws, persons (whether or not US persons) who are or will be “affiliates” (within the meaning of the Securities Act) of St Barbara after the Effective Date will be subject to certain transfer restrictions relating to the St Barbara Consideration Shares received in connection with the Scheme. Affiliates may include certain officers and directors of St Barbara and St Barbara’s principal shareholders (such as holders of more than 10 per cent. of the outstanding capital stock or holders represented on the board of directors).

Allied Gold Shareholders in the United States should be aware that the exchange of their Allied Gold Shares for St Barbara Consideration Shares as described herein may have tax consequences in both the United States and the United Kingdom and potential future tax consequences in Australia in respect of St Barbara Shares. While there is a summary of US tax considerations in Part Five (Taxation) of this document, such tax consequences for Allied Gold Shareholders who are resident in, or citizens of, the United States are not described fully herein. Allied Gold Shareholders who are resident in, or citizens of, the United States are advised to consult their own tax advisors to determine the particular United States tax consequences to them of the Scheme in light of their particular situation, as well as any tax consequences that may arise under the laws of any other relevant foreign, state, local, or other taxing jurisdiction.

The Offer relates to the shares in an English company and is proposed to be made by means of a scheme of arrangement provided for under company law of the United Kingdom. The scheme of arrangement will relate to the shares of a UK company that is (a) a ‘foreign private issuer’ as defined under Rule 3b-4 under the Securities Exchange Act of 1934, as amended (the Exchange Act) and (b) a “designated foreign issuer” under applicable Canadian securities laws. As the Acquisition is being effected by means of a UK scheme of arrangement, it is not subject to the shareholder vote, proxy and tender offer rules under Australian law, Canadian securities law (with certain limited exceptions) or the Exchange Act. Accordingly, the Acquisition is subject to the disclosure requirements and practices applicable in the UK to schemes of arrangement, which differ from the disclosure requirements and practices of Australian, Canadian or US shareholder vote, proxy and tender offer rules. Financial information included in the relevant documentation will have been prepared in accordance with accounting standards applicable in the UK that may not be comparable to the financial statements of Australian, Canadian or US companies.

No securities regulatory authority in any Canadian jurisdiction has (a) approved or disapproved of the Acquisition; (b) passed upon the merits or fairness of the Offer; or (c) passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is an offence in Canada.

The St Barbara Consideration Shares to be issued in exchange for Scheme Shares pursuant to the Scheme will be issued in reliance upon exemptions from the prospectus requirements of securities legislation in each province and territory of Canada. Subject to certain disclosure and regulatory requirements and to customary restrictions applicable to distributions of shares that constitute “control distributions” St Barbara Shares issued pursuant to the Scheme may be resold in each province and territory in Canada, however the first trade in such St Barbara Shares will be subject to the standard conditions that no unusual effort has been made to prepare the market or create demand, no extraordinary commission or consideration is paid and, if the selling shareholder is an insider or officer of St Barbara, such shareholder has no reasonable grounds to believe that St Barbara is in default of securities legislation.

Neither the Australian Securities and Investments Commission nor the Australian Securities Exchange has (a) approved or disapproved of the Scheme; (b) passed judgement upon the merits or fairness of the Scheme; or (c) passed judgement upon the adequacy or accuracy of the disclosure in this document.

The St Barbara Consideration Shares to be issued in exchange for Scheme Shares pursuant to the Scheme will be issued in reliance upon an exemption from the disclosure document requirements of the Australian Corporations Act contained in Australian Securities and Investments Commission Class Order 07/9. Further, the restriction under the Australian Corporations Act to the on-sale of securities issued without a disclosure document will not apply to the Scheme Shares as a result of the application of Australian Securities and Investments Commission Class Order 04/671.

This document and, in particular, the letter from the Chairman of Allied Gold in Part One (Letter from the Chairman of Allied Gold Mining PLC) and the Explanatory Statement in Part Two (Explanatory Statement) of this document, have been prepared solely to assist Allied Gold Shareholders in deciding how to vote on the Scheme. The summary of the principal provisions of the Scheme contained in this document is qualified in its entirety by reference to the Scheme itself, the full text of which is set out in Part Four (The Scheme of Arrangement) of this document. Allied Gold Shareholders are urged to read and consider carefully the text of the Scheme itself.

No person has been authorised to make any representation(s) on behalf of St Barbara or Allied Gold concerning the Acquisition, the Scheme or any related matter which are inconsistent with the statements contained in this document.

Allied Gold Shareholders should not construe anything in this document as legal, financial or tax advice and should consult their own professional advisers for such advice.

The statements contained herein are made as at the date of this document, unless some other time is specified in relation to them, and service of this document shall not give rise to any implication that there has been no change in the facts set forth herein since such date.

If St Barbara exercises its right to implement the Acquisition by way of a Takeover Offer, the Offer will be made in compliance with all applicable laws and regulations.

Copies of this document and formal documentation relating to the Acquisition will not be and must not be, mailed or otherwise forwarded, distributed or sent in, into or from any jurisdiction where to do so would violate the laws of that jurisdiction.

Forward looking statements

This document, any oral statements made by St Barbara or Allied Gold in relation to the Acquisition, and other information published by St Barbara or Allied Gold, may contain statements about St Barbara and Allied Gold that are or may be forward looking statements. All statements other than statements of historical facts included in this document may be forward looking statements. Without limitation, any statements preceded or followed by or that include the words “targets”, “plans”, “believes”, “expects”, “aims”, “intends”, “will”, “may”, “anticipates”, “estimates”, “projects” or words or terms of similar substance or the negative thereof, are forward looking statements. Forward looking statements include statements relating to the following: (i) statements about the expected effects of the Acquisition on Allied Gold, St Barbara, the expected timing and scope of the Acquisition; (ii) future capital expenditures, expenses, revenues, earnings, synergies, economic performance, indebtedness, financial condition, dividend policy, losses and future prospects; (iii) business and management strategies and the expansion and growth of St Barbara’s or Allied Gold’s operations and potential synergies resulting from the Acquisition; (iv) the effects of government regulation on St Barbara’s or Allied Gold’s business and (v) all other statements in this document other than historical facts.

Such forward looking statements involve risks and uncertainties that could significantly affect expected results and are based on certain key assumptions. Many factors could cause actual results to differ materially from those projected or implied in any forward looking statements. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward looking statements. None of St Barbara and Allied Gold, including members of their respective groups, nor any of their respective advisors, associates, directors or officers undertakes any obligation to update publicly, expressly disclaim or revise forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent legally required or provides any representation, assurance or guarantee that the occurrence of events expressed or implied in any forward looking statement in this document will actually occur.

Except as may be required by applicable law, St Barbara and Allied Gold do not undertake any obligation to publicly update or revise any forward looking statements in this document.

Not a profit forecast

No statement in this document is intended as a profit forecast or profit estimate and no statement in this document should be interpreted to mean that the future earnings per share of the St Barbara Group as enlarged by the Acquisition, St Barbara and/or Allied Gold for current or future financial years will necessarily match or exceed the historical or published earnings per share of St Barbara or Allied Gold.

Competent person’s statement

The information in this document that relates to Exploration Results and Mineral Resources for St Barbara, together with any related assessments and interpretations, has been based on information compiled by Phillip Uttley who is a Fellow of The Australasian Institute of Mining and Metallurgy. Phillip Uttley is a full-time employee of St Barbara. Phillip Uttley has sufficient experience which is relevant to the style of mineralisation and type of deposit under consideration and to the activity which he is undertaking to qualify as a Competent Person as defined in the 2004 Edition of the JORC Code. Phillip Uttley consents to the inclusion of the information relating to Exploration Results and Mineral Resources for St Barbara contained in this document in the form and context in which it appears.

The information in this document that relates to Ore Reserves for St Barbara, together with any related assessments and interpretations, has been based on information compiled by Andrew Law who is a Chartered Professional Member of The Australasian Institute of Mining and Metallurgy. Andrew Law is a full-time employee of the consulting firm Optiro and was a full-time employee of St Barbara as of 30 June 2011. Andrew Law has sufficient experience which is relevant to the style of mineralisation and type of deposit under consideration and to the activity which he is undertaking to qualify as a Competent Person as defined in the 2004 Edition of the JORC Code. Andrew Law consents to the inclusion of the information contained in this document relating to Proved and Probable Ore Reserves for St Barbara in the form and context in which it appears.

The information in this document that relates to production forecasts for St Barbara is based on Ore Reserves.

The information in this document that relates to Exploration Results, Mineral Resources and Ore Reserves for Allied Gold, together with any related assessments and interpretations, has been based on information compiled by Colin Ross Hastings who is a Chartered Professional Member or Fellow of The Australasian Institute of Mining and Metallurgy and included in a list promulgated by the ASX from time to time. Colin Ross Hastings is a full-time employee of Allied Gold. Colin Ross Hastings has sufficient experience which is relevant to the style of mineralisation and type of deposit under consideration and to the activity which he is undertaking to qualify as a Competent Person as defined in the 2004 Edition of the ‘Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves’ (JORC Code). Colin Ross Hastings consents to the inclusion of the information relating to Exploration Results, Mineral Resources and Ore Reserves for Allied Gold contained in this document in the form and context in which it appears.

Availability of hard copies

If you have received this document in electronic form, you may request a hard copy of this document and/or any information incorporated into this document by reference to another source by contacting Computershare UK of The Pavilions, Bridgwater Road, Bristol BS99 6ZY or by calling the helpline on 0870 889 3185 or +44 (0) 870 889 3185 (if calling from outside the UK). You may also request that all future documents, announcements and information to be sent to you in relation to the Acquisition should be in hard copy form. Copies of this document and any document or information incorporated by reference into this document will not be provided unless such a request is made.

Disclosure requirements of the Takeover Code

Under Rule 8.3(a) of the Code, any person who is interested in 1% or more of any class of relevant securities of an offeree company or of any paper offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any paper offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any paper offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a paper offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1% or more of any class of relevant securities of the offeree company or of any paper offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any paper offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a paper offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Information relating to Allied Gold Shareholders

Please be aware that addresses, electronic addresses and certain information provided by Allied Gold Shareholders, persons with information rights and relevant persons for the receipt of electronic communications from Allied Gold may be provided to St Barbara during the Offer Period where requested under Section 4 of Appendix 4 of the City Code.

Publication on website

A copy of this document and the accompanying documents will be made available, free of charge subject to certain restrictions relating to persons resident in Restricted Jurisdictions, at www.stbarbara.com.au and www.alliedgold.com.au as soon as possible and in any event by no later than 12 noon (London time) on the Business Day following the date of this document and will continue to be made available on these websites during the Offer Period. The document will also be available under Allied Gold’s profile on www.sedar.com and www.asx.com.au.

Neither the content of the website referred to in this document nor the content of any website accessible from hyperlinks on St Barbara or Allied Gold’s website (or any other website) is incorporated into, or forms part of, this document.

The date of posting of this document: 18 July 2012

EXPECTED TIMETABLE OF PRINCIPAL EVENTS

The following indicative timetable sets out the expected dates for implementation of the Acquisition

All times are London time unless otherwise stated

Event	Expected time/date(1)
Latest time for lodging Notices of Direction (by Allied Gold CDI Holders) for the:

Court Meeting (blue notice)	5.00 p.m. (Perth Time) on 9 August 2012(2)

Allied Gold General Meeting (white notice)	5.00 p.m. (Perth Time) on 9 August 2012(3)

Latest time for lodging Forms of Proxy for the:

Court Meeting	6.00 p.m. on 10 August 2012(4)

Allied Gold General Meeting (white form)	6.00 p.m. on 10 August 2012(5)

Voting Record Time

UK Register	6.00 p.m. on 10 August 2012(6)

Canadian Register	6.00 pm. (Toronto Time) on 10 August 2012(6)

CDI Holders	5.00 p.m. (Perth Time) on 9 August 2012

Court Meeting	10.00 a.m. on 14 August 2012

Allied Gold General Meeting	10.15 a.m. on 14 August 2012(7)

Last day of dealings in, and for registration of transfers of, and disablement in CREST of, Allied Gold Shares	29 August 2012(8)

Suspension of dealings in Allied Gold Shares	6.00 p.m. on 29 August 2012(8)

Court Hearing (to sanction the Scheme and to confirm the Reduction of Capital)	30 August 2012

Effective Date of the Scheme	30 August 2012(8)

Last day of trading in Allied Gold CDIs	31 August 2012(8)

Scheme Record Time	10.00 a.m (5.00 p.m. Perth Time) on 7 September 2012(8)

Last day for lodging Forms of Election (or in the case of CREST holders, submitting electronic election instructions through CREST)	10.00 a.m. (5.00 p.m. Perth Time) on 7 September 2012(8)

Last day for submitting Letters of Transmittal for the purposes of electing for Canadian Dollars and/or a CHESS Sponsored Holding	5.00 a.m. (Toronto Time) on 7 September 2012(9)

St Barbara Consideration Shares issued	before commencement of trading on ASX on 13 September 2012(8)

Expected commencement of trading in St Barbara Consideration Shares on ASX	13 September 2012

Despatch of statements confirming allotment and issue of St Barbara Consideration Shares	by 13 September 2012(8)

Despatch of cheques or direct payment in respect of the Cash Consideration and settlement through CREST	by 13 September 2012(8)

Latest date by which Scheme must be implemented	10 October 2012(10)

Notes:

(1)	All times set out in this timetable refer to London time unless otherwise stated.

(2)	It is requested that blue Notices of Direction for the Court Meeting be lodged by 5.00 p.m. Perth Time on 9 August 2012 or, if the Court Meeting is adjourned, not later than 48 hours prior to the time appointed for the Court Meeting (excluding any part of such 48 hour period falling on a weekend or a public holiday in the UK unless otherwise announced).
(3)	White Notices of Direction for the Allied Gold General Meeting must be lodged by 5.00 p.m. Perth Time on 9 August 2012 or, if the Allied Gold General Meeting is adjourned, not later than 48 hours prior to the time appointed for the Allied Gold General Meeting (excluding any part of such 48 hour period falling on a weekend or a public holiday in the UK unless otherwise announced).
(4)	It is requested that blue Forms of Proxy for the Court Meeting be lodged by 6.00 p.m. London time on 10 August 2012 or, if the Court Meeting is adjourned, not later than 48 hours prior to the time appointed for the Court Meeting (excluding any part of such 48 hour period falling on a weekend or a public holiday in the UK unless otherwise announced). Blue Forms of Proxy not so lodged may be handed to the Registrars (on behalf of the chairman of the Court Meeting) before the start of the Court Meeting and will still be valid.
(5)	White Forms of Proxy for the Allied Gold General Meeting must be lodged by 6.00 p.m. London time on 10 August 2012 or, if the Allied Gold General Meeting is adjourned, not later than 48 hours prior to the time appointed for the Allied Gold General Meeting (excluding any part of such 48 hour period falling on a weekend or a public holiday in the UK unless otherwise announced).
(6)	If either the Court Meeting or the Allied Gold General Meeting is adjourned, the Voting Record Time for the relevant adjourned meeting will be 6.00 p.m. London time on the day falling two business days before the date of the adjourned meeting.
(7)	Or as soon thereafter as the Court Meeting shall have concluded or been adjourned.
(8)	These dates are indicative only and will depend, among other things, on the date upon which the Court sanctions the Scheme and confirms the Capital Reduction and whether the Conditions are satisfied or waived.
(9)	Any Allied Gold Ordinary shareholder on the Canadian Register who submits a Letter of Transmittal after the Scheme Record Time will, notwithstanding any instructions to the contrary, be deemed not to have made an election to receive (i) the Cash Consideration in Canadian Dollars and (ii) the St Barbara Consideration Shares on a CHESS Sponsored Holding. Such an Allied Gold Ordinary Shareholder will receive the Cash Consideration in Australian Dollars and the St Barbara Consideration Shares on the issuer sponsored sub-register of St Barbara Shares after they complete and sign the Letter of Transmittal and return it, together with the certificate(s) representing their Allied Gold Shares (if any) and any other required documents and instruments, to Computershare Canada, in accordance with the procedures set out in the Letter of Transmittal.
(10)	The latest date by which the Scheme must be implemented may be extended by agreement between Allied and St Barbara with the prior consent of the Panel and (if required) the approval of the Court.

To the extent any of the above expected dates or times change, Allied Gold will give notice of any such changes and details of the revised dates and/or times to Allied Gold Ordinary Shareholders and Allied Gold CDI Holders by issuing an announcement through a Regulatory Information Service.

ACTION TO BE TAKEN

Detailed instructions on the action to be taken are set out in paragraph 18 of Part Two (Explanatory Statement) of this document and are summarised below.

The Scheme will require approval at the Court Meeting. The purpose of the Court Meeting is to allow Allied Gold Ordinary Shareholders to consider and, if thought fit, approve the Scheme and subsequently, for the Court to sanction the Scheme. The Scheme needs to be approved by a majority in number representing three-quarters in value of the Allied Gold Ordinary Shareholders who vote in person or by proxy.

The Court Meeting is scheduled to be held at the offices of Norton Rose LLP, 3 More London Riverside, London SE1 2AQ on 14 August 2012 at 10.00 a.m. London time. Implementation of the Scheme will also require the approval of Allied Gold Ordinary Shareholders at the Allied Gold General Meeting to be held on the same day and at the same place at 10.15 a.m. London time (or as soon thereafter as the Court Meeting is concluded or adjourned).

The Scheme will also require the approval of Allied Gold Ordinary Shareholders at the Allied Gold General Meeting, to pass the special resolutions required to approve the Capital Reduction and subsequent issue of new Allied Gold Shares in accordance with the Scheme and to approve certain amendments to Allied Gold’s articles of association in accordance with the Scheme.

Allied Gold Ordinary Shareholders—please check that you have received the following with this document:

•	a blue Form of Proxy for use in respect of the Court Meeting; and

•	a white Form of Proxy for use in respect of the Allied Gold General Meeting.

If you have not received these documents, and are an Allied Gold Shareholder on the UK Register, please contact the relevant helpline telephone number indicated on page 13.

Allied Gold CDI Holders—please check that you have received the following with this document:

•	a blue Notice of Direction of use in respect of the Court Meeting; and

•	a white Notice of Direction for use in respect of the Allied Gold General Meeting.

If you have not received these documents, please contact the relevant helpline telephone number indicated on page 13.

VOTING AT THE COURT MEETING AND ALLIED GOLD GENERAL MEETING

IT IS IMPORTANT THAT, FOR THE COURT MEETING, AS MANY VOTES AS POSSIBLE ARE CAST SO THAT THE COURT MAY BE SATISFIED THAT THERE IS A FAIR AND REASONABLE REPRESENTATION OF SCHEME SHAREHOLDER OPINION. YOU ARE THEREFORE STRONGLY URGED TO COMPLETE, SIGN AND RETURN YOUR FORMS OF PROXY, OR APPOINT A PROXY ELECTRONICALLY, AS SOON AS POSSIBLE.

IF YOU ARE AN ALLIED GOLD ORDINARY SHAREHOLDER YOUR ATTENTION IS DRAWN TO THE REGIME FOR THE APPOINTMENT OF PROXIES, IN PARTICULAR THE APPOINTMENT OF MORE THAN ONE PROXY, SET OUT IN THE NOTES TO THE FORMS OF PROXY AND THE NOTES IN RESPECT OF THE APPOINTMENT OF MULTIPLE PROXIES SET OUT IN THE NOTICE OF ALLIED GOLD GENERAL MEETING.

IF YOU ARE AN ALLIED GOLD CDI HOLDER, YOUR ATTENTION IS DRAWN TO THE INSTRUCTIONS SET OUT IN THE NOTICES OF DIRECTION REGARDING YOUR ABILITY TO DIRECT THE DEPOSITARY TO VOTE ON YOUR BEHALF AT THE COURT MEETING AND ALLIED GOLD GENERAL MEETING.

Allied Gold Ordinary Shareholders—whether or not you plan to attend both or either of the Meetings, please appoint a proxy by (a) completing the Forms of Proxy (see below); or (b) submitting proxy instructions online at www.investorvote.com if you are an Allied Gold Shareholder on the Canadian Register and at www.eproxyappointment.com if you are an Allied Gold Ordinary Shareholder on the UK Register, following the instructions on the website (the shareholder reference number, voting ID and task ID printed on the Forms of Proxy will be required); or (c) using a proxy appointment through CREST (see below). This will enable your votes to be counted at the Meetings in the event of your absence. The completion and return of a Form of Proxy will not prevent you from attending and voting at the Court Meeting and the Allied Gold General Meeting, or any adjournment thereof, in person should you so wish to do so and are so entitled.

Allied Gold CDI Holders—please complete and return the Notices of Direction in accordance with the instructions set out therein.

To vote at the Meetings using the Forms of Proxy:

Allied Gold Ordinary Shareholders will find enclosed with this document a blue Form of Proxy and a white Form of Proxy. The blue Form of Proxy is to be used in connection with the Court Meeting and the white Form of Proxy is to be used in connection with the Allied Gold General Meeting. Whether or not you intend to attend both or either of the Meetings, please complete and sign both Forms of Proxy and return them in accordance with the instructions thereon: (i) for Allied Gold Ordinary Shareholders on the UK Register only, by post or (during normal business hours only) by hand to Computershare UK at The Pavilions, Bridgwater Road, Bristol BS99 6ZY, United Kingdom; or (ii) for Allied Gold Ordinary Shareholders on the Canadian Register only, to Computershare Canada at 100 University Avenue, 9th Floor North Tower, Toronto, Ontario M5J 2Y1 Canada, in each case so as to arrive as soon as possible but in any event by no later than 48 hours before the time and date fixed for the relevant Meeting (or in the case of any adjournment, not later than 48 hours before the time fixed for the holding of the adjourned Meeting (excluding any part of such 48 hour period falling on a weekend or a public holiday in the UK unless otherwise announced)).

If the blue Form of Proxy relating to the Court Meeting is not returned by or lodged by such time, it may be handed to Computershare UK (on behalf of the chairman of the Court Meeting) before the start of the Court Meeting and will still be valid. However, in the case of the Allied Gold General Meeting, if the white Form of Proxy is not lodged so as to be received by Computershare UK or Computershare Canada, as applicable, by 6.00 p.m. (London time) on 10 August 2012 and in accordance with the instructions on that Form of Proxy, it will be invalid.

To vote at the Meetings using a proxy appointment through CREST:

CREST members who wish to appoint a proxy or proxies through the CREST electronic proxy appointment service may do so by using the procedures described in the CREST Manual. CREST Personal Members or other CREST sponsored members, and those CREST members who have appointed a service provider(s), should refer to their CREST sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf.

In order for a proxy appointment or instruction made using the CREST service to be valid, the appropriate CREST message (a CREST Proxy Instruction) must be properly authenticated in accordance with Euroclear UK & Ireland Limited’s specifications, and must contain the information required for such instruction, as described in the CREST Manual (available via www.euroclear.com/CREST). The message, regardless of whether it constitutes the appointment of a proxy or is an amendment to the instruction given to a previously appointed proxy must, in order to be valid, be transmitted so as to be received by the issuer’s agent (ID 3RA50) by 6.00 p.m. (London time) on 10 August 2012 or in the case of any adjournment, not later than 48 hours before the time fixed for the holding of the adjourned Meeting (excluding any part of such 48 hour period falling on a weekend or a public holiday in the UK unless otherwise announced)). For this purpose, the time of receipt will be taken to be the time (as determined by the time stamp applied to the message by the CREST Application Host) from which the issuer’s agent is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time any change of instructions to proxies appointed through CREST should be communicated to the appointee through other means.

CREST members and, where applicable, their CREST sponsors, or voting service providers should note that Euroclear UK & Ireland Limited does not make available special procedures in CREST for any particular message. Normal system timings and limitations will, therefore, apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST personal member, or sponsored member, or has appointed a voting service provider, to procure that his CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In this connection, CREST members and, where applicable, their CREST sponsors or voting system providers are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

Allied Gold may treat as invalid a CREST Proxy Instruction in the circumstances set out in Regulation 35(5)(a) of the Uncertificated Securities Regulations 2001.

To vote at the Meetings using the Forms of Direction:

Allied Gold CDI Holders will find enclosed with this document a blue Notice of Direction and a white Notice of Direction. The blue Notice of Direction is to be used in connection with the Court Meeting and the white Notice of Direction is to be used in connection with the Allied Gold General Meeting to allow Allied Gold CDI Holders to direct the Depositary to vote on their behalf at the Meetings. Allied Gold CDI Holders should complete the Notices of Direction in accordance with the instructions printed on them and return the Notice of Direction and any power of attorney or other authority under which it is signed (a notarially certified copy of such authority) as soon as possible by post to Computershare Investor Services Pty Limited, GPO Box 242, Melbourne, Victoria 3001, Australia or (during normal business hours only) by hand, to Computershare Investor Services Pty Limited at Level 2, 45 St Georges Terrace, Perth WA 6000, Australia or facsimile number 1800 783 447 (within Australia) or +61 3 9473 2555 (outside Australia) or www.investorvote.com.au.

To be valid, the Notice of Direction must be received by Computershare not later than 5.00 p.m. Perth Time on 9 August 2012.

Voting Instructions for Canadian Beneficial Holders:

Allied Gold has caused copies of this document to be distributed to intermediaries for distribution to all Canadian Beneficial Holders who have not waived their rights to receive these materials. Along with this document, intermediaries will provide Canadian Beneficial Holders with a Voting Instruction Form. Voting Instruction Forms are not proxies and cannot be used as such at the Meetings. When properly completed the Voting Instruction Forms will constitute voting instructions which the intermediary must follow.

The mechanisms otherwise described herein for Allied Gold Shareholders to attend and vote at the Meetings cannot be used by Canadian Beneficial Holders and the instructions on the Voting Instruction Form must instead be followed. The Voting Instruction Form is provided instead of a personalised proxy form. By returning the Voting Instruction Form in accordance with its instructions, a Canadian Beneficial Holder is able to direct how his, her or its Allied Gold Shares are to be voted at the Meetings. However, the Voting Instruction Form does not allow the Allied Gold Shareholder to attend the Meetings or to vote in person at the Meetings.

Proxies returned by intermediaries as “non-votes” because the intermediary has not received instructions from the Canadian Beneficial Holder with respect to the voting of Allied Gold Shares beneficially owned by such Canadian Beneficial Holder or, where under applicable stock exchange or other rules, the intermediary does not have the discretion to vote such Allied Gold Shares on one or more of the matters that come before the Meetings, will not be counted as having been voted in respect of any such matter.

All proxy-related material sent by Allied Gold to Canadian Beneficial Holders has been sent using information (as to name, address and shareholdings) obtained from the intermediaries pursuant to, and in accordance with, applicable Canadian securities legislation.

Assistance

A Helpline is available as follows:

Allied Gold Ordinary Shareholders on the UK Register

0870 889 3185 or +44 (0)870 889 3185 if calling from outside the UK†

Allied Gold CDI Holders

1300 640 081 or +61 3 9415 4681 if calling from outside Australia

†	Calls to the 0870 889 3185 number cost approximately 8 pence per minute from a BT landline. Other network providers’ costs may vary. Lines are open from 9.00 a.m. to 5.00 p.m. (London time) Monday to Friday (except UK public holidays). Calls to the helpline from outside the UK will be charged at the applicable international rate. Different charges may apply to calls from mobile telephones and calls may be recorded and randomly monitored for security and training purposes. The helpline is available to answer questions regarding this document, the Meetings or the completion and return of the Forms of Proxy or Notices of Direction or Forms of Election (as the context requires). However, it cannot provide advice on the merits of the Acquisition nor give any financial, legal or tax advice.

PART ONE

LETTER FROM THE CHAIRMAN OF ALLIED GOLD MINING PLC

Allied Gold Directors:	Allied Gold Mining PLC
Mark Caruso, Chairman	3 More London Riverside
Frank Terranova, Chief Executive Officer	London SE1 2AQ
Terence Sean Harvey, Non-executive Director	United Kingdom
Montague House, Non-executive Director
Anthony Lowrie, Non-executive Director

18 July 2012

To the holders of Allied Gold Shares and, for information only, to Allied Gold Optionholders

Dear Allied Gold Shareholder

RECOMMENDED ACQUISITION OF ALLIED GOLD MINING PLC BY ST BARBARA

1	Introduction

On 29 June 2012, the boards of St Barbara and Allied Gold announced that they had agreed the terms of a recommended combination of the two companies.

The Acquisition of the entire issued and to be issued ordinary share capital of Allied Gold by St Barbara is to be implemented by means of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act. This requires the approval of Allied Gold Shareholders at the Court Meeting and the Allied Gold General Meeting and the sanction of the Court, as more particularly set out below.

I am writing to you on behalf of the Board of Allied Gold to explain the background to, and terms of, the Acquisition, to encourage you to vote in favour of the Scheme and the resolutions to be proposed at the Meetings required to implement the Scheme, as the Allied Gold Directors have irrevocably undertaken to do in respect of their entire beneficial holdings of Allied Gold Shares. I will also explain why the Board of Allied Gold is unanimously recommending that Allied Gold Shareholders vote at those Meetings in favour of the resolutions to be put to those Meetings.

Details of the actions you should take are set out in paragraph 18 of Part Two (Explanatory Statement) of this document, and the recommendation of the Directors of Allied Gold is set out in paragraph 13 of this Part One.

2	Summary of the terms of the Acquisition

Under the terms of the Acquisition, which is subject to the satisfaction (or, where applicable, waiver) of the Conditions and to the further terms set out in Part Three (Conditions to the Scheme and to the Acquisition) of this document, Allied Gold Ordinary Shareholders and Allied Gold CDI Holders on the relevant register at the Scheme Record Time will be entitled to receive:

for each Allied Gold Share:	A$1.025 in cash
and
0.8 St Barbara Consideration Shares

Based on the price of a St Barbara Share of A$2.12, being the closing price of a St Barbara Share on the Australian Securities Exchange on 28 June 2012, the day before the Announcement Date, the Acquisition values the entire issued and to be issued share capital of Allied Gold at approximately £360 million and each Allied Gold Share at 176 pence (based on an exchange rate between Australian Dollars and Pounds Sterling of 0.6468 at 5.00 p.m. London time on the day before the Announcement Date).

As at the Announcement Date, the price of 176 pence per Allied Gold Share, represents a premium of approximately 92.3 per cent. over the Closing Price of 91.5 pence per Allied Gold Share on 28 June 2012, being the day before the Announcement Date and based on St Barbara’s 30-day VWAP on the Australian Securities Exchange, a premium of approximately 74.5 per cent. over the 30-day VWAP on the London Stock Exchange of 100 pence per Allied Gold Share for the period ending 28 June 2012, the day before the Announcement Date.

Based on the price of a St Barbara Share of A$1.31, being the closing price of a St Barbara Share on the Australian Securities Exchange on 16 July 2012 (being the latest practicable date prior to the publication of this document), the Acquisition values the entire issued and to be issued share capital of Allied Gold at approximately £277 million and each Allied Gold Share at 135 pence (based on an exchange rate between Australian Dollars and Pounds Sterling of 0.6546 at 5.00 p.m. London time on 16 July 2012, being the latest practicable date prior to the publication of this document).

As at 16 July 2012, being the latest practicable date prior to the publication of this document, the price of 135 pence per Allied Gold Share, represents a premium of approximately 4.6 per cent. over the Closing Price of 129.5 pence per Allied Gold Share on 16 July 2012 (being the latest practicable date prior to the publication of this document) and based on St Barbara’s 30-day VWAP on the Australian Securities Exchange, a premium of approximately 13.2 per cent. over the 30-day VWAP on the London Stock Exchange of 136 pence per Allied Gold Share for the period ending 16 July 2012, the latest practicable date prior to the publication of this document.

The St Barbara Consideration Shares to be issued pursuant to the Acquisition are expected to represent approximately 33 per cent. of the issued share capital of St Barbara, as enlarged by the acquisition of Allied Gold.

No dividends will be paid or declared by Allied Gold between the date of this document and the Effective Date.

The St Barbara Consideration Shares will rank equally in all respects with the existing St Barbara Shares and will be entitled to receive any dividends and/or other distributions declared or paid by St Barbara in respect of common shares of St Barbara with a record date on or after the date of their issue.

All St Barbara ordinary shares are held in uncertificated form. This means that share certificates will not be issued in respect of any St Barbara Consideration Shares. Instead, all Allied Gold Shareholders who receive St Barbara Consideration Shares will be sent a statement of confirmation of issue and allotment of such shares rather than a share certificate.

The existing St Barbara Shares are listed on the ASX. An application will be made for the St Barbara Consideration Shares to be quoted on ASX. If your St Barbara Consideration Shares are registered on the issuer sponsored sub-register, to buy or sell St Barbara Shares on ASX you will need the details set out in your statement of confirmation of issue and allotment and to engage a broker authorised to effect trades on ASX. A list of such brokers can be sourced from http://www.asx.com.au/asx/research/ findABroker.do. If your St Barbara Consideration Shares are registered on the CHESS sub-register operated by St Barbara, you should contact your broker or other controlling participant. You will be responsible for any brokerage fee or commission incurred in connection with the purchase or sale of St Barbara Shares. Further information about buying and selling shares on ASX can be found at www.asx.com.au. Further details on this are set out in Part Two (Explanatory Statement) of this document.

The Cash Consideration payable under the terms of the Acquisition will be paid in Australian Dollars. Allied Gold Ordinary Shareholders on the UK Register and Allied Gold CDI Holders will have the option to be paid the Cash Consideration in Pounds Sterling. Allied Gold Ordinary Shareholders on the Canadian Register will have the option to be paid the Cash Consideration in Canadian Dollars. Further details are set out in paragraph 14.4 of Part Two (Explanatory Statement) to this document.

The Scheme requires the approval of Scheme Shareholders at the Court Meeting scheduled to be held at 10.00 a.m. London time on 14 August 2012, and of Allied Gold Shareholders at the Allied Gold General Meeting scheduled to be held at 10.15 a.m. London time on 14 August 2012 (or as soon thereafter following conclusion of the Court Meeting). You are strongly encouraged to vote at both of these Meetings in person or by proxy.

The purpose of the Court Meeting is to allow Allied Gold Ordinary Shareholders to consider and, if thought fit, approve the Scheme and subsequently, for the Court to sanction the Scheme. At the Court Meeting, voting will be by poll and each Scheme Shareholder present in person or by proxy will be entitled to one vote for each Scheme Share held. The resolutions at the Court Meeting must be approved by a majority in number of the holders of Allied Gold Shares present and voting, either in person or by proxy, representing not less than 75 per cent. in value of the Allied Gold Shares held by such holders.

In addition, the Scheme will require the approval of Allied Gold Shareholders at the Allied Gold General Meeting. The Allied Gold General Meeting has been convened to consider and, if thought fit, to pass the resolutions to approve a reduction of capital and subsequent issue of new Allied Gold shares in accordance with the Scheme and to approve certain amendments to the Allied Gold articles of association in accordance with the Scheme.

It is expected that (subject to satisfaction or waiver of the Conditions) the Scheme Court Hearing to sanction the Scheme and confirm the Reduction of Capital will be held on 30 August 2012.

If the Scheme becomes effective, it will be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or Allied Gold General Meeting, and all of the Scheme Shares will be cancelled and reissued to St Barbara. Allied Gold will thus become a wholly-owned subsidiary of St Barbara.

If the Scheme becomes effective, cheques in respect of the Cash Consideration made out in A$ or Pounds Sterling, as appropriate, will be despatched at the Allied Gold Ordinary Shareholder’s own risk, to Scheme Shareholders (or, where appropriate, in the case of Allied Gold Shareholders on the UK Register who hold such shares in uncertificated form through CREST and who elect to receive Pounds Sterling, credited to their CREST accounts) within 14 days of the Effective Date. As a practical matter, Allied Gold Ordinary Shareholders on the Canadian Register must return a duly completed Letter of Transmittal to Computershare Canada before the cheques in respect of the Cash Consideration to which they are entitled will be despatched. In order for a Shareholder on the Canadian Register to validly elect to receive the Cash Consideration in Canadian Dollars, they must return a duly completed Letter of Transmittal before the Scheme Record Time (see paragraph 14.4 of Part Two (Explanatory Statement) for further information regarding the payment of the Cash Consideration and St Barbara Consideration Shares).

On the Scheme becoming effective, the St Barbara Consideration Shares will be issued to Allied Gold Ordinary Shareholders (other than Excluded Overseas Shareholders) and Allied Gold CDI Holders (other than an Allied Gold CDI Holder who would be an Excluded Overseas Shareholder if they held Allied Gold Shares directly) on the applicable register at the Scheme Record Time.

Fractions of St Barbara Consideration Shares will not be issued to Allied Gold Shareholders pursuant to the Offer. If a fractional entitlement to part of a St Barbara Share arises from the calculation of the St Barbara Consideration Shares to be issued to an Allied Gold Shareholder, such fractional entitlement will be rounded down to the nearest whole number of St Barbara Shares.

Further details of the Court Meeting, the Allied Gold General Meeting and the Court Hearings are set out in paragraph 7 of this letter and in paragraph 11 of Part Two (Explanatory Statement) of this document.

3	Background to, and reasons for, the recommendation of the Acquisition

The combination offers attractive value to Allied Gold Shareholders, providing the ability to realise an immediate premium of approximately 92.3 per cent. over the Closing Price of 91.5 pence per Allied Gold Share on 28 June, 2012, being the day before the Announcement Date, which includes a significant cash component. Allied Gold Shareholders will also be able to participate in the significant upside potential of the combined group.

St Barbara’s cash balance and expected cash flow generation will contribute to a robust capital structure for the combined group, and provide flexibility to fund Allied Gold’s extensive suite of development and exploration opportunities. These include, in particular, the current oxide expansion project at Simberi. St Barbara’s business profile is highly complementary to that of Allied Gold’s, with

St Barbara’s established, proven and cash flow generative operating assets at Gwalia and King of the Hills underpinning the significant growth and expansion potential at Simberi and Gold Ridge. St Barbara also offers proven operational management capabilities, with a strong internal technical and development team to support and evaluate mining operations and growth opportunities.

St Barbara has stable production in Australia, with the Gwalia asset producing significant net cash flow underpinned by long life, high-grade reserves. This reduces Allied Gold’s overall risk profile and increases portfolio diversification.

The Allied Gold Directors, who have been so advised by RBC Capital Markets, consider the terms of the Acquisition to be fair and reasonable. In providing its advice, RBC Capital Markets has taken into account the commercial assessment of the Allied Gold Directors. Accordingly, the Allied Gold Directors unanimously recommend the Acquisition to Allied Gold Shareholders to vote in favour of the Scheme and the resolutions to be proposed at the Court Meeting and General Meeting.

4	Irrevocable undertakings and letters of intent

St Barbara has received irrevocable undertakings to vote in favour of the Scheme and the resolutions at the Court Meeting and the General Meeting, (or in the event that the Offer is implemented by means of a Takeover Offer on substantially the same terms as the Scheme, to accept or procure acceptance of the Takeover Offer) from Allied Gold Directors in respect of 2,206,303 Allied Gold Shares, representing 1.1 per cent. of the issued ordinary share capital of Allied Gold.

In addition to these irrevocable undertakings from the Allied Gold Directors, St Barbara has also received irrevocable undertakings to vote in favour of the Scheme and the resolutions at the Court Meeting and the Allied Gold General Meeting from Baker Steel Capital Managers LLP, Franklin Advisers, Inc. and Resource Capital Fund III LP in respect of 38,764,657 Allied Gold Shares, representing 19.0 per cent. of the issued ordinary share capital of Allied Gold. St Barbara has also received letters of intent to vote in favour of the Scheme in respect of 29,820,383 Allied Gold Shares representing 14.6 per cent. of the issued ordinary share capital of Allied Gold. M&G Investment Management has also verbally committed to St Barbara to vote in favour of the Scheme in respect of their entire shareholding in Allied Gold (representing approximately 18.9 per cent. of the issued ordinary share capital of Allied Gold), in the absence of a superior proposal.

St Barbara has therefore received total irrevocable undertakings in respect of Allied Gold Shares representing, in aggregate, 20.1 per cent. of the issued ordinary share capital of Allied Gold, letters of intent in respect of Allied Gold shares representing 14.6 per cent. of the issued ordinary share capital of Allied Gold and a verbal commitment in respect of Allied Gold shares representing 18.9 per cent. of the issued ordinary share capital of Allied Gold. In total, St Barbara has received pre-bid commitments, letters of intent and a verbal commitment representing approximately 54 per cent. of the issued ordinary share capital of Allied Gold.

Further details of these irrevocable undertakings (including the circumstances in which they will fall away), the letters of intent and the verbal commitment are set out in Part Eight (Additional Information) of this document.

5	St Barbara’s strategic plans for Allied Gold and intentions regarding management, employees and locations

St Barbara recognises the skills and experience of the existing management and employees of Allied Gold. Accordingly, St Barbara expects that Allied Gold’s management will play an important role in the combined organisation.

St Barbara intends to work with the management of Allied Gold to conduct a strategic review of its operations and business within the first three months following completion of the Acquisition. The strategic review will involve consideration around potential areas for business integration, and how best to realise the combined group’s growth opportunities and business improvement initiatives. At this stage, no decisions have been made by St Barbara in relation to the strategic review, which may, or may not, result in changes to the employee base, changes to locations from where the business operates, or a redeployment of Allied Gold’s fixed assets. St Barbara will remain headquartered in Melbourne, Australia.

St Barbara has given assurances to the Allied Gold Directors that the existing employment rights of all Allied Gold employees will be fully safeguarded upon completion of the Acquisition.

The Allied Gold Directors welcome the statements made by St Barbara recognising the skills and experience of the existing management and employees and their assurances that their employment rights will be fully safeguarded. The Allied Gold Directors note St Barbara’s intention to carry out a strategic review as set out above. Until such review is completed the Allied Gold Directors cannot be certain as to what the repercussions will be for the employees of Allied Gold, the location of Allied Gold’s places of business or the possible redeployment of Allied Gold’s assets.

St Barbara also expects to appoint up to two existing Directors of Allied Gold to the positions of either Non-Executive Director or consultant to the combined group (to be mutually agreed between St Barbara and Allied Gold), upon completion of the Acquisition.

In recognition for their additional work in relation to the Acquisition and throughout the Offer Period, Allied Gold proposes to make performance bonus payments of A$500,000 in the case of the Chairman and A$125,000 in the case of each non-executive director, payable only in the event that the Chairman and such directors are not taking up any invited positions with the combined company post the Scheme becoming effective and are hence foregoing any future compensation they would have received had they remained on the board of the combined company for the next calendar year. St Barbara has agreed to these payments.

6	Allied Gold Optionholders

Allied Gold Optionholders will be contacted separately regarding the effect of the Acquisition on their rights and appropriate proposals will be made to such persons in due course. In summary, Allied Gold Optionholders will have the opportunity to either: (i) exercise their outstanding options and participate in the Scheme in relation to the resulting Allied Gold Shares; or (ii) cancel their options for a payment by St Barbara of A$0.29 for each Allied Gold option Share. The payment of A$0.29 for each Allied Gold option Share reflects the value of an option based on its current see through value, as adjusted using a Black Scholes valuation. The Black Scholes valuation takes into account, amongst other things, the remaining exercise period of the options.

Prior to the registration of the Capital Reduction Court Order, Allied Gold will be re-registered as a private limited company and its articles of association will be amended to ensure that any of the outstanding options held by Allied Gold Optionholders which are exercised after the Scheme Record Time will be automatically acquired by St Barbara for A$1.025 in cash and 0.8 St Barbara Consideration Shares for each Allied Gold Share.

7	Meetings and action to be taken by Allied Gold Shareholders

Notices convening the Court Meeting and the Allied Gold General Meeting are set out in Parts Eleven (Notice of Court Meeting) and Twelve (Notice of Allied Gold General Meeting) of this document.

Please see paragraph 18 of Part Two (Explanatory Statement) of this document for details of the actions to be taken by Allied Gold Shareholders in relation to voting at the Meetings.

It is important that, for the Court Meeting in particular, as many votes as possible are cast so that the Court may be satisfied that there is a fair and reasonable representation of Scheme Shareholder opinion. You are therefore strongly urged to complete, sign and return your Forms of Proxy, or appoint a proxy electronically, or to complete and return your Notices of Direction (as the context requires), in each case in accordance with the instructions printed thereon, as soon as possible.

8	Current trading and prospects

Allied Gold produced a total of 65,554 ounces of gold in the first six months of 2012, at a gross cash cost of $1170/oz. Production included 34,107 ounces in the quarter ended 31 March 2012, followed by 31,447 ounces in the quarter ended 30 June 2012.

The highlights of the quarter ended 30 June 2012 were as follows:

•

Strong progress was achieved in the development of the Kupers pit at Gold Ridge, which is now established as a major source of mineral resources. The Kupers resource is estimated at approximately 800,000 ounces, at an average grade of 1.3 g/t.

•	Process recovery rates improved significantly at Gold Ridge in the quarter, as expected, due to the supply of softer oxide material from the Kupers pit.

•

At Simberi, the expansion of the process plant progressed in the quarter, with the project scheduled for completion by year-end, lifting plant capacity from 2 million tonnes to 3.5 million tonnes. The newly installed leach tanks are expected to be in operation by the end of August, plumbed into the existing circuit, potentially leading to increased recoveries.

•

The Wartsila generator set to be installed for the conversion of power generation from diesel to Heavy Fuel Oil arrived at Simberi and have been placed on their foundations, with commissioning expected in late August. The installation of the generators will lead to a significant power cost saving, estimated to be approximately US$30-50/oz.

Overall production in the June quarter was affected by unscheduled maintenance at both Simberi and Gold Ridge. Due to the high proportion of fixed costs in the cost base at each site, the reduced production resulted in unit cash costs being higher than expected in the quarter, although unit costs are expected to fall over the remainder of the year as production rates increase.

The key group production metrics are outlined in the following table:

Review of Group Operations

			Sep Q 2011	Dec Q 2011	Dec HY 2011	Mar Q 2012	Jun Q 2012	Jun HY 2012	% Change June Q vs Mar Q	% Change June HY vs Dec HY
Gold Production		Ozs	36,085	31,181	67,266	34,107	31,447	65,554	– 7.8%	– 3%
Gold sales		Ozs	31,035	25,927	56,962	39,914	33,614	73,528	– 15.8%	29%
Gross Cash Cost	US$	/oz	1,104	1,235	1,165	1,099	1,249	1,171	13.7%	1%
Total Cash Cost	US$	/oz	1,451	1,634	1,536	1,461	1,703	1,576	16.6%	3%
Average Realised Gold Price	US$	/oz	1,751	1,695	1,726	1,691	1,611	1,655	– 4.7%	– 4%

9	Cancellation of Listing of Allied Gold Shares and re-registration

Your attention is drawn to paragraph 13 of Part Two (Explanatory Statement) of this document in relation to St Barbara’s intentions regarding the delisting and cancellation of trading in Allied Gold Shares and Allied Gold CDIs and the re-registration of Allied Gold as a private limited company, together with all necessary amendments to the articles of association of Allied Gold following the Effective Date.

10	Overseas shareholders

Overseas Allied Gold Shareholders should refer to paragraph 17 of Part Two (Explanatory Statement) of this document.

11	Action to be taken

Your attention is drawn to page 2 and paragraph 18 of Part Two (Explanatory Statement) of this document, which explain the actions you should take in respect of voting on the Acquisition.

12	Further information

I draw your attention to the letter from RBC Capital Markets set out in Part Two (Explanatory Statement) of this document, which gives further details about the Acquisition and the Scheme. You should, however, read the whole of this document and not just rely on the information contained in this letter or in Part Two (Explanatory Statement) of this document.

Your attention is also drawn to the information which is incorporated by reference into this document, details of which can be found in Part Six (Financial Information Relating to Allied Gold), Part Seven (Financial Information Relating to St Barbara) and Part Nine (Information Incorporated by Reference) of this document.

13	Recommendation

The Allied Gold Directors, who have been so advised by RBC Capital Markets, as the independent financial adviser for the purposes of Rule 3 of the City Code, consider the terms of the Offer to be fair and reasonable. In providing its advice to the Allied Gold Directors, RBC Capital Markets has taken into account the commercial assessments of the Allied Gold Directors.

Accordingly, the Allied Gold Directors intend unanimously to recommend Allied Gold Shareholders to vote in favour of the Scheme and the resolutions to be proposed at the Court Meeting and the Allied Gold General Meeting, (or in the event that the Offer is implemented by means of a Takeover Offer on substantially the same terms as the Scheme, to accept or procure acceptance of the Takeover Offer) as the Allied Gold Directors have, in respect of their entire beneficial holdings in Allied Gold, irrevocably undertaken to do. Such shares represent, in aggregate, 2,206,303 Allied Gold Shares, representing approximately 1.1 per cent. of the entire issued ordinary share capital of Allied Gold.

Yours faithfully,

Mark Caruso
Chairman

PART TWO

EXPLANATORY STATEMENT

(In compliance with section 897 of the Companies Act)

RBC Capital Markets

Riverbank House

2 Swan Lane

London EC4R 3BF

United Kingdom

18 July 2012

To the holders of Allied Gold Shares and, for information only, to Allied Gold Optionholders

Dear Allied Gold Shareholder

RECOMMENDED ACQUISITION OF ALLIED GOLD MINING PLC BY ST BARBARA

1	Introduction

On 29 June 2012, the boards of St Barbara and Allied Gold announced that they had agreed the terms of a recommended acquisition of the entire issued and to be issued ordinary share capital of Allied Gold by St Barbara. The Acquisition is to be implemented by means of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act.

Your attention is drawn to Part One (Letter from the Chairman of Allied Gold Mining PLC) of this document, which forms part of this Explanatory Statement. The letter contains, among other things, the unanimous recommendation by the Allied Gold Directors to Allied Gold Shareholders to vote in favour of the Scheme at the Court Meeting and the resolution at the Allied Gold General Meeting. That letter also states that the Allied Gold Directors, who have been so advised by RBC Capital Markets, consider the terms of the Acquisition to be fair and reasonable. In providing its advice, RBC Capital Markets has taken into account the commercial assessments of the Allied Gold Directors.

We have been authorised by the Allied Gold Directors to write to you to explain the terms of the Acquisition and the Scheme and to provide you with other relevant information. Statements made in paragraph 5 of this letter which refer to the background to, and reasons for, the Acquisition reflect the views of the St Barbara Directors.

The terms of the Scheme are set out in full in Part Four (The Scheme of Arrangement) of this document. Your attention is also drawn to the other parts of this document, including the information in Part Five (Taxation) and Part Eight (Additional Information) of this document.

2	Summary of the terms of the Acquisition

Under the terms of the Acquisition, which is subject to the satisfaction (or, where applicable, waiver) of the Conditions and to the further terms set out in Part Three (Conditions to the Scheme and to the Acquisition) of this document, Allied Gold Ordinary Shareholders and Allied Gold CDI Holders on the relevant register at the Scheme Record Time will be entitled to receive:

for each Allied Gold Share:	A$1.025 in cash

and

0.8 St Barbara Consideration Shares

Based on the price of a St Barbara Share of A$2.12, being the closing price of a St Barbara Share on the Australian Securities Exchange on 28 June 2012, the day before the Announcement Date, the Acquisition values the entire issued and to be issued share capital of Allied Gold at approximately

£360 million and each Allied Gold Share at 176 pence (based on an exchange rate between Australian Dollars and Pounds Sterling of 0.6468 at 5.00 p.m. London time on the day before the Announcement Date).

As at the Announcement Date, the price of 176 pence per Allied Gold Share, represents a premium of approximately 92.3 per cent. over the Closing Price of 91.5 pence per Allied Gold Share on 28 June 2012, being the day before the Announcement Date and based on St Barbara’s 30-day VWAP on the Australian Securities Exchange, a premium of approximately 74.5 per cent. over the 30-day VWAP on the London Stock Exchange of 100 pence per Allied Gold Share for the period ending 28 June 2012, the day before the Announcement Date.

Based on the price of a St Barbara Share of A$1.31, being the closing price of a St Barbara Share on the Australian Securities Exchange on 16 July 2012 (being the latest practicable date prior to the publication of this document), the Acquisition values the entire issued and to be issued share capital of Allied Gold at approximately £277 million and each Allied Gold Share at 135 pence (based on an exchange rate between Australian Dollars and Pounds Sterling of 0.6546 at 5.00 p.m. London time on 16 July 2012, being the latest practicable date prior to the publication of this document).

As at 16 July 2012, being the latest practicable date prior to the publication of this document, the price of 135 pence per Allied Gold Share, represents a premium of approximately 4.6 per cent. over the Closing Price of 129.5 pence per Allied Gold Share on 16 July 2012, being the latest date prior to the publication of this document and based on St Barbara’s 30-day VWAP on the Australian Securities Exchange, a premium of approximately 13.2 per cent. over the 30-day VWAP on the London Stock Exchange of 136 pence per Allied Gold Share for the period ending 16 July 2012, the latest practicable date prior to the publication of this document.

The St Barbara Consideration Shares to be issued pursuant to the terms of the Acquisition are expected to represent approximately 33 per cent. of the issued share capital of St Barbara, as enlarged by the acquisition of Allied Gold.

No dividends will be paid or declared by Allied Gold between the date of this document and the Effective Date.

The St Barbara Consideration Shares will rank equally in all respects with the existing St Barbara Shares and will be entitled to receive any dividends and/or other distributions declared or paid by St Barbara in respect of common shares of St Barbara with a record date on or after the date of their issue.

Allied Gold Ordinary Shareholders on the UK Register and Allied Gold CDI Holders will have the option to be paid the Cash Consideration in Pounds Sterling through electing to receive Pounds Sterling on the Form of Election (or, in the case of holders of Allied Gold Ordinary Shares held in uncertificated form through CREST, by making an appropriate electronic election through CREST), further details of which are set out in paragraph 18 of this letter.

Allied Gold Ordinary Shareholders on the Canadian Register will have the option to be paid the Cash Consideration in Canadian Dollars through electing to receive Canadian Dollars on the Letter of Transmittal. For the election to be valid, an Allied Gold Ordinary Shareholder on the Canadian Register must, in accordance with the procedures set out in the Letter of Transmittal, duly complete the Letter of Transmittal and return it, together with the certificate(s) representing such Allied Gold Shareholder’s Allied Gold Shares (if any) and any other required documents and instruments, to Computershare Canada prior to the Scheme Record Time. Any Allied Gold Ordinary Shareholder on the Canadian Register who fails to do so will, notwithstanding any instructions to the contrary, be deemed not to have made an election to receive the Cash Consideration in Canadian Dollars and will, once they return the Letter of Transmittal in accordance with the method described above, receive the Cash Consideration in Australian Dollars. Canadian Beneficial Holders whose Allied Gold Shares are registered in the name of an intermediary should contact their intermediary for instructions and assistance with respect to how to receive the Cash Consideration to which they are entitled. Further details are set out in paragraph 14.4 of this letter.

The Scheme requires the approval of Scheme Shareholders at the Court Meeting scheduled to be held at 10.00 a.m. London time on 14 August 2012, and Allied Gold Shareholders at the Allied Gold General Meeting, scheduled to be held at 10.15 a.m. London time on 14 August 2012 (or as soon thereafter following the conclusion of the Court Meeting). You are strongly encouraged to vote at both of these Meetings in person or by proxy.

It is expected that (subject to satisfaction or waiver of the Conditions) the Court Hearing to sanction the Scheme and confirm the Reduction of Capital will be held on 30 August 2012.

If the Scheme becomes effective, it will be binding on all Scheme Shareholders and Allied Gold CDI Holders, irrespective of whether or not they attended or voted at the Court Meeting or Allied Gold General Meeting, and all of the Scheme Shares will be cancelled and reissued to St Barbara. Allied Gold will thus become a wholly-owned subsidiary of St Barbara.

If the Scheme becomes effective, cheques in respect of the Cash Consideration will be despatched at the Allied Gold Shareholder’s own risk, to Scheme Shareholders (or, in respect of Pounds Sterling, where appropriate, credited to their CREST accounts) within 14 days of the Effective Date and the St Barbara Consideration Shares will be issued to Allied Gold Shareholders (other than Excluded Overseas Shareholders) on the register at the Scheme Record Time. As a practical matter, Allied Gold Ordinary Shareholders on the Canadian Register must return a duly completed Letter of Transmittal to Computershare Canada before Computershare Canada will release the Cash Consideration and St Barbara Consideration Shares to which they are entitled (see paragraph 14.4 below for further information regarding the provision of the Cash Consideration and St Barbara Consideration Shares).

Fractions of St Barbara Consideration Shares will not be issued to Allied Gold Shareholders pursuant to the Offer. If a fractional entitlement to part of a St Barbara Share arises from the calculation of the St Barbara Consideration Shares to be issued to an Allied Gold Shareholder, such fractional entitlement will be rounded down to the nearest whole number of St Barbara Shares.

The Scheme will not become effective unless all the Conditions set out in Part Three (Conditions to the Scheme and to the Acquisition) are satisfied or, if permitted, waived by 10 October 2012 or such later date (if any) as St Barbara and Allied Gold may, subject to the Code and/or with the consent of the Panel agree and (if required) the Court, approve.

3	St Barbara Consideration Shares

Rights attaching to St Barbara Consideration Shares

The St Barbara Consideration Shares will be ordinary shares in the capital of St Barbara. The St Barbara Consideration Shares will rank equally in all respects with the existing St Barbara Shares and will carry the right to receive any dividends and/or other distributions declared or paid by St Barbara in respect of ordinary shares of St Barbara with a record date on or after their date of issue.

Holders of St Barbara Shares are entitled to receive notice of every meeting of the members of St Barbara. On a show of hands at a meeting of the members of St Barbara, each holder of St Barbara Shares present at the meeting in person or by proxy, attorney or representative is entitled to one vote, and upon a poll, each St Barbara Share is entitled to one vote. An appointment of proxy or attorney for a meeting of members is effective only if St Barbara receives the appointment (and any authority under which the appointment was signed or a certified copy of the authority) not less than 48 hours prior to the scheduled commencement time of the meeting to be effective.

All St Barbara ordinary shares are held in uncertificated form. This means that share certificates will not be issued in respect of any St Barbara Consideration Shares. Instead, all Allied Gold Shareholders who receive St Barbara Consideration Shares will be sent a statement of confirmation of issue and allotment of the shares rather than a share certificate.

Quotation on ASX

The existing St Barbara Shares are listed on ASX under the symbol “SBM”. An application will be made for the St Barbara Consideration Shares to be quoted on ASX.

Non-applicability of the City Code

St Barbara is a company incorporated and managed in Australia. Accordingly, the City Code does not apply to St Barbara and it will not be subject to takeover regulation in the UK. For your reference, the following paragraphs describe certain aspects of securities, takeovers and foreign investment legislation in Australia that may be relevant to the St Barbara Consideration Shares.

Takeovers in Australia are governed primarily by Chapter 6 of the Australian Corporations Act. As St Barbara is listed on ASX, it is also subject to the ASX Listing Rules.

Subject to certain exceptions under the Australian Corporations Act, acquisitions of interests in voting shares of St Barbara will be prohibited where, as a result of the acquisition, the acquirer’s or someone else’s voting power (as defined in the Australian Corporations Act) in St Barbara increases to more than 20% or from a starting point that is above 20% and below 90%. The definition of voting power in the Australian Corporations Act is broad, and includes control by persons or their associates over voting or disposal of voting shares.

There are a number of exceptions to the prohibition, the most important of which permit: (i) acquisitions under a formal takeover bid made in accordance with the Australian Corporations Act in which all shareholders can participate; (ii) acquisitions resulting from a court-approved scheme of arrangement; (iii) acquisitions made with specified shareholder approvals (where no votes are cast in favour by the parties to the transaction or their associates); and (iv) acquisitions of no more than 3.0% of voting power (as defined in the Australian Corporations Act) every six months subject to certain qualifications. Australian law requires all holders of a class of shares to be treated equally under a takeover bid and prescribes various aspects of the conduct of a takeover bid, including timing and disclosure requirements.

In addition under Australian law, on application by a person, the Australian Takeovers Panel may declare that unacceptable circumstances exist in relation to the affairs of St Barbara. Such a declaration may be made where it appears to the Australian Takeovers Panel that, among other things, circumstances are unacceptable having regard to the effect the circumstances have had, are having, will have or are likely to have on the control, or potential control, of St Barbara or the acquisition, or proposed acquisition, by a person of a substantial interest in St Barbara. A declaration can be made whether or not the circumstances constitute a contravention of the Australian Corporations Act. If a declaration is made, the Australian Takeovers Panel may make a wide range of remedial orders.

Investments by foreign persons in Australian companies are regulated under Australia’s Foreign Acquisitions and Takeovers Act and Australian Government Foreign Investment Policy. In general, a foreign person (including an Australian incorporated subsidiary of a foreign company) must apply to the Australian Federal Treasurer for approval before acquiring a shareholding of 15% or more (or 40% or more in aggregate with other foreign investors) in an Australian company valued at, or with total assets of, more than a legislated threshold. A foreign government (including any state-owned enterprise or sovereign wealth fund) and its related entities must obtain approval before making any “direct investment” in an Australian company. Further information about Australia’s foreign investment laws and policy can be found at www.firb.gov.au.

The foregoing summary description of certain aspects of securities, takeovers and foreign investment legislation in Australia is a very limited and generalised summary description of only certain general aspects of the legislation that may be applicable in Australia concerning acquisitions of interests in St Barbara, is qualified in its entirety by reference to the full text of the legislation of Australia and should not in any circumstances be construed as legal advice. If you have any questions in respect of this summary description, you should consult your own Australian legal advisers.

Acquisition structure

It is intended that the Acquisition will be effected by way of a court-sanctioned scheme of arrangement under Part 26 of the Companies Act.

Following implementation of the Acquisition, Allied Gold will become a wholly-owned subsidiary of St Barbara, with current St Barbara and Allied Gold shareholders owning 67% and 33% respectively of the combined group. Allied Gold Shares will then cease to be listed on the London Stock Exchange, ASX and the Toronto Stock Exchange and Allied Gold CDIs will cease to be listed on the ASX. Allied Gold will also be re-registered as a private limited company.

St Barbara’s status as a “designated foreign issuer”

After the Scheme Effective Date, it is expected that St Barbara will, like Allied Gold, be a reporting issuer in each of the Canadian provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario and Nova Scotia. It is expected that St Barbara will be a “designated foreign issuer” within the meaning of National Instrument 71-102—Continuous Disclosure and Other Exemptions Relating to Foreign Issuers of the Canadian Securities Administrators. If St Barbara is a designated foreign issuer, it will be able to rely on available exemptions from most of the continuous disclosure requirements of Canadian securities legislation, as well as certain other requirements, including insider reporting and early warning reporting, provided St Barbara complies with the continuous disclosure requirements of the ASX and generally files the same documents with Canadian securities regulators as are filed with Australian securities regulators and the ASX. Following the Scheme Effective Date, both Allied Gold and St Barbara intend to apply to cease to be reporting issuers in Canada. The Allied Gold Shares will be de-listed from the Toronto Stock Exchange on or shortly after the Effective Date. The St Barbara Consideration Shares will not be listed on the Toronto Stock Exchange. Further details are set out in paragraphs 13 and 17.4 of this Part Two.

Sale of St Barbara shares on the ASX

The St Barbara Consideration Shares will be listed on ASX. Settlement of trading of quoted securities on ASX market takes place in CHESS, which is ASX’s electronic settlement system. CHESS electronically manages the transfer and settlement of transactions in securities quoted on ASX. No share or security certificates are issued in respect of shareholdings or security holdings which are quoted on ASX and settled in CHESS, nor is it a requirement for transfer forms to be executed in relation to transfers which occur on CHESS.

If your St Barbara Consideration Shares are registered on the issuer sponsored sub-register, to buy or sell St Barbara Shares on ASX you will need the details set out in your statement of confirmation of issue and allotment (which will be sent to you following the Scheme becoming effective) and to engage a broker authorised to effect trades on ASX. A list of such brokers can be sourced from http://www.asx.com.au/asx/research/findABroker.do. If your St Barbara Consideration Shares are registered on the CHESS sub-register operated by St Barbara, you should contact your broker or other controlling participant. You will be responsible for any brokerage fee or commission incurred in connection with the purchase or sale of St Barbara Shares. Further information about buying and selling shares on ASX can be found at www.asx.com.au.

4	Irrevocable undertakings and letters of intent

St Barbara has received irrevocable undertakings to vote in favour of the Scheme and the resolutions at the Court Meeting and the Allied Gold General Meeting, (or in the event that the Offer is implemented by means of a Takeover Offer on substantially the same terms as the Scheme, to accept or procure acceptance of the Takeover Offer) from Allied Gold Directors in respect of 2,206,303 Allied Gold Shares, representing 1.1 per cent. of the issued ordinary share capital of Allied Gold.

In addition to these irrevocable undertakings from the Allied Gold Directors, St Barbara has also received irrevocable undertakings to vote in favour of the Scheme and the resolutions at the Court Meeting and the Allied Gold General Meeting from Baker Steel Capital Managers LLP, Franklin Advisers, Inc. and Resource Capital Fund III LP in respect of 38,764,657 Allied Gold Shares, representing 19.0 per cent. of the issued ordinary share capital of Allied Gold. St Barbara has also received letters of intent to vote in favour of the Scheme in respect of 29,820,383 Allied Gold Shares representing 14.6 per cent. of the issued ordinary share capital of Allied Gold. M&G Investment Management has also verbally committed to St Barbara to vote in favour of the Scheme in respect of their entire shareholding in Allied Gold (representing approximately 18.9 per cent. of the issued ordinary share capital of Allied Gold), in the absence of a superior proposal.

St Barbara has therefore received total irrevocable undertakings in respect of Allied Gold Shares representing approximately, in aggregate, 20.1 per cent. of the issued ordinary share capital of Allied Gold, letters of intent in respect of Allied Gold shares representing 14.6 per cent. of the issued ordinary share capital of Allied Gold and a verbal commitment in respect of Allied Gold shares representing 18.9 per cent. of the issued ordinary share capital of Allied Gold. In total, St Barbara has received pre-bid commitments, letters of intent and a verbal commitment representing approximately 54 per cent. of the issued ordinary share capital of Allied Gold.

St Barbara and Allied Gold have around 30% common share ownership.

Further details of these irrevocable undertakings (including the circumstances in which they will fall away), the letters of intent and the verbal commitment are set out in Part Eight (Additional Information) of this document.

5	Background to, and reasons for, the Acquisition

The combination of St Barbara and Allied Gold will create an international diversified gold mining and exploration company with an anticipated market capitalisation of approximately A$1 billion(1) and forecast gold production of approximately 480,000 ounces in the financial year ending 30 June 2012 and 435,000 ounces in the financial year ending 30 June 2013(2). The combined group will operate three established and proven mines and a fourth operation in ramp-up phase, located in Australia and the South West Pacific, with production growth potential.

St Barbara and Allied Gold believe that the combination has a clear strategic and financial rationale, is value enhancing, and provides benefits for the shareholders of the enlarged group including:

•	Participation in an international diversified gold mining and exploration company, with the largest gold reserves and resources portfolio of any mid-tier ASX-listed peer;

•

Complementary business, development and funding profiles, with the combined group enjoying a development profile spanning exploration to gold production, supported by St Barbara’s strong cash flow generation;

•	Proven operations management capabilities with significant experience in developing and operating both open pit and underground operations;

•	Reduced investment risk profile through a more diversified asset portfolio;

•	A number of organic growth and cost saving opportunities, including:

•	Anticipated gold production growth from Allied Gold’s assets, including the Simberi Oxide expansion and potential development of the Simberi Sulphides project;

•	Exploration upside opportunities in close proximity to current mining operations at Gold Ridge, Simberi and Gwalia, including greenfields opportunities (eg. Tabar-Tatau Islands); and

•

Improved production reliability and anticipated unit cost reductions for Allied Gold’s assets through the implementation of improved mine planning methodology, operating systems and cost management frameworks; and

•

Stock market re-rating potential driven by increased market capitalisation, enhanced and more diversified asset portfolio and greater financial capabilities to invest in future growth and development opportunities.

St Barbara and Allied are both established producers with published Ore Reserves underpinning long life mines. The combination of the two companies materially enhances their individual profiles in terms of market capitalisation, Ore Reserves, Mineral Resources and production.

(1)	Pro forma illustrative market capitalisation for the combined group is calculated by adding the St Barbara shares issued to Allied Gold shareholders as share consideration under the transaction to the existing number of St Barbara shares on issue, multiplied by St Barbara’s closing price on ASX of A$2.12 on 28 June 2012 (being the date before the Announcement).
(2)	Pro forma forecast gold production for the combined group has been based on the internal life of mine plans for St Barbara and mine plans for Allied Gold. These assume no change in production as a result of the transaction. Production forecasts are subject to risk factors associated with developing, mining and processing gold including, amongst others, variations in grade, metallurgical and other processing problems, mechanical equipment performance problems, the unavailability of materials and equipment, permit approvals, labour force disruptions, adverse weather conditions, geopolitical risks and landowner relations.

The combination will create a leading c. 435,000(3) ounce gold producer, with the largest gold reserves and resources portfolio in the Australian mid-tier gold sector. On a pro forma basis, the combined group would have:

•	5.9 million ounces of gold contained in Ore Reserves(4), ranking it first in the Australian mid-tier gold sector;(5)

•

10.4 million ounces of gold contained in Measured and Indicated Resources and 6.2 million ounces of gold contained in Inferred Resources(4), ranking it first in the Australian mid-tier gold sector(5); and

•

Forecast gold production of approximately 435,000 ounces in financial year ending 30 June 2013(6), ranking it the largest Australian mid-tier gold mining and exploration company on a production basis(5). The combined group’s annual production profile would indicatively comprise:

Gwalia, Leonora	175,000 ounces – 190,000 ounces
King of the Hills, Leonora	55,000 ounces – 60,000 ounces
Simberi, Papua New Guinea	70,000 ounces – 80,000 ounces
Gold Ridge, Solomon Islands	95,000 ounces – 105,000 ounces
Marvel Loch, Southern Cross	20,000 ounces – 25,000 ounces
Total	415,000 ounces – 460,000 ounces

Allied Gold has also previously indicated the potential to increase gold production at Simberi from 70,000 – 80,000 ounces to 95,000 ounces following completion of the current Simberi Oxide expansion project.

The substantially larger scale and enhanced financial strength of the combined group is expected to provide a platform to deliver on current development opportunities and exploration programs targeting new discoveries. The combined group will have substantial exposure to the gold price, with gold loans and hedging accounting for on average no more than 25% of pro forma annual production.

The combined group will have a development profile spanning exploration to gold production. St Barbara’s established, proven and cash flow margin operating assets at Gwalia and King of the Hills in particular complement Allied Gold’s significant growth and expansion potential at Simberi and Gold Ridge. The combined group’s access to a prospective land portfolio in both Australia and the South West Pacific may also provide further exciting organic growth opportunities from exploration. These opportunities are supplemented by St Barbara’s existing organic growth projects including ongoing exploration programs.

The anticipated cash balance and cash flow generation of the combined group provides financial flexibility to pursue organic growth options.

The combination will create a diversified asset portfolio by location and type of gold deposit. In the combined group, no asset will represent more than approximately 35 per cent. of the Ore Reserve inventory or contribute more than approximately 40 per cent. of pro forma production for the financial year ending 30 June 2013(6).

(3)	For full details refer to the Ore Reserves and Mineral Resources contained at paragraphs 15 and 16 of Part Eight (Additional Information)
(4)	As at 30 June 2011 for St Barbara and as at 31 December 2011 for Allied Gold. St Barbara contribution of 2.8 million ounces of Ore Reserves, 5.2 million ounces of Measured and Indicated Resources and 2.4 million ounces of Inferred Resources. Allied Gold contribution of 3.1 million ounces of Ore Reserves, 5.2 million ounces of Measured and Indicated Resources and 3.8 million ounces of Inferred Resources.
(5)	Australian mid-tier gold sector inclusive of the following companies: Alacer Gold Corp, Medusa Mining Limited, CGA Mining Limited, OceanaGold Limited, Resolute Mining Limited, Regis Resources Limited, Evolution Mining Limited, Kingsgate Consolidated Limited, Focus Minerals Limited, Saracen Mineral Holdings Limited, Silver Lake Resources Limited, Northern Star Resources Limited, Tanami Gold NL, Integra Mining Limited and Kingrose Mining Limited.
(6)	Based on internal life of mine plans assuming no change in production as a result of the transaction, subject to risks described in footnote (2).

The transaction is anticipated to be earnings per share accretive (before any fair value, other accounting adjustments and one-off integration costs) from the first full year following completion of the transaction and immediately NAV accretive to St Barbara shareholders(7).

The effect of the implementation of the Acquisition upon St Barbara’s earnings and assets and liabilities will be as follows:

Following implementation of the Acquisition, Allied Gold will become a wholly-owned subsidiary of St Barbara. The assets and liabilities of the enlarged group will therefore comprise the consolidated assets and liabilities of St Barbara and Allied Gold as at the date of the Acquisition. As at 31 December 2011, St Barbara had a net asset position of approximately A$478 million (based on total assets of approximately A$594 million and total liabilities of approximately A$116 million). Once the assets and liabilities of Allied Gold are incorporated, St Barbara is expected to continue to have a positive net asset position.

As at 31 December 2011, St Barbara had a net cash position of approximately A$107 million (based on cash and cash equivalents of approximately A$110 million and interest bearing liabilities of approximately A$3 million). As at 30 June 2012, St Barbara had a closing cash balance of A$185 million.

As the Cash Consideration payable under the terms of the Acquisition is to be funded from St Barbara’s existing cash resources and additionally by using a A$120 million term loan facility (refer to paragraph 9 below of Part Two (Explanatory Statement) to this document for further information), the combined group will have a reduced cash balance and, to the extent the term loan facility is drawn down, an increased liability in respect of the drawn down facility amount. The combined group is expected to have maximum gearing of 19.7% at the time the term loan facility is drawn down.(14)

The Acquisition is not expected to have an impact on St Barbara’s earnings for the financial year ending 30 June 2012. The transaction is anticipated to be earnings per share accretive (before any fair value, other accounting adjustments and one-off integration costs) from the first full year following completion of the transaction and immediately NAV accretive to St Barbara shareholders.

St Barbara and Allied Gold have complementary management capabilities with significant depth of management. The combined group will have broad operational management expertise and technical capabilities, with proven operating experience in Australia and the South West Pacific spanning each step of the value chain from exploration through to gold production. The combined group’s management has a track record in developing and operating both open pit and underground operations, which will support potential expansion at Simberi and Gold Ridge, and expertise in managing the development of multiple, complex projects. St Barbara’s business systems and operating capabilities will support improved production reliability, and cash operating cost reductions for the Allied Gold operations. The group’s management capability is also strengthened by a dedicated Discovery and Growth team, who have a broad knowledge of global gold assets and growth opportunities.

Specific cost reduction opportunities at Allied Gold’s Gold Ridge operations may include(8):

•	Improved grade control and mine planning measures;

•	Potential improvement in mining fleet utilisation to increase the volume of ore hauled;

•	Increased mill recoveries through improved blending and ROM management; and

•	Increased plant throughput through plant optimisation.

Specific cost reduction opportunities at Allied Gold’s Simberi operations may include(8):

•	Increased plant throughput through completion of planned plant upgrades;

•	Potential improvement in mining fleet utilisation to increase the volume of ore hauled;

(7)	This statement regarding NAV and earnings per share accretion does not constitute a profit forecast nor should it be taken to mean that the earnings per share, profits, margins or cash flows of St Barbara will necessarily be greater or less than the historical published earnings per share, profits, margins or cash flows of St Barbara.
(8)	This statement regarding earnings enhancement does not constitute a profit forecast nor should it be taken to mean that the earnings per share, profits, margins or cash flows of St Barbara will necessarily be greater or less than the historical published earnings per share, profits, margins or cash flows of St Barbara. Cash costs are subject to production related risks as described on previous pages, as well as foreign currency movements and fluctuations in supply costs.

•	Reduced fuel costs for processing; and

•	Reduced open pit strip ratio through improved grade control.

As an international diversified gold producer, the enhanced company scale has the potential to increase its coverage and weighting in indices. St Barbara is currently included in the S&P ASX 200 index and Allied Gold is currently included in the S&P ASX 300 index. Based on an anticipated market capitalisation of approximately A$1 billion(9), the combined group is expected to be included in the S&P ASX 200 index following completion of the transaction. The increased scale of the combined group may result in:

•	Stronger investment interest;

•	Improved share trading liquidity; and

•	Potential re-rating to a level reflecting its position and the quality of its asset portfolio relative to its mid-tier peers with any re-rating benefits flowing to both sets of shareholders.

Specific benefits of the combination for St Barbara shareholders are expected to include:

•	Acquisition of quality, long-life gold assets with exploration potential;

•

Earnings per share accretive (before any fair value, other accounting adjustments and one-off integration costs) from the first full year following completion of the transaction and immediately NAV accretive(10);

•	Significant uplift in gold production, reserves and resources;

•	Increased asset diversification with development profile spanning exploration to gold production, reducing investment risk profile; and

•	Increased average mine life of the asset portfolio.

Specific benefits of the combination for Allied Gold shareholders are expected to include:

•	Attractive premium and material cash component;

•	Ability to participate in the significant upside potential of the combined group;

•

Access to St Barbara’s strong cash flow profile and financial capability to fund development and expansion projects at Simberi and Gold Ridge and to advance near term exploration programmes on a timely basis;

•	Access to St Barbara’s proven management and technical capabilities, including underground development and mining skills; and

•	A reduction in total cash costs, combined with an increase in overall gold production, reserves and resources(11).

Following completion of the transaction, it is intended that St Barbara’s existing senior management team and Board of Directors will remain in place. St Barbara expects to appoint up to two existing Directors of Allied Gold to the positions of either Non-Executive Director or consultant to the combined group (to be mutually agreed between St Barbara and Allied Gold).

(9)	Pro forma illustrative market capitalisation for the combined group is calculated by adding the St Barbara shares issued to Allied Gold shareholders as share consideration under the transaction to the existing number of St Barbara shares on issue, multiplied by St Barbara’s closing price on ASX of A$2.12 on 28 June 2012.
(10)	This statement regarding NAV and earnings per share accretion does not constitute a profit forecast nor should it be taken to mean that the earnings per share, profits, margins or cash flows of St Barbara will necessarily be greater or less than the historical published earnings per share, profits, margins or cash flows of St Barbara.
(11)	This statement regarding earnings enhancement does not constitute a profit forecast nor should it be taken to mean that the earnings per share, profits, margins or cash flows of St Barbara will necessarily be greater or less than the historical published earnings per share, profits, margins or cash flows of St Barbara. Cash costs are subject to production related risks as described on previous pages, as well as foreign currency movements and fluctuations in supply costs.

6	Management and employees

Information regarding the intentions of St Barbara for the management and employees of Allied Gold and the views of the Allied Gold Directors on these are set out in paragraph 5 of Part One (Letter from the Chairman of Allied Gold Mining PLC) of this document.

7	Information relating to Allied Gold

Allied Gold is a public limited company registered in England and Wales. Allied Gold is a South West Pacific gold producer, developer and exploration company with ordinary shares listed on the Official List of the London Stock Exchange and the Toronto Stock Exchange and CDIs in respect of its ordinary shares listed on the ASX (code: ALD). The company has two gold mines in operation: the Simberi gold project located on Simberi Island, the northern most island of the Tabar Islands Group in the New Ireland Province of eastern Papua New Guinea, and the Gold Ridge gold project located on Guadalcanal Island in the Solomon Islands. Allied Gold also controls 100% of the 260km2 Tabar- Tatau exploration licences, which includes the entire Tabar Islands group not covered by the mining lease for Simberi. As at December 2011, Allied Gold’s Measured and Indicated Mineral Resources contained 5.2 million ounces of gold, with a further 3.8 million ounces of gold of Inferred Resources(12).

Historically, the operations of Allied Gold comprised the gold mining business of Allied Gold Limited, incorporated and registered in Australia, and its subsidiaries. Allied Gold Limited was publicly traded on the Australian Securities Exchange from December 2003, the London Stock Exchange’s AIM market from March 2006 and on the Toronto Stock Exchange from November 2009. In June 2011, the company re-domiciled to the United Kingdom and commenced trading on the London Stock Exchange’s main market for listed securities. As part of this process, Allied Gold’s shareholders and option holders were required to approve two interdependent schemes of arrangement to change the company’s place of incorporation to the UK. All existing shares and options in Allied Gold Limited were exchanged for shares or options in Allied Gold Mining Plc, a company incorporated in England and Wales which became the new holding company for the Allied group.

The company’s major assets are its 100% owned Simberi gold project located on Simberi Island, and its 100% owned Gold Ridge gold project located on Guadalcanal Island in the Solomon Islands.

Simberi is an open-pit mining operation, with an associated 2.0mtpa CIL plant for processing oxide ore. The mine is located within the 2560ha Mining Lease ML136 on the eastern side of Simberi Island. Allied Gold is currently planning to expand gold production at Simberi from a current run rate of 70 koz per annum (based on production over the four quarters to March 2012) to a rate of approximately 100 koz per annum through the expansion and optimisation of the existing oxide plant to increase capacity to 3.5mtpa of ore. This planned expansion is subject to formal government approval, which has been applied for. Further expansion of operations and production at Simberi is currently under review. Additional potential has been identified around the existing Simberi pits, and a near-mine exploration programme on the western side of Simberi Island is currently underway with the aim of identifying additional oxide material. As at December 2011, Simberi had Measured and Indicated Mineral Resources containing 3.3 million ounces of gold, including Proven and Probable Ore Reserves containing 2.0 million ounces of gold, with a further 3.18 million ounces of gold of Inferred Resources.

Gold Ridge was acquired by Allied Gold in 2009 through its acquisition of ASG. The company completed a A$150 million refurbishment and expansion of the existing plant at Gold Ridge to increase capacity from 2.0mtpa to 2.5mtpa in March 2011. First gold was produced from the refurbished Gold Ridge plant in March 2011. Gold Ridge is targeting production of approximately 95 – 105 koz per annum for a minimum nine years, and a regional exploration program has also commenced to grow the resource base. As at December 2011, Gold Ridge had total Measured and Indicated Mineral Resources containing 1.9 million ounces of gold including Probable Ore Reserves containing 1.1 million ounces of gold, with a further 0.62 million ounces of gold of Inferred Resources.

(12)	For full details refer to the Ore Reserves and Mineral Resources Statements contained in paragraph 16 of Part Eight (Additional Information)

Allied Gold also controls 100% of the 260km2 Tabar-Tatau exploration licence, which includes all of the Tabar Islands group not covered by the mining lease for Simberi. An application to renew this exploration licence, EL609, has been made but, as at the date of this document, the Minister has not made his decision. The main focus of the exploration program is to target epithermal gold and copper-gold porphyry mineralisation. While exploration work at Simberi in 2011 was focused on proving up sulphide resources to support the potential installation of sulphide processing capacity, efforts in 2012 have shifted to identification of new oxide and sulphide deposits within the mining lease. New targets have been generated through reprocessing of earlier IP data and testing of these targets has started through soil sampling and diamond core drilling.

Allied Gold’s core strategy is to achieve profitable growth and increase volume from current mining assets, with a particular focus on assets in the South West Pacific with favourable capital intensity. The central driver of this strategy is securing the group’s supply of gold, which it intends to achieve through the development and expansion of existing mining leases.

Allied Gold’s aim is to keep growing its critical mass in terms of resources, reserves and production capacity through exploration around its existing assets. The company is investing in excess of A$10 million annually into exploration, with programs around all of its producing assets and at greenfield projects in Papua New Guinea and the Solomon Islands, as the Directors seek to build on the position of the group as a prominent gold producer and explorer in the region. Allied Gold is also focused on the organic development of in-house projects and regional acquisitions of production or near-term production assets.

For the year ended 31 December 2011, Allied Gold produced 108,338 ounces of gold, including 57,284 ounces from Simberi and 51,054 ounces from Gold Ridge. The company generated revenue of US$146 million, EBITDA of US$29 million and had a net loss of US$(4) million. On 30 April 2012, Allied Gold announced its March quarter results for the three months ending 31 March 2012. Over this period, Allied Gold produced 34,107 ounces of gold, including 15,051 ounces from Simberi and 19,056 ounces from Gold Ridge. As at 31 December 2011, Allied Gold had total assets of US$621 million, working capital of US$68 million, cash and cash equivalents of US$22 million and shareholders’ equity of US$507 million.

Allied Gold currently has good relationships with local landowners who are important stakeholders in mining activities in the region.

8	Information relating to St Barbara

St Barbara is a public corporation incorporated under the laws of Australia. The St Barbara Shares are listed on the Australian Securities Exchange. St Barbara American Depositary Receipts have also been issued through Bank of NY Mellon. St Barbara is one of Australia’s larger and more profitable ASX-listed mid-tier gold producers, developers and explorers (code: SBM). St Barbara has three mines and two processing plants at Leonora and Southern Cross, in the Eastern Goldfields region of Western Australia, and over 5,000km2 of prospective tenements across Australia. The Gwalia mine at Leonora is St Barbara’s cornerstone asset. The Gwalia deposit has an Ore Reserve grade of 8.9 g/t Au, an expected mine life of at least eight years, and remains open to the south and at depth. As at 30 June 2011, St Barbara’s Measured and Indicated Mineral Resources contained 5.2 million ounces of gold, inclusive of Ore Reserves containing 2.8 million ounces of gold, with a further 2.4 million ounces of gold contained in Inferred Resources(13).

St Barbara’s Leonora operations comprise the Gwalia and King of the Hills underground mines, a processing plant at Gwalia, and the undeveloped Tower Hill deposit.

The Gwalia mining method is long hole open stoping with cement paste back fill. Mine plans for financial year ending 30 June 2012 are based on sourcing ore almost exclusively from the higher grade South West Branch lode, with the average grade mined for the year expected to increase from 6.3 g/t Au in financial year ending 30 June 2011 to 8.0 – 8.5 g/t Au in financial year ending 30 June 2012. This expected increase in grade underpins an anticipated increase in production over the period to 175,000 – 190,000 ounces of gold (from 131,133 ounces for the financial year ending 30 June 2011). As at 30 June 2011, Gwalia’s Measured and Indicated Mineral Resources contained 3.2 million ounces of gold, inclusive of Ore Reserves containing 2.0 million ounces of gold, with a further 1.0 million ounces of gold contained in Inferred Resources.

(13)	For full details refer to the Ore Reserves and Mineral Resources Statements contained in paragraph 15 of Part Eight (Additional Information) of this document.

The processing plant at Gwalia is a conventional CIP circuit and has a nominal capacity of 1.2 million tonnes per annum of hard rock and up to 1.8 million tonnes per year when softer material is blended. Other surface infrastructure includes a gas-fired power station, a paste fill plant, and a refrigeration plant to cool the underground environment.

The King of the Hills underground mine is located at the site of the historical Tarmoola open pit. Gold production commenced ahead of schedule in May 2011. The mine is expected to produce at the rate of 55,000 – 60,000 ounces of gold per annum for at least another two and a half years. Ore mined is trucked 42 kilometres to the Gwalia processing plant for treatment to utilise the available processing capacity. Gold production from King of the Hills is protected by put and call options providing a price collar of between A$1,425 and A$1,615 per ounce. As at 30 June 2011, King of the Hills’ Indicated Mineral Resources contained 0.3 million ounces of gold inclusive of Ore Reserves containing 0.2 million ounces of gold, with a further 1.0 million ounces of gold contained in Inferred Resources.

Tower Hill, which is located two kilometres from the Gwalia plant, had been identified as a potential underground opportunity. Further work is being undertaken to better understand the geological controls over the high gold grade domains and the potential for extending the mineralisation at Tower Hill. As at June 2011, Tower Hill’s Indicated Mineral Resources contained 0.4 million ounces of gold, inclusive of Ore Reserves containing 0.3 million ounces of gold.

At St Barbara’s Southern Cross operations, ore is sourced from the Marvel Loch underground mine. Deep drilling has identified the presence of (non-gold bearing) pegmatite beneath the Marvel Loch mine, and diminishing grades in the northern lodes of the mine. Southern Cross operations are forecast to produce 90,000 – 100,000 ounces of gold in financial year ending 30 June 2012 and cease operations in the December quarter 2012, at which time the 2.2 million tonne per annum plant will go onto care and maintenance, unless alternative feed sources can be identified. The forecast remaining gold production from Marvel Loch is protected by put and call options which commenced in August 2011, providing a price collar of between A$1,550 and A$1,610 per ounce. As at 30 June 2011, the Southern Cross had Measured and Indicated Mineral Resources containing 1.2 million ounces of gold, inclusive of Ore Reserves containing 0.2 million ounces of gold, with a further 1.0 million ounces of gold contained in Inferred Resources.

St Barbara also has exploration tenements covering 5,000km2 across Australia (including tenements at East Lachlan where the target is copper-gold porphyry mineralisation), where the company is currently undertaking a targeted series of drilling programs in the most prospective areas.

St Barbara’s core strategy is to drive shareholder value through a focus on lowering costs and increasing margins at existing assets, investing in exploration to target both greenfield and brownfield discoveries, and evaluating and investing in both internal and external growth opportunities. Leveraging value at St Barbara’s Leonora operations is a key part of this strategy. Exploration expenditure in the financial year ended 30 June 2011 was A$22 million, with 10 targets planned to be drilled across 5,000km2 of prospective land in the financial year ending 30 June 2012. St Barbara’s evaluation of external growth opportunities is disciplined and underpinned by geological prospectivity, with a clearly defined set of investment criteria allowing the company to focus on value accretive opportunities.

For the year ended 30 June 2011, St Barbara produced 258,474 ounces of gold, including 131,133 ounces from Gwalia, 7,066 ounces from King of the Hills and 120,275 ounces from Southern Cross. The company generated revenue of A$360 million, EBITDA of A$125 million and net profit of A$69 million. On 19 April 2012, St Barbara announced its March quarter results for the three months ending 31 March 2012. Over this period, St Barbara produced 85,840 ounces of gold, bringing total production for the nine months to 31 March 2012 to 240,063 ounces of gold. As at 31 December 2011, St Barbara had total assets of A$594 million, cash and cash equivalents of A$110 million and shareholders’ equity of A$478 million. As at 30 June 2012, St Barbara had a closing cash balance of A$185 million.

9	Financing of the Acquisition

The Cash Consideration payable under the terms of the Acquisition will be funded from St Barbara’s existing cash resources and additionally by using a term loan facility provided by National Australia Bank Limited and Barclays Bank Plc under a A$120 million syndicated facility agreement which is repayable on the earlier of four years after financial close (i.e. four years after the Scheme becomes effective) and 30 June 2016 in accordance with an agreed amortisation schedule. Lazard, lead financial adviser to St Barbara, is satisfied that sufficient resources are available to satisfy in full the Cash Consideration payable to Allied Gold Shareholders under the terms of the Offer. Consent has been obtained for Allied Gold’s existing debt financing to remain in place after completion of the transaction. The combined group will have gearing of approximately 20%(14).

The Cash Consideration payable under the terms of the Acquisition will be paid in Australian Dollars. Allied Gold Ordinary Shareholders on the UK Register will have the option to be paid the Cash Consideration in Pounds Sterling through electing to receive Pounds Sterling on the Form of Election (or, in the case of holders of Allied Gold Ordinary Shares held in uncertificated form through CREST, by making an appropriate electronic election through CREST). Further details are set out in paragraph 14.1 below of this Part Two.

Allied Gold Ordinary Shareholders on the Canadian Register will have the option to be paid the Cash Consideration in Canadian Dollars through electing to receive Canadian Dollars on the Letter of Transmittal. For the election to be valid, an Allied Gold Ordinary Shareholder on the Canadian Register must, in accordance with the procedures set out in the Letter of Transmittal, duly complete the Letter of Transmittal and return it, together with the certificate(s) representing such Allied Gold Ordinary Shareholder’s Allied Gold Shares (if any) and any other required documents and instruments, to Computershare Canada prior to the Scheme Record Time and any Allied Gold Ordinary Shareholder on the Canadian Register who fails to do so will, notwithstanding any instructions to the contrary, be deemed not to have made an election to receive the Cash Consideration in Canadian Dollars and will, once they return the Letter of Transmittal in accordance with the method described above, receive the Cash Consideration in Australian Dollars. Canadian Beneficial Holders whose Allied Gold Shares are registered in the name of an intermediary should contact their intermediary for instructions and assistance with respect to how to receive the Cash Consideration to which they are entitled. Further details are set out in paragraph 14.4 below of this Part Two.

The exchange rate for conversion of the Cash Consideration from Australian Dollars into Pounds Sterling or Canadian Dollars will be set by St Barbara as at four business days prior to (and inclusive of) the settlement date, meaning that Allied Gold Shareholders who elect to be paid Cash Consideration in Pounds Sterling or Canadian Dollars will bear the exchange risk on any fluctuations in the Australian Dollar/Pounds Sterling or Australian Dollar/Canadian Dollars exchange rate (as applicable) prior to four business days before the settlement date.

The exchange rate for conversion into Pounds Sterling will be based on the Australian Dollar/Pounds Sterling rate quoted on Reuters page “RBA26”, being the exchange rate sourced from the Reserve Bank of Australia which is fixed each day at 4.00 p.m. Australian Eastern Standard Time.

The exchange rate for conversion into Canadian Dollars will be based on the Australian Dollar/ Canadian Dollar rate quoted on Reuters page “FXBYFX01”, being the exchange rate sourced from Citi FX Benchmark “FXBENCH” which is fixed each day at 9.45 a.m. Australian Eastern Standard Time.

Allied Gold Shareholders who elect to receive the Cash Consideration in Pounds Sterling or Canadian Dollars will receive the Cash Consideration converted at the exchange rate set by St Barbara, less any conversion and commission costs incurred. Commission costs, which will be contractually agreed with National Australia Bank Limited and passed onto Allied Gold Shareholders at the commercial rate, are not expected to exceed approximately 0.2 per cent. of the total Cash Consideration assuming a charge of 0.001 Pounds Sterling per Australian Dollar or 0.002 Canadian Dollars per Australian Dollar, on the exchange rate at conversion.

(14)	Gearing defined as gross interest bearing debt divided by the sum of gross interest bearing debt and book equity, before any fair value, other accounting and one-off integration costs.

10	Allied Gold Directors and the effect of the Scheme on their interests

Details of the interests of the Allied Gold Directors in the share capital of Allied Gold are set out in paragraph 4 of Part Eight (Additional Information) of this document. Allied Gold Shares held by the Allied Gold Directors will be subject to the Scheme.

Each Allied Gold Director who is a Allied Gold Shareholder has undertaken to vote his Allied Gold Shares (or where appropriate, procure or use all reasonable endeavours to procure, the voting of relevant Allied Gold Shares) in favour of the Scheme at the Court Meeting and the resolutions at the Allied Gold General Meeting. Further details of these irrevocable undertakings are set out in paragraph 9 of Part Eight (Additional Information) of this document.

Particulars of the service contracts and letters of appointment of the Allied Gold Directors are set out in paragraph 7 of Part Eight (Additional Information) of this document.

St Barbara expects to appoint up to two existing Directors of Allied Gold to the positions of either Non-Executive Director or consultant to the combined group (to be mutually agreed between St Barbara and Allied Gold), upon completion of the Acquisition.

In recognition for their additional work in relation to the Acquisition and throughout the offer period, Allied Gold proposes to make performance bonus payments of A$500,000 in the case of the Chairman and A$125,000 in the case of each non-executive director, payable only in the event that the Chairman and such directors are not taking up any invited positions with the combined company post the Scheme becoming effective and are hence foregoing any future compensation they would have received had they remained on the board of the combined company for the next calendar year. St Barbara has agreed to these payments.

Save as set out above, the effect of the Scheme on the interests of the Allied Gold Directors does not differ from its effect on the like interests of any other person.

11	Structure of the Acquisition

11.1	Introduction

It is intended that the Acquisition will be implemented by way of a Court-sanctioned scheme of arrangement between Allied Gold and the Scheme Shareholders under Part 26 of the Companies Act.

The purpose of the Scheme is to provide for St Barbara to become the owner of the whole of the issued ordinary share capital of Allied Gold. The procedure will involve, among other things, an application by Allied Gold to the Court to sanction the Scheme and confirm the cancellation of all Scheme Shares, in consideration for which the Scheme Shareholders will be paid cash and shares on the basis set out in paragraph 2 of this Part Two.

The implementation of the Scheme will be subject to the Conditions and further terms set out in Part Three (Conditions to the Scheme and to the Acquisition) of this document, and the Scheme will only become effective if, amongst other things, the following events occur on or before the Long-Stop Date:

(a)	the Scheme is approved by a majority in number representing not less than 75 per cent. in value of the Scheme Shareholders (or the relevant class or classes thereof, if applicable) present and voting, either in person or by proxy, at the Court Meeting and at any separate class meeting which may be required by the Court or at any adjournment of any such meeting;

(b)	all resolutions necessary to approve and implement the Scheme are duly passed by the requisite majority or majorities at the Allied Gold General Meeting or at any adjournment of the Allied Gold General Meeting; and

(c)	the Scheme is sanctioned with or without modification (but subject to any such modification, if material in the context of the Acquisition, being reasonably acceptable to St Barbara), the Reduction of Capital is confirmed by the Court; and: (i) a copy of the Scheme Court Order and the Capital Reduction Court Order is delivered to the Registrar; and (ii) if the Court so orders for the Scheme to be Effective, the Capital Reduction Court Order is registered by the Registrar.

In addition, if the Scheme does not become effective on or before 10 October 2012, it will lapse and the Acquisition will not proceed (unless the parties agree otherwise with the consent of the Panel).

Upon the Scheme becoming effective: (i) the Scheme will be binding on all Scheme Shareholders (irrespective of whether or not they attended or voted at the Court Meeting and/or the Allied Gold General Meeting); (ii) Allied Gold will become an indirect wholly-owned subsidiary of St Barbara; and (iii) share certificates in respect of the Allied Gold Shares or such other documents of title will cease to be valid and entitlements to Allied Gold Shares held within CREST will be cancelled.

St Barbara will subsequently pay the Cash Consideration and issue the St Barbara Consideration Shares to which Allied Gold Ordinary Shareholders and Allied Gold CDI Holders on the register at the Scheme Record Time are entitled pursuant to the terms of the Acquisition in consideration for the cancellation of the Scheme Shares and the allotment and issue to St Barbara of the new Allied Gold Shares pursuant to the Scheme.

The St Barbara Consideration Shares to be issued to Allied Gold Ordinary Shareholders and Allied Gold CDI Holders pursuant to the Scheme will be issued fully paid and free from all liens, charges, equities, encumbrances, rights of pre-emption and any other interests of any nature whatsoever and together with all rights attaching thereto, including voting rights and the rights to receive any dividends and/or other distributions declared or paid by St Barbara in respect of common shares of St Barbara with a record date on or after the date of their issue.

The existing St Barbara Shares are listed on the ASX. An application will be made for the St Barbara Consideration Shares to be quoted on the ASX.

11.2	The Meetings

The Scheme will require the approval of Scheme Shareholders at the Court Meeting and the passing of the resolution at the separate Allied Gold General Meeting. The Court Meeting and the Allied Gold General Meeting are scheduled to be held at 10.00 a.m. London time and 10.15 a.m. London time, respectively, on 14 August 2012 at the offices of Norton Rose LLP, 3 More London Riverside, London SE1 2AQ.

Notice of the Court Meeting is set out in Part Eleven (Notice of Court Meeting) and notice of the Allied Gold General Meeting is set out in Part Twelve (Notice of Allied Gold General Meeting) of this document. Entitlement to attend and vote at these Meetings and the number of votes which may be cast thereat will be determined by reference to the register of members of Allied Gold at 6.00 p.m. London time on the date which is two business days before the Meeting or any adjourned meeting (as the case may be).

If the Scheme becomes effective, it will be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the Allied Gold General Meeting.

Any Allied Gold Shares held by St Barbara or any other member of the St Barbara Group will not qualify to be Scheme Shares.

Any member of the St Barbara Group which holds Allied Gold Shares will not be entitled to vote at the Court Meeting in respect of the Allied Gold Shares held or acquired by or for it and will not exercise the voting rights attaching to its Allied Gold Shares at the Court Meeting. All Allied Gold Shareholders will be entitled to vote at the Allied Gold General Meeting.

(a)	Court Meeting

The Court Meeting is being held at the direction of the Court to seek the approval of Scheme Shareholders for the Scheme. At the Court Meeting, voting will be by way of poll and each Scheme Shareholder present in person or by proxy will be entitled to one vote for each Scheme Share held. The approval required at the Court Meeting is a majority in number of the Scheme Shareholders present and voting, either in person or by proxy, representing 75 per cent. or more in value of the Scheme Shares held by such holders.

It is important that, for the Court Meeting in particular, as many votes as possible are cast so that the Court may be satisfied that there is a fair and reasonable representation of Scheme Shareholder opinion. You are therefore strongly urged to complete, sign and return your Forms of Proxy or Notices of Direction (as applicable) or appoint a proxy electronically, as soon as possible.

(b)	Allied Gold General Meeting

The Allied Gold General Meeting has been convened for the same date as the Court Meeting at 10.15 a.m. London time (or as soon thereafter as the Court Meeting has concluded or been adjourned) to consider and, if thought fit, pass the Resolution (which requires votes in favour representing at least 75 per cent. of the votes cast in person or by proxy) to approve:

(i)	the authorisation of the Directors of Allied Gold to take all actions as they may consider necessary or appropriate for carrying the Scheme into effect;

(ii)	the cancellation and extinguishing of the Scheme Shares in accordance with the Scheme by way of the Capital Reduction;

(iii)	subject to the Capital Reduction taking effect:

(A)	the capitalisation of the reserve arising on the Capital Reduction and the issue of new Allied Gold Shares to St Barbara or its nominee(s) in accordance with the Scheme; and

(B)	the giving of authority to the Allied Gold Directors pursuant to section 551 of the Companies Act to allot the new Allied Gold Shares; and

(iv)	certain amendments to the articles of association of Allied Gold as described in paragraph 11.3 below.

11.3	Amendments to Allied Gold’s articles of association

It is proposed at the Allied Gold General Meeting to amend Allied Gold’s articles of association to ensure that any Allied Gold Shares issued between the time of amendment of Allied Gold’s articles of association and the Scheme Record Time will be subject to the Scheme. It is also proposed to amend Allied Gold’s articles of association so that any Allied Gold Shares issued to any person other than St Barbara or its nominee(s) at or after the Scheme Record Time will, subject to that person first being permitted to transfer all or some of the Allied Gold Shares to their spouse or civil partner, be automatically acquired by St Barbara on the same terms as under the Scheme. This will avoid any person (other than St Barbara or its nominee(s)) being left with Allied Gold Shares after completion of the Acquisition. Part (D) of the Resolution set out in Part Twelve (Notice of Allied Gold General Meeting) of this document seeks the approval of Allied Gold Shareholders for such amendment.

11.4	Re-registration of Allied Gold as a private company

As part of the Scheme, Allied Gold will be re-registered as a private limited company. Subject to the Court ordering that the Scheme be effective and provided that the provisions of section 651 of the Companies Act are met, it is anticipated that such re-registration of Allied Gold as a private limited company would take place prior to the Capital Reduction Court Order being registered by the Registrar.

11.5	The Court Hearings

Under the Companies Act, the Scheme also requires sanction of the Court and the Capital Reduction must be confirmed by the Court. The Scheme Court Hearing to sanction the Scheme and to confirm the Capital Reduction is expected to be held on 30 August 2012. St Barbara has confirmed that it will be represented by counsel at the Court Hearing so as to consent to the Scheme and to undertake to the Court to be bound thereby.

The Scheme will become effective only upon a copy of the Scheme Court Order and the Capital Reduction Court Order being delivered to the Registrar and, if the Court so orders for the Scheme to be effective, the Capital Reduction Court Order being registered by the Registrar. It is intended that the Effective Date will be 30 August 2012.

11.6	Modifications to the Scheme

The Scheme contains a provision for Allied Gold and St Barbara jointly to consent on behalf of all persons concerned to any modification of, or addition to, the Scheme or to any condition approved or imposed by the Court. The Court would be unlikely to approve any modification of, or addition to, or impose a condition to the Scheme which might be material to the interests of the Scheme Shareholders, unless Scheme Shareholders were informed of such modification, addition or condition. It would be a matter for the Court to decide, in its discretion, whether or not a further meeting of Scheme Shareholders should be held in these circumstances.

11.7	Alternative means of implementing the Acquisition

St Barbara reserves the right, subject to the prior consent of the Panel, to elect to implement the acquisition of the Allied Gold Shares by way of a takeover offer (as such term is defined in section 974 of the Companies Act). In such event, such takeover offer will be subject to an acceptance condition of St Barbara having acquired (whether pursuant to such offer or otherwise) such percentage (being more than 50 per cent.) of the Allied Gold Shares as St Barbara may decide, having consulted with the Panel, but will otherwise be implemented on the same terms (subject to appropriate amendments to reflect the change in method of effecting the Acquisition), so far as applicable, as those which would apply to the Scheme. Furthermore, if sufficient acceptances of such offer are received and/or sufficient Allied Gold Shares are otherwise acquired, it is the intention of St Barbara to apply the provisions of section 979 of the Companies Act to acquire compulsorily any outstanding Allied Gold Shares to which such offer relates.

12	Regulatory Conditions

The Acquisition is subject to the Conditions and further terms set out in Part Three (Conditions to the Scheme and the Acquisition) of this document. In particular, the Acquisition is subject to a Condition that that the Australian Treasurer (acting on the advice of the Foreign Investment Review Board (FIRB)) approves the Acquisition or statutory periods have elapsed with no objection having been received from FIRB. St Barbara understands that the acquisition of Allied Gold is consistent with Australia’s foreign investment policy.

13	Suspension, delisting and re-registration

It is intended that dealings in Allied Gold Shares will be suspended at 6.00 p.m. on the Business Day immediately preceding the Scheme Court Hearing and that St Barbara will procure that Allied Gold makes applications to: (i) cancel the listing of Allied Gold Shares on the UKLA’s Official List, (ii) cancel trading in Allied Gold Shares on the London Stock Exchange’s Main Market for listed securities and in Allied Gold CDIs on the ASX, and (iii) delist the Allied Gold Shares from the Toronto Stock Exchange; such cancellations/delistings in each case to take effect on or as soon as practicable after the Effective Date.

On the Scheme becoming effective, Allied Gold will become a wholly-owned subsidiary of St Barbara and share certificates in respect of the Allied Gold Shares will cease to be valid and should be destroyed. Notwithstanding the foregoing, as a practical matter Allied Gold Ordinary Shareholders on the Canadian Register must, in order to receive the Cash Consideration and St Barbara Consideration Shares that such Allied Gold Ordinary Shareholder is entitled to, complete and sign the Letter of Transmittal provided to Allied Gold Ordinary Shareholders on the Canadian Register and return it, together with the certificate(s) representing such Allied Gold Ordinary Shareholder’s Allied Gold Shares (if any) and any other required documents and instruments, to Computershare Canada, in accordance with the procedures set out in the Letter of Transmittal. Entitlements to Allied Gold Shares held within the CREST system will be cancelled on the Scheme becoming effective.

It is also proposed that as soon as practicable after the Scheme Court Hearing, Allied Gold will be re-registered as a private limited company and any necessary amendments to the articles of association of Allied Gold will become effective. The amended articles of association will include a provision for St Barbara to acquire any Allied Gold Shares which may be required to be issued, following the Scheme becoming effective, in respect of any outstanding options over any Allied Gold Shares. Any such outstanding options would automatically be acquired by St Barbara on the same terms as under the Scheme.

14	Settlement

Subject to the Scheme becoming effective, settlement of the consideration to which any holder of Scheme Shares is entitled will be effected as soon as practicable and in any event not later than 14 days after the Effective Date in the manner set out below.

All St Barbara ordinary shares are held in uncertificated form. This means that share certificates will not be issued in respect of any St Barbara Consideration Shares. Instead, all Allied Gold Shareholders who receive St Barbara Consideration Shares will be sent a statement of confirmation of issue and allotment of the shares rather than a share certificate.

14.1	Consideration where Scheme Shares are held in uncertificated form in CREST

Where, at the Scheme Record Time, a holder of Scheme Shares holds such shares in uncertificated form in CREST:

(a)	settlement of entitlements to St Barbara Consideration Shares will be effected by registration of each Allied Gold Ordinary Shareholder (other than an Excluded Overseas Shareholder) as holder of the St Barbara Consideration Shares to which such Allied Gold Ordinary Shareholder is entitled on an uncertificated issuer sponsored sub-register of St Barbara Shares operated by St Barbara and a statement of confirmation of issue and allotment in respect of such shares will be sent to holders;

(b)	for an Allied Gold Ordinary Shareholder who elects to receive the Cash Consideration in Pounds Sterling (in accordance with the CREST procedures set out below), settlement of Cash Consideration will be effected by means of a CREST payment in favour of that Allied Gold Ordinary Shareholder’s payment bank, in accordance with the CREST payment arrangements; and

(c)	for an Allied Gold Ordinary Shareholder who does not elect to receive the Cash Consideration in Pounds Sterling, settlement of Cash Consideration will be effected by the posting by pre-paid mail of a cheque for the relevant amount in Australian Dollars, in each case as soon as practicable and, in any event no later than 14 days after the Effective Date.

Electing to receive your Cash Consideration in Pounds Sterling through CREST

To elect to receive your Cash Consideration in Pounds Sterling, you must send (or, if you are a CREST sponsored member, procure that your CREST sponsor sends) to Euroclear a TTE Instruction in relation to such shares before the Scheme Record Time.

A TTE Instruction to Euroclear must be properly authenticated in accordance with Euroclear’s specifications for transfers to escrow and must contain the following details:

•	the ISIN number for the Allied Gold Shares. This is GB00B44QDS07;

•	the number of Allied Gold Shares in respect of which you wish to elect for Pounds Sterling;

•	your member account ID;

•	your participant ID;

•	the participant ID of the Escrow Agent. This is RA65;

•	the member account ID of the Escrow Agent for the Acquisition. This is ALLIED;

•	the intended settlement date. This should be as soon as possible and, in any event, not later than 10.00 a.m. (London time) on 7 September 2012;

•	the corporate action number of the Acquisition. This is allocated by Euroclear and will be available on screen from Euroclear;

•	input with a standard delivery instruction priority of 80; and

•	a contact name and telephone number in the shared note field.

From 6.00 p.m. London time on the day prior to the Scheme Court Hearing, each holding of Allied Gold Shares credited to any stock account in CREST shall be disabled and all Allied Gold Shares will be removed from CREST in due course thereafter.

Notwithstanding the above, St Barbara reserves the right to settle all or any part of such consideration in the manner set out in paragraph 14.2 below if it is not able to effect settlement in accordance with this paragraph 14.1.

14.2	Consideration where Scheme Shares are held in certificated form on the UK Register

Where, at the Scheme Record Time, a holder of Scheme Shares holds such shares in certificated form on the UK Register:

(a)	settlement of entitlements to St Barbara Consideration Shares will be effected by registration of each Allied Gold Ordinary Shareholder (other than an Excluded Overseas Shareholder) as holder of the St Barbara Consideration Shares to which such Allied Gold Ordinary Shareholder is entitled on an Issuer Sponsored Holding and a statement of confirmation of issue and allotment in respect of such shares will be sent to holders; and

(b)	settlement of the Cash Consideration due pursuant to the Scheme will be effected by cheque posted by prepaid mail.

If you wish to have your St Barbara Consideration Shares issued into an existing CHESS account upon settlement please contact Computershare UK at the following email address: alliedscheme@computershare.co.uk. Computershare UK will provide details of what information is required to complete settlement in this form.

All cheques will be in Australian Dollars, or where an Allied Gold Ordinary Shareholder has so elected by returning the Form of Election, in Pounds Sterling. Payments made by cheque will be payable to the Allied Gold Ordinary Shareholder(s) concerned and will be mailed as soon as practicable and, in any event no later than 14 days after the Effective Date. Payments will not be sent via CHAPS or BACS.

Every holder of Allied Gold Shares will be bound at the request of Allied Gold to deliver up to the existing certificate(s) for cancellation or to destroy the certificate(s).

14.3	Allied Gold CDI Holders

Where, at the Scheme Record Time, a holder of Allied Gold CDIs holds such CDIs on:

(a)	the issuer sponsored sub-register of Allied Gold Shares, settlement of entitlements to St Barbara Consideration Shares will be effected by registration of each such Allied Gold CDI Holder (other than an Allied Gold CDI Holder who would be an Excluded Overseas Shareholder if such Allied Gold CDI Holder held Allied Gold Shares directly) as holder of the St Barbara Consideration Shares to which such Allied Gold CDI Holder is entitled on an Issuer Sponsored Holding and a statement of confirmation of issue and allotment in respect of such shares will be sent to holders; and

(b)	the CHESS sub-register of Allied Gold Shares, settlement of entitlements to St Barbara Consideration Shares will be effected by registration of each such Allied Gold CDI Holder (other than an Allied Gold CDI Holder who would be an Excluded Overseas Shareholder if such Allied Gold CDI Holder held Allied Gold Shares directly) as holder of the St Barbara Consideration Shares to which such Allied Gold CDI Holder is entitled on a CHESS Sponsored Holding and a statement of confirmation of issue and allotment in respect of such shares will be sent to holders.

Settlement of the Cash Consideration will be effected by the posting by pre-paid mail of a cheque payable to each holder of Allied Gold CDIs at the Scheme Record Time for the relevant amount in:

(c)	for an Allied Gold CDI holder who elects to receive the Cash Consideration in Pounds Sterling, Pounds Sterling; and

(d)	for an Allied Gold CDI holder who does not elect to receive Pounds Sterling, in Australian Dollars.

14.4	Consideration where Scheme Shares are held on the Canadian Register

Where, at the Scheme Record Time, a holder of Scheme Shares holds such shares on the Canadian Register:

(a)	settlement of entitlements to St Barbara Consideration Shares will be effected by registration of each Allied Gold Shareholder (other than an Excluded Overseas Shareholder) as holder of the St Barbara Consideration Shares to which such Allied Gold Shareholder is entitled on an an Issuer Sponsored Holding or, if so elected, a CHESS Sponsored Holding (as more particularly set out below) and a statement of confirmation of issue and allotment in respect of such shares will be sent to holders; and

(b)	settlement of the Cash Consideration due pursuant to the Scheme will be effected by cheque. All cheques will be in Australian Dollars, or, if so elected, Canadian Dollars. Payments made by cheque will be payable as directed by the Allied Gold Shareholder in its Letter of Transmittal. Provided, however, any payment in excess of C$25 million will be effected by Computershare Canada by wire transfer in accordance with the Large Value Transfer System Rules established by the Canadian Payments Association;

No later than 14 days after the Effective Date, St Barbara will deposit with Computershare Canada (i) an aggregate cash amount equal to the Cash Consideration to be paid to Allied Gold Ordinary Shareholders on the Canadian Register pursuant to the Scheme and (ii) the St Barbara Consideration Shares to be issued to Allied Gold Ordinary Shareholders on the Canadian Register pursuant to the Scheme. Computershare Canada will act as the agent of Scheme Shareholders on the Canadian Register in connection with the Scheme for the purpose of receiving the Cash Consideration and St Barbara Consideration Shares from St Barbara and transmitting such consideration from St Barbara to such Scheme Shareholders.

The Letter of Transmittal will provide Allied Gold Ordinary Shareholders on the Canadian Register the ability to elect to receive (i) the Cash Consideration in Canadian Dollars in lieu of Australian Dollars (and where no election is made or where a duly completed Letter of Transmittal is received after the Scheme Record Time, such Allied Gold Ordinary Shareholder will receive the Cash Consideration in Australian Dollars) and (ii) the St Barbara Consideration Shares on an Issuer Sponsored Holding or a CHESS Sponsored Holding (and where no election is made or where a duly completed Letter of Transmittal is received after the Scheme Record Time, such Allied Gold Ordinary Shareholder will receive the St Barbara Consideration Shares on an Issuer Sponsored Holding).

As a practical matter, an Allied Gold Ordinary Shareholder on the Canadian Register will need to complete and return the Letter of Transmittal to Computershare Canada, together with the certificate(s) representing such Allied Gold Ordinary Shareholder’s Allied Gold Shares (if applicable) and any other required documents and instruments, in accordance with the procedures set out in the Letter of Transmittal, before Computershare Canada will release the Cash Consideration or St Barbara Consideration Shares. Any Allied Gold Ordinary Shareholder on the Canadian Register who submits a Letter of Transmittal after the Scheme Record Time will, notwithstanding any instructions to the contrary, be deemed not to have made an election to receive the Cash Consideration in Canadian Dollars and will, once they return the Letter of Transmittal in accordance with the method described above, receive the Cash Consideration in Australian Dollars.

Any certificate which immediately prior to the implementation of the Scheme represented outstanding Scheme Shares held on the Canadian Register that has not been validly deposited with all other documents as required pursuant to the terms of the Letter of Transmittal on or prior to six years from the Effective Date shall cease to represent a right or claim of any kind or nature against St Barbara or Allied Gold, including the right of the holder of such shares to receive the Cash Consideration and the St Barbara Consideration Shares (and any dividends or other distributions thereon). In such circumstances, the person ultimately entitled to the Cash Consideration and any St Barbara Shares hereunder shall be deemed to have surrendered such entitlement to St Barbara or Allied Gold, as applicable, together with all entitlement to dividends, distributions and cash thereon held for such former holder, for no consideration. In such case, such St Barbara Shares shall be returned to St Barbara for cancellation and the Cash Consideration and any dividends or other distributions in respect of St Barbara Shares shall be returned to St Barbara.

Canadian Beneficial Holders whose Allied Gold Shares are registered in the name of an intermediary should contact their intermediary for instructions and assistance with respect to how to receive the

Cash Consideration and St Barbara Consideration Shares to which they are entitled. Canadian Beneficial Holders will be asked by their intermediary whether they would like to receive the St Barbara Consideration Shares through a CHESS Sponsored Holding (via their intermediary) or an Issuer Sponsored Holding. Their intermediary will then complete the documentation on behalf of such Canadian Beneficial Holder.

14.5	Despatch by post

Confirmation of allotment of St Barbara Consideration Shares and, where applicable, cheques in respect of the Cash Consideration will be despatched to the address appearing on the Allied Gold share register (or in the case of Allied Gold Shareholders on the Canadian Register, as directed in the Letter of Transmittal), at the Scheme Record Time (or, in the case of joint holders, to the address of that joint holder whose name stands first in the said register in respect of such joint holding). Despatch will be by ordinary prepaid post if the registered address is located in the same country as that in which despatch is occurring, and by airmail if the registered address is not in the same country.

14.6	General

Fractions of St Barbara Consideration Shares will not be issued to Allied Gold Shareholders pursuant to the Offer. If a fractional entitlement to a St Barbara Share arises from the calculation of the St Barbara Consideration Shares to be issued to an Allied Gold Shareholder, such fractional entitlement will be rounded down to the nearest whole number of St Barbara Shares.

All documents and remittances sent through the post will be sent at the risk of the person(s) entitled thereto.

Save with the consent of the Panel, settlement of the consideration to which any Allied Gold Shareholder is entitled under the Scheme will be implemented in full in accordance with the terms set out in this Part II (Explanatory Statement) without regard to any lien, right of set off, counterclaim or analogous right to which St Barbara may otherwise be, or claim to be, entitled against any Allied Gold Shareholder.

14.7	Excluded Overseas Shareholders

Due to restrictions on Excluded Overseas Shareholders holding St Barbara Consideration Shares, St Barbara may, in its sole discretion, determine that St Barbara Shares to be issued to an Excluded Overseas Shareholder shall not be issued to such holder but shall instead be issued to a nominee for such holder who shall sell the St Barbara Shares so issued with the net proceeds of such sales, (to the extent that they exceed £5) being paid to the persons who would have been entitled to such shares.

14.8	Instructions to Allied Gold

Each Allied Gold Shareholder will agree that all binding instructions or notifications between them and Allied Gold relating to Allied Gold Shares or to their status as an Allied Gold Shareholder (including, without limitation, any instructions relating to communications from Allied Gold and whether distributions are to be paid by cheque or into a specified bank account) will, to the extent permitted, from the Effective Date be deemed, by reason of the Scheme, to be similarly binding instructions or notifications to, and accepted by, St Barbara in respect of St Barbara Consideration Shares that are issued to them under the Scheme until those instructions or notifications are, in each case, revoked or amended in writing addressed to St Barbara (at its registered address from time to time).

15	Taxation

Your attention is drawn to Part Five (Taxation) of this document which contains a summary of certain UK, Australian, Canadian and US tax consequences of the implementation of the Acquisition.

Allied Gold Shareholders who are in any doubt about their taxation position, or who are subject to taxation in a jurisdiction outside the United Kingdom, Australia, Canada or the US are strongly advised to contact an appropriate professional independent financial adviser immediately.

16	Allied Gold Share Optionholders

Allied Gold Optionholders will be contacted separately regarding the effect of the Acquisition on their rights and appropriate proposals will be made to such persons in due course. Summary details of these proposals are set out in paragraph 6 of Part One (Letter from the Chairman of Allied Gold Mining Plc) of this document.

17	Overseas Shareholders

17.1	General

The implications of the Acquisition and the Scheme for overseas Allied Gold Shareholders may be affected by the laws of the relevant jurisdictions. Overseas Allied Gold Shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of each overseas Allied Gold Shareholder to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction.

The distribution of this document and the accompanying documents in jurisdictions outside the United Kingdom may be restricted by law and therefore persons in such jurisdictions into whose possession this document comes should inform themselves about and observe such restrictions. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction.

This document and the accompanying documents have been prepared for the purposes of complying with English law, the Listing Rules and the Code and the information disclosed herein may not be the same as that which would have been disclosed if this document had been prepared in accordance with the laws of jurisdictions outside the England. Nothing in this document or the accompanying documents should be relied upon for any other reason. Neither this document, nor the accompanying documents are intended to, and do not, constitute an offer or invitation to sell, purchase, subscribe for, or issue, any securities or the solicitation of an offer to buy or subscribe for securities in any jurisdiction in which such offer or solicitation is unlawful.

The Acquisition relates to the shares of a company incorporated under the laws of England and Wales and is proposed to be made by means of a scheme of arrangement provided for under the laws of England and Wales. The Acquisition is subject to the disclosure requirements and practices applicable in the UK to schemes of arrangement, which may differ from the disclosure and other requirements of the securities laws of jurisdictions other than the UK. Financial information included or referred to in the relevant documentation has been prepared in accordance with accounting standards applicable in the UK that may not be comparable to financial information relating to non-UK companies or companies whose financial statements are prepared in accordance with accounting standards other than those applicable in the UK.

17.2	Shareholders in the United States

The St Barbara Consideration Shares may not be offered, sold, or delivered, directly or indirectly, in, into or from the United States absent registration under the Securities Act or an exemption from registration. The St Barbara Consideration Shares to be issued in the Scheme will be issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) thereof.

For the purpose of qualifying for the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) of that Act with respect to the St Barbara Consideration Shares issued pursuant to the Scheme, Allied Gold will advise the Court that its sanctioning of the Scheme will be relied upon as an approval of the Scheme following a hearing on its fairness at which hearing all Allied Gold Shareholders are entitled to attend in person or through counsel to support or oppose the sanctioning of the Scheme and with respect to which notification has been given to all such Allied Gold Shareholders.

St Barbara Consideration Shares issued to an Allied Gold Shareholder who is not an “affiliate” (within the meaning of the US Securities Act) of St Barbara after the Effective Date will not be

“restricted securities” under the US Securities Act and such St Barbara Consideration Shares may be sold by such person in ordinary secondary market transactions without restriction under the Securities Act.

Under applicable US securities laws, persons who are or will be “affiliates” (within the meaning of the Securities Act) of St Barbara after the Effective Date may be subject to certain transfer restrictions relating to the St Barbara Consideration Shares received in connection with the Scheme. Persons who may be deemed to be affiliates of St Barbara include individuals who, or entities that, control directly or indirectly, or are controlled by or are under common control with, St Barbara and may include certain officers and directors of St Barbara and St Barbara’s principal shareholders (such as holders of more than 10 per cent. of the outstanding capital stock or holders represented on the board of directors). Allied Gold Shareholders who are affiliates, in addition to reselling their St Barbara Consideration Shares in the manner permitted by Rule 144 under the Securities Act, may also sell their St Barbara Consideration Shares under any other available exemption under the US Securities Act, including Regulation S under the Securities Act. Allied Gold Shareholders who believe they may be affiliates for the purposes of the Securities Act should consult their own legal advisers prior to any sale of St Barbara Consideration Shares received pursuant to the Scheme.

The St Barbara Consideration Shares have not been and will not be listed on a US securities exchange or quoted on any inter-dealer quotation system in the United States. St Barbara does not intend to take any action to facilitate a market in St Barbara Consideration Shares in the United States. Consequently, St Barbara believes that it is unlikely that an active trading market in the United States will develop for the St Barbara Consideration Shares.

St Barbara cannot assure investors that its existing deposit facility for American Depositary Receipts will be available to Allied Gold Shareholders who receive St Barbara Consideration Shares. Among other things, making the existing deposit facility available to all recipients of St Barbara Consideration Shares would require expanding the size of the existing facility and filing a corresponding additional registration statement with the SEC. St Barbara currently does not have plans to make such a filing with the SEC.

The St Barbara Consideration Shares will not be registered under the securities laws of any state of the United States, and will be issued in the United States in compliance with, or in reliance on, available exemptions from such state law registration requirements.

If St Barbara decides to implement the Acquisition by way of a Takeover Offer, it will be made in satisfaction of the procedural and filing requirements of the US securities laws, to the extent applicable.

Neither the SEC nor any other US federal or state securities commission or regulatory authority has approved or disapproved the St Barbara Consideration Shares or passed upon the accuracy or adequacy of this document. Any representation to the contrary is a criminal offence in the United States.

Allied Gold Shareholders who are citizens or residents of the United States should consult their own legal and tax advisers with respect to the legal and tax consequences of the Scheme or, if St Barbara decides to implement the Acquisition by way of a Takeover Offer, the Takeover Offer, in their particular circumstances.

17.3	Shareholders in Australia

The offer of St Barbara Shares for issue or sale is prohibited unless a disclosure document has been lodged with the Australian Securities and Investments Commission, or an exemption applies. St Barbara Consideration Shares will be issued in reliance on an exemption in ASIC Class Order 07/9 as the offer will be made under a scheme which is:

(a)	between a United Kingdom company and its members or any class of them; and

(b)	regulated by or under a law that is in force in the United Kingdom.

Under Australian law, an offer to sell shares issued without a disclosure document may be restricted. These restrictions will not apply to the St Barbara Consideration Shares as ASIC Class Order 04/671 provides relief from the resale provisions, where the shares were issued without a disclosure document in reliance on ASIC Class Order 07/9.

This document is not a disclosure document for the purposes of Chapter 6D of the Australian Corporations Act 2001, does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act 2001, and has not been lodged with any Australian regulatory authority, such as the Australian Securities and Investments Commission (ASIC). You are advised to exercise caution in relation to the proposal set out in this document. You should obtain independent professional advice if you have any queries or concerns about any of the contents or subject matter of this document.

17.4	Shareholders in Canada

The St Barbara Consideration Shares to be issued in exchange for Scheme Shares pursuant to the Scheme will be issued in reliance upon exemptions from the prospectus requirements of Canadian securities legislation found in section 2.11 of National Instrument 45-106—Prospectus and Registration Exemptions. Subject to certain disclosure and regulatory requirements and to customary restrictions applicable to distributions of shares that constitute “control distributions”, St Barbara Shares issued pursuant to the Scheme may be resold in each province and territory in Canada, however the first trade in such St Barbara Shares will be subject to the standard conditions that no unusual effort has been made to prepare the market or create demand, no extraordinary commission or consideration is paid and, if the selling shareholder is an insider or officer of St Barbara, such shareholder has no reasonable grounds to believe that St Barbara is in default of securities legislation. Allied Gold Shareholders are advised to consult their financial advisors with respect to the tradability of the St Barbara Consideration Shares that they will receive on the completion of the Scheme.

After completion of the Scheme, it is expected that St Barbara will, like Allied Gold, be a reporting issuer in each of the Canadian provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario and Nova Scotia. It is expected that St Barbara will be a “designated foreign issuer” within the meaning of National Instrument 71-102—Continuous Disclosure and Other Exemptions Relating to Foreign Issuers of the Canadian Securities Administrators. If St Barbara is a designated foreign issuer, it will be able to rely on available exemptions from most of the continuous disclosure requirements of Canadian securities legislation, as well as certain other requirements, including insider reporting and early warning reporting, provided St Barbara complies with the continuous disclosure requirements of the ASX and, generally, files the same documents in Canada as are filed with Australian securities regulators and the ASX. Upon completion of the Scheme, both Allied Gold and St Barbara intend to apply to cease to be reporting issuers in Canada.

The Allied Gold Shares will be delisted from the Toronto Stock Exchange on or shortly after the Effective Date. The St Barbara Consideration Shares will not be listed on the Toronto Stock Exchange.

Allied Gold Shareholders in Canada should consult their own legal and tax advisers with respect to the legal and tax consequence of the Scheme.

17.5	Overseas Allied Gold Shareholders

Overseas Allied Gold Shareholders should consult their own legal and tax advisers with respect to the legal and tax consequences of the Scheme.

18	Action to be taken

To become effective, the Scheme requires, among other things, the approval by a majority in number of the Scheme Shareholders who vote, representing at least 75 per cent. in value of the Scheme Shares voted, either in person or by proxy, at the Court Meeting. The Scheme also requires the sanction of the Court and the passing of the resolution at the Allied Gold General Meeting which requires the approval of at least 75 per cent. of the votes cast at such meeting.

18.1	Allied Gold Ordinary Shareholders

Allied Gold Ordinary Shareholders will find enclosed with this document a blue Form of Proxy and a white Form of Proxy. The blue Form of Proxy is to be used in connection with the Court Meeting and the white Form of Proxy is to be used in connection with the Allied Gold General Meeting. Whether or not you intend to attend both or either of these Meetings, please complete and sign both Forms of Proxy and return them in accordance with the instructions by post or (during normal business hours only) by hand:

(a)	for Allied Gold Ordinary Shareholders on the UK Register only only, to Computershare at The Pavilions, Bridgwater Road, Bristol BS99 6ZY, United Kingdom, so as to arrive as soon as possible but in any event by no later than 6.00 p.m. London time on 10 August 2012 (or in the case of any adjournment, not later than 48 hours before the time fixed for the holding of the adjourned Meeting (excluding any part of such 48 hour period falling on a weekend or a public holiday in the UK unless otherwise announced)); or

(b)	for Allied Gold Shareholders on the Canadian Register only, to Computershare Canada at 100 University Avenue, 9th Floor North Tower, Toronto, Ontario M5J 2Y1, Canada, so as to be received by no later than 6.00 p.m. London time on 10 August 2012 (or in the case of any adjournment, not later than 48 hours before the time fixed for the holding of the adjourned Meeting (excluding any part of such 48 hour period falling on a weekend or a public holiday in the UK unless otherwise announced)).

Alternatively, Allied Gold Shareholders on the UK Register may complete the Forms of Proxy at www.eproxyappointment.com following the instructions on the website. Allied Gold Shareholders on the Canadian Register may complete the Forms of Proxy at www.investorvote.com.

If the blue Form of Proxy relating to the Court Meeting is not returned by or lodged by 6.00 p.m. London time on 10 August 2012 (or in the case of any adjournment, not later than 48 hours before the time fixed for the holding of the adjourned Meeting (excluding any part of such 48 hour period falling on a weekend or a public holiday in the UK unless otherwise announced)), it may be handed to Computershare UK (on behalf of the chairman of the Court Meeting) before the start of the meeting and will still be valid. However, in the case of the Allied Gold General Meeting, if the white Form of Proxy is not lodged so as to be received by the time mentioned above and in accordance with the instructions on that Form of Proxy, it will be invalid.

18.2	Allied Gold CDI Holders

Allied Gold CDI Holders will find enclosed with this document a blue Notice of Direction and a white Notice of Direction. The blue Notice of Direction is to be used in connection with the Court Meeting and the white Notice of Direction is to be used in connection with the Allied Gold General Meeting. Whether or not you intend to attend both or either of these Meetings, please complete and sign both Notices of Direction and return them in accordance with the instructions printed thereon by Post to Computershare Investor Services Pty Limited at GPO Box 242, Melbourne, VIC 23001, Australia or (during normal business hours only) by hand, to Computershare Investor Services Pty Limited at Level 2, 45 St Georges Terrace, Perth WA 6000, Australia, or facsimile number 1800 783 447 (within Australia) or +61 3 9473 2555 (outside Australia) as soon as possible but in any event by no later than 5.00 p.m. (Perth Time) on 9 August 2012 (or in the case of any adjournment, not later than 48 hours before the time fixed for the holding of the adjourned Meeting).

19	Further information

Apart from completing, signing and returning the Forms of Proxy or Notices of Direction (as the context requires), you need take no further action at this stage. However, as a practical matter Allied Gold Ordinary Shareholders on the Canadian Register must, in order to receive the Cash Consideration and St Barbara Consideration Shares that such Allied Gold Ordinary Shareholder is entitled to, complete and sign the Letter of Transmittal provided to Allied Gold Ordinary Shareholders on the Canadian Register and return it, together with the certificate(s) representing such Allied Gold Ordinary Shareholder’s Allied Gold Shares (if any) and any other required documents and instruments, to Computershare Canada, in accordance with the procedures set out in the Letter of Transmittal.

A helpline is available for Allied Gold Ordinary Shareholders on the UK Register on 0870 889 3185 or +44 (0)870 889 3185 if calling from outside the UK. Calls to the 0870 889 3185 number are free from a BT landline. Other network providers’ costs may vary. Lines are open from 9.00 a.m. to 5.00 p.m. (London time) Monday to Friday (except UK public holidays). Calls to the helpline from outside the UK will be charged at the applicable international rate. Different charges may apply to calls from mobile telephones and calls may be recorded and randomly monitored for security and training purposes. The helpline is available to answer questions regarding this document, the Meetings or the completion and return of the Forms of Proxy or Notices of Direction (as the context requires). However, it cannot provide advice on the merits of the Acquisition nor give any financial, legal or tax advice.

The terms of the Scheme are set out in full in Part Four (The Scheme of Arrangement) of this document. Your attention is also drawn to the further information contained (or incorporated by reference) in this document which forms part of this Explanatory Statement for the purposes of section 897 of the Companies Act and, in particular Part Six (Financial and Other Information on Allied Gold) and Part Eight (Additional Information) of this document.

Yours faithfully,

Stephen McPherson
Managing Director for and on behalf of RBC Capital Markets

PART THREE

CONDITIONS AND CERTAIN FURTHER TERMS TO THE SCHEME AND TO THE ACQUISITION

1	Part A: Conditions of the Offer

1	The Offer is conditional upon the Scheme becoming unconditional and Effective, subject to the Code, by no later than the Long Stop Date or such later date (if any) as St Barbara and Allied Gold may agree and the Panel and the Court may allow.

2	The Scheme will be conditional upon:

(a)	its approval by a majority in number representing not less than 75 per cent. in value of the Scheme Shareholders who are present and vote, whether in person or by proxy, at the Court Meeting and at any separate class meeting which may be required by the Court (or any adjournment of such meeting); and

(b)	the Resolution being duly passed by Allied Gold Shareholders by the requisite majority at the General Meeting (or any adjournment of such meeting); and

(c)	the sanction of the Scheme by the Court (with or without modification but subject to any modification being on terms reasonably acceptable to Allied Gold and St Barbara) and confirmation of the Capital Reduction by the Court and:

(i)	the delivery of the Court Order(s) and the requisite Statement of Capital attached to it to the Registrar; and

(ii)	if so ordered in order to take effect, the registration of the Court Order effecting the Capital Reduction and such Statement of Capital by the Registrar; and

3	In addition, the Offer is conditional upon the following Conditions and, accordingly, the Court Order(s) will not be delivered to the Registrar unless such Conditions (as amended if appropriate) have been satisfied or, where relevant, waived:

(a)	save as Disclosed there being no provision of any agreement, arrangement, licence, permit, lease or other instrument to which any member of the Allied Gold Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, or any circumstance which in each case as a consequence of the Offer or the proposed acquisition of any shares or other securities in Allied Gold by any member of the St Barbara Group or because of a change in the control or management of the Allied Gold Group or otherwise, could or might reasonably be expected to result in, to an extent in any such case which is material in the context of the Wider Allied Gold Group taken as a whole:

(i)	any monies borrowed by or any other indebtedness (actual or contingent) of, or grant available to any such member, being or becoming repayable or capable of being declared repayable immediately or earlier than the repayment date stated in such agreement or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(ii)	any such agreement, arrangement, licence, permit, lease or instrument or the interests or business of any such member or the rights, liabilities or obligations of any such member hereunder being, or becoming capable of being, terminated or adversely modified or affected or any obligation or liability arising or any adverse action being taken or arising thereunder;

(iii)	any assets owned or used by any such member or any interest in such asset being or falling to be disposed of or charged or ceasing to be available to any such member or any right arising under which any such asset or interest could be required to be disposed of or charged or could cease to be available to any such member;

(iv)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property, assets or interests of any such member or any such mortgage, charge or other security interest (whenever arising or having arisen) being enforced or becoming enforceable;

(v)	the rights, liabilities, obligations or interests of any such member in, or the business of any such member with, any person, firm, company, body or venture (or any agreement(s) or arrangement(s) relating to any such interest or business) being terminated, adversely modified or adversely affected;

(vi)	the business, assets, liabilities, profits, financial or trading position, prospects or value of any such member being adversely affected;

(vii)	any such member ceasing to be able to carry on business under any name or in any jurisdiction under or in which it presently does so;

(viii)	the creation of any liability, actual or contingent, by or in respect of any such member; or

(ix)	any requirement on any such member to acquire, subscribe, pay-up or repay any shares or other securities,

and no event having occurred which, under any provision of any agreement, arrangement, licence, permit, lease or other instrument to which any member of the Allied Gold Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, could reasonably be expected to result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (ix) of this condition 3(a), to an extent in any such case which is material in the context of the Wider Allied Gold Group taken as a whole;

(b)	no Regulatory Authority having given notice in writing of a decision to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or having required any action to be taken or having enacted, made or proposed any statute, regulation, decision or order, and there not continuing to be outstanding any statute, regulation, decision or order, which would or might reasonably be expected to be material in the context of the Wider Allied Gold Group, or Wider St Barbara Group, as the case may be, when taken as a whole:

(i)	require, prevent or delay the divestiture, or alter the terms envisaged for any proposed divestiture by any member of the St Barbara Group or any member of the Allied Gold Group of all or any part of their respective businesses, assets, liabilities or property or of any Allied Gold Shares or other securities in Allied Gold or any member of the St Barbara Group or impose any limitation on the ability of any of them to conduct their respective businesses (or any of them) or to hold or exercise any right of ownership in respect of, or to exercise any management control over, any of their respective assets, properties or businesses or any part thereof;

(ii)	otherwise materially adversely affect any or all of the business, assets, liabilities, profits, financial or trading position, profits, operational performance, prospects or value of any member of the Allied Gold Group;

(iii)	make the Acquisition, its implementation or the acquisition or proposed acquisition by St Barbara or any member of the St Barbara Group of any shares or other securitising, or control or management of, Allied Gold void, illegal and/or unenforceable under the laws of any jurisdiction, or otherwise, directly or indirectly, restrain, prevent, restrict, prohibit, or delay the same, or impose additional material adverse conditions or obligations with respect to, or otherwise impede, challenge, interfere or require material amendment of the Offer or the acquisition by St Barbara or any member of the St Barbara Group of any shares or other securities in Allied Gold;

(iv)	require any member of the St Barbara Group or the Allied Gold Group to acquire, or to offer to acquire, any shares or other securities (or the equivalent) or interest in any member of the Allied Gold Group or the St Barbara Group owned by any third party (other than in the implementation of the Acquisition); or

(v)	result in any member of the Allied Gold Group or the St Barbara Group ceasing to be able to carry on all or any part of its business under any name or in any jurisdiction under or in which it presently does so; or

(vi)	result in the refusal, withholding, suspension, withdrawal, cancellation, termination or modification in whole or in part of any licence, authority, permission or privilege held by or enjoyed by the Wider Allied Gold Group or any member of the St Barbara Group which is necessary for the carrying on of its respective business or the imposition of any conditions, restrictions or limitations upon such licence, authority, permission or privilege which would or might materially inhibit the exercise thereof, and all applicable waiting and other time periods (including any extension(s) thereof) during which any such Regulatory Authority could institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any jurisdiction in respect of the Offer or proposed acquisition of any shares or securities in Allied Gold having expired, lapsed or been terminated;

(c)	all necessary notifications, filings or applications in connection with the Offer or the acquisition by any member of the St Barbara Group of any shares or other securities in, or control of, Allied Gold having been made and all necessary waiting periods (including extension(s) thereof) under applicable legislation or regulation of any jurisdiction having expired, lapsed or terminated (as appropriate) and all statutory or regulatory obligations in any jurisdiction having been complied with in connection with the Offer or the acquisition by any member of the St Barbara Group of any shares or other securities in, or control of, Allied Gold and all Approvals necessary or appropriate in any jurisdiction for or in respect of the Offer or the proposed acquisition of any shares or other securities in, or control of, Allied Gold by any member of the St Barbara Group having been obtained on terms and in a form reasonably satisfactory to St Barbara from all appropriate Regulatory Authorities and, without prejudice to the generality of the foregoing, from any persons or bodies with whom any member of the Allied Gold Group has entered into contractual arrangements, and all such Approvals together with all Approvals necessary for the carrying on of the business of any member of the Allied Gold Group remaining in full force and effect and all filings necessary for such purpose having been made and there being no notice or intimation of any intention to revoke, suspend, not to renew, or materially restrict or amend any of the same;

(d)	one of the following events having occurred:

(i)	St Barbara is informed in writing by or on behalf of the Australian Federal Treasurer that there are no objections under the Australian Government’s Foreign Investment Policy or the Australian Foreign Acquisitions and Takeovers Act 1975 (Cth) (“Australian FATA”) to the Offer (such notice to be subject to no conditions or only to those conditions that St Barbara considers in its absolute discretion to be acceptable);

(ii)	the period provided under the Australian FATA during which the Australian Federal Treasurer may make an order or an interim order under the Australian FATA prohibiting the Offer having expired, without such an order having been made; or

(iii)	the period during which the Australian Federal Treasurer is empowered by section 26 of the Australian FATA to make a final order prohibiting the Offer has expired without any order having been made;

(e)	except as Disclosed, no member of the Allied Gold Group having, since 30 June 2011:

(i)	save as between Allied Gold and wholly-owned subsidiaries of Allied Gold or upon the exercise of options granted in the ordinary course under the Allied Gold Share Schemes, issued or agreed to issue or authorised the issue or proposed the issue of additional shares of any class, or securities convertible into, or rights, warrants or options to subscribe for or acquire any such shares or convertible securities;

(ii)	purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares (including treasury shares) or other securities or reduced or, save in respect to the matters mentioned in sub-paragraph (i) above, made or authorised any other change to any part of its share capital;

(iii)	other than to another member of the Allied Gold Group, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution, whether payable in cash or otherwise;

(iv)	save for intra-Allied Gold Group transactions, merged with or demerged from anybody corporate, partnership or business or authorised, proposed or announced any intention to propose the same;

(v)	other than in the ordinary course of business, acquired or disposed of or transferred, mortgaged, charged or created any security interest over, any material business or material asset or any right, title or interest in any material business or material asset (including shares and trade investments) or authorised, proposed or announced any intention to propose the same;

(vi)	save for intra-Allied Gold Group transactions, made or authorised or proposed or announced an intention to propose any change in its loan capital (to an extent in any such case which is material in the context of the Wider Allied Gold Group taken as a whole);

(vii)	issued, authorised or proposed the issue of any debentures or made any changes in or to any debentures or, save for intra-Allied Gold Group transactions and other than in the ordinary course of its business, incurred or increased any indebtedness or liability (actual or contingent) or proposed to do any of the foregoing (to an extent in any such case which is material in the context of the Wider Allied Gold Group taken as a whole);

(viii)	save for intra-Allied Gold Group transactions, entered into, implemented, effected, authorised, proposed or announced any merger, demerger, reconstruction, amalgamation, scheme, commitment or other equivalent transaction or arrangement in respect of itself or another member of the Allied Gold Group other than the Offer;

(ix)	entered into, or varied the terms of, or made any offer (which remains open for acceptance) to enter into or vary the terms of, any agreement, arrangement, instrument, commitment or obligation with or for the benefit of any of the directors or senior executives or any connected person of any such person (within the meaning of the Companies Act) of any member of the Allied Gold Group, including any retirement, death or disability benefit or any share option or bonus scheme;

(x)	entered into, or varied (in a manner which is prejudicial to the Allied Gold Group taken as a whole) or terminated, or authorised, proposed or announced its intention to enter into, vary (in a manner which is prejudicial to the Allied Gold Group taken as a whole) or terminate any contract, agreement, transaction, arrangement, commitment or obligation (whether in respect of capital expenditure or otherwise) which:

(A)	is of a long term, onerous or unusual nature or magnitude; and

(B)	materially restricts or might materially restrict the business of any member of the Allied Gold Group; or

(C)	is outside of the ordinary course of business;

(xi)	terminated or varied the terms of any agreement or arrangement between any member of the Allied Gold Group and any other person in a manner which would or might have a material adverse effect on the financial position or prospects of the Allied Gold Group taken as a whole;

(xii)	(other than in respect of a member of the Wider Allied Gold Group which is dormant and was solvent at the relevant time) taken any corporate action or had any legal proceedings started or threatened against it or had any order made for its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed (in any case which is material in the context of the Wider Allied Group taken as a whole);

(xiii)	been unable, or admitted that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a material part of its business;

(xiv)	waived or compromised any claim that is material in the context of the business of the Wider Allied Gold Group taken as a whole;

(xv)	made any alteration to its memorandum or articles of association (in each case, other than an alteration in connection with the Scheme) or, except for any change required by reason of a concurrent change in applicable law, regulation or generally accepted accounting practice, to any method of accounting or accounting practice used by it on the date hereof (to an extent which is material in the context of the Offer);

(xvi)	entered into or varied any contract, commitment, transaction arrangement or agreement or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced any intention to, or proposed to, effect any of the transactions, matters or events referred to in this condition (d);

(xvii)	made or agreed or consented to any change to:

(A)	the terms of the trust deeds constituting the pension scheme(s) established by any member of the Allied Gold Group for its directors, employees or their dependents;

(B)	the contributions payable to any such scheme(s) or to the benefits which accrue or to the pensions that are payable thereunder;

(C)	the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined; or

(D)	the basis upon which liabilities (including pensions) of such pension scheme(s) are funded, valued or made,

which in any such case is material in the context of the Wider Allied Gold Group taken as a whole; or

(xviii)	proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the Allied Gold Group (which is material in the context of the Wider Allied Gold Group taken as a whole);

(f)	except as Disclosed, since 30 June 2011:

(i)	no material adverse change or deterioration having occurred in the business, assets, financial or trading position or profits of any member of the Allied Gold Group;

(ii)	no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Allied Gold Group is or may become a party (whether as a claimant, defendant or otherwise) and no enquiry or investigation by or complaint or reference to any Regulatory Authority against or in respect of any member of the Allied Gold Group having been implemented, instituted, announced or threatened by or against or remaining outstanding against or in respect of any member of the Allied Gold Group (which in any such case is material in the context of the Wider Allied Gold Group taken as a whole or in the context of the Offer);

(iii)	no contingent or other liability having arisen, become apparent to St Barbara or been increased, other than in the ordinary course of business, which would or might be reasonably likely to materially and adversely affect any member of the Allied Gold Group; and

(iv)	no steps having been taken which are reasonably likely to result in the withdrawal (without replacement), cancellation, termination or modification of any licence held by any member of the Allied Gold Group which is necessary for the proper carrying on of its business;

(g)	save as Disclosed, St Barbara not having discovered:

(i)	that any financial, business or other information concerning Allied Gold or the Allied Gold Group as contained in the information disclosed at any time by or on behalf of any member of the Allied Gold Group whether publicly, to any member of the St Barbara Group or otherwise is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make the information therein accurate or not misleading (to an extent in any such case which is material in the context of the Wider Allied Gold Group taken as a whole or in the context of the Offer); or

(ii)	that any member of the Allied Gold Group, or any partnership, company or other entity in which any member of the Allied Gold Group has an interest and which is not a subsidiary undertaking of Allied Gold is, otherwise than in the ordinary course of business, subject to any liability (contingent or otherwise) which is material in the context of the Wider Allied Gold Group or in the context of the Offer;

(h)	save as Disclosed, St Barbara not having discovered that:

(i)	any past or present member of the Allied Gold Group has failed to comply with any and/or all applicable legislation or regulation or any agreement or arrangement concerning any relevant jurisdiction with regard to the use, storage, treatment, transport, handling, disposal, spillage, release, discharge, leak or emission of any waste or hazardous substances, or of any substance likely to impair the environment or harm human health or animal health, or otherwise relating to environmental matters or the health and safety of any person, or that there has otherwise been any such use, storage, treatment, transport, handling, disposal, spillage, release, discharge, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation, regulation, agreement or arrangement, and wherever the same may have taken place) any of which use, storage, treatment, transport, handling disposal, spillage, release, discharge, leak or emission would, in each case, would or might be likely to give rise to any liability (actual or contingent) on the part of any member of the Allied Gold Group (which in any such case is material in the context of the Wider Allied Gold Group taken as a whole or in the context of the Offer);

(ii)	there is, or is reasonably likely to be, any liability (actual or contingent) of any past or present member of the Allied Gold Group to make good, repair, reinstate or clean up any property or any controlled waters now or previously owned, occupied, operated or made use of or controlled by any such past or present member of the Allied Gold Group, under any environmental legislation, regulation, decision, notice, circular or order of any Regulatory Authority or otherwise in any jurisdiction (which in any such case is material in the context of the Wider Allied Gold Group taken as a whole or in the context of the Offer); or

(iii)	circumstances exist whereby a person or class of person would be reasonably likely to have any claim or claims in respect of any product or process of manufacture or material used therein now or previously manufactured, sold or carried out by any past or present member of the Allied Gold Group (which in any such case is material in the context of the Wider Allied Gold Group taken as a whole or in the context of the Offer); and

(i)	ASX granting permission for the admission to quotation of the St Barbara Shares to be issued in connection with the Scheme on the stock market conducted by ASX, subject only to:

(i)	completion of the allotment and issue of such shares; and

(ii)	the provision of the following information to ASX:

(A)	the date of allotment and the number of securities for which quotation is sought;

(B)	a statement setting out the issued capital of St Barbara following allotment; and

(C)	a statement setting out the names of the 20 largest holders of St Barbara Shares and the percentage held by each.

2	Part B: Certain further terms of the Offer

Subject to the requirements of the Panel, St Barbara reserves the right to waive in whole or in part, all or any of Conditions 3(a) to (i) (inclusive).

St Barbara shall be under no obligation to waive (if capable of waiver) or treat as satisfied any condition by a date earlier than the latest date for the fulfilment of that Condition, notwithstanding that the other Conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such conditions may not be capable of fulfilment.

If St Barbara is required by the Panel to make an offer for Allied Gold Shares under the provisions of Rule 9 of the Code, St Barbara may make such alterations to any of the above conditions as are necessary to comply with the provisions of that Rule.

The Offer will lapse if it is referred to the Competition Commission or is the subject of a decision to initiate proceedings under Article 6(1)(c) of Council Regulation 139/2004/EC before the date of the Court Meeting.

The Offer is governed by English law and be subject to the exclusive jurisdiction of the English courts, to the conditions set out in Part A above and the further terms set out in this Part B.

The availability of the Offer to persons not resident in the UK may be affected by the laws of their relevant jurisdiction. Any persons who are subject to the laws of any jurisdiction other than the UK should inform themselves about and observe any applicable legal or regulatory requirements of their jurisdiction.

The Offer is not being made, directly or indirectly, in or into, or by use of the mails of, or by any means or instrumentality (including, without limitation, facsimile transmission, telex, telephone or e-mail) of interstate or foreign commerce of, or of any facility of a national securities exchange of any jurisdiction if to do so would constitute a violation of the relevant laws in such jurisdiction and the Offer will not be capable of acceptance by any such use, means, instrumentality or facility or from within any such jurisdiction.

Allied Gold Shares will be acquired under the Offer by St Barbara fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and other third party rights or interests and together with all rights attaching thereto, including without limitation the right to receive all dividends and other distributions (if any) announced, declared, made or paid after the date of the Announcement.

3	Part C: Certain other information in connection with the Offer

St Barbara and Allied Gold, as permitted by Rule 21.2(b) of the City Code, have agreed to cooperate in relation to obtaining any consents, clearances, permissions or waivers as may be necessary or expedient and making all filings and waiting periods as are required under the law, regulations or practices applied by any applicable regulatory authority in connection with the conditions set out in Part A above.

PART FOUR

THE SCHEME OF ARRANGEMENT

IN THE HIGH COURT OF JUSTICE

CHANCERY DIVISION

COMPANIES COURT

No. 5641 of 2012

IN THE MATTER OF ALLIED GOLD MINING PLC

(Company Number 7553802)

and

IN THE MATTER OF THE COMPANIES ACT 2006

SCHEME OF ARRANGEMENT

(under Part 26 of the Companies Act 2006)

between

ALLIED GOLD MINING PLC

AND

THE HOLDERS OF SCHEME SHARES

(as hereinafter defined)

PRELIMINARY

(A)	In this Scheme, unless inconsistent with the subject or context, the following expressions bear the following meanings:

A$	the lawful currency of Australia

Allied Gold CDI Holders	the holders of Allied Gold CDIs from time to time

Allied Gold Shares	the existing unconditionally allotted or issued and fully paid ordinary shares of 10 pence each in the capital of Allied Gold and any further such ordinary shares which are unconditionally allotted before the Scheme becomes effective

ASX	the Australian Securities Exchange

Business Day	a day (other than a Saturday, Sunday, public or bank holiday) on which banks are generally open for business in London

Canadian Register	the register of members of Allied Gold held by Computershare Investor Services Inc. in Canada

CDI	a CHESS Depositary Interest representing an entitlement to one Allied Gold Share deposited in the name of CHESS Depositary Nominees Pty Limited, the appointed depositary nominee

certificated form or in certificated form	a share or other security which is not in uncertificated form (that is, not in CREST)

CHESS	the Clearing House Electronic Sub register System operated by ASX Settlement Pty Ltd

Code	the City Code on Takeovers and Mergers;

the Company or Allied Gold	Allied Gold Mining Plc, incorporated in England with registered number 7553802 and whose registered office is at 3 More London Riverside, London SE1 2AQ;

Computershare Canada	Computershare Investor Services Inc.;

Court	the High Court of Justice in England and Wales;

Court Meeting	the meeting (or any adjournment thereof) of the Scheme Shareholders convened by direction of the Court pursuant to section 896 of the Companies Act to consider and, if thought fit, approve this Scheme (with or without modification)

CREST	the relevant system (as defined in the Regulations) in respect of which Euroclear is the Operator (as defined in the Regulations)

Effective Date	the date on which this Scheme becomes effective in accordance with its terms

Euroclear	Euroclear UK & Ireland Limited

Excluded Shares	any Allied Gold Shares beneficially owned by St Barbara or any other member of the St Barbara Group

Holder	a registered holder and includes any person(s) entitled by transmission

New Allied Gold Shares	new ordinary shares of 10 pence each in the capital of Allied Gold

Reduction Court Order	the order of the Court confirming the Capital Reduction under section 641 of the Companies Act provided for by the Scheme and authorising the re-registration of Allied Gold as a private company under section 651 of the Companies Act

Reduction of Capital	the reduction of Allied Gold’s share capital provided for by the Scheme under section 641 of the Companies Act

Regulations	the Uncertificated Securities Regulations 2001 (SI 2001/3755)

Scheme	this scheme of arrangement in its present form or with or subject to any modification, addition or condition approved or imposed by the Court

Scheme Court Hearing	the hearing by the Court of the application to sanction the Scheme under Part 26 of the Companies Act

Scheme Court Order	the order of the Court sanctioning the Scheme

Scheme Document	the circular in respect of the Scheme to be addressed to, among others, Shareholders containing, among other things, the notice of the Court Meeting

Scheme Record Time	10.00 a.m. (5.00 p.m. Perth Time) on 7 September 2012

Scheme Shares	all Allied Gold Shares which are:

(i) in issue at the date of this document;

(ii) issued after the date of this document and prior to the Voting Record Time (if any); and

(iii) issued at or after the Voting Record Time and at or before the Scheme Record Time, either on terms that the original or any subsequent holders of such Allied Gold Shares are to be bound by the Scheme and/or in respect of which their holders are, or have agreed in writing to be, bound by the Scheme, in each case other than the Excluded Shares

Shareholder	a holder of Scheme Shares

St Barbara	St Barbara Limited, incorporated in Australia with Australian Company Number 009 115 066 and whose registered office is at Level 10, 432 St Kilda Road, Melbourne, VIC 3004, Australia

St Barbara Consideration	the new St Barbara Shares to be allotted and issued to

Shares	Shareholders and Allied Gold CDI Holders pursuant to the terms and conditions of this Scheme

St Barbara Group	St Barbara, its subsidiaries and subsidiary undertakings (such terms having the meanings given to them in the Companies Act)

St Barbara Shares	the fully paid ordinary shares in the capital of St Barbara

Statement of Capital	the statement of capital (approved by the Court) showing with respect to Allied Gold’s share capital, as altered by the Reduction Court Order, the information required by section 649 of the Companies Act

UK Register	the register of members of Allied Gold held by Computershare Investor Services PLC in the United Kingdom

uncertificated form or in uncertificated form	a share or other security recorded on the relevant register as being held in uncertificated form in CREST, and title to which, by virtue of the Regulations, may be transferred by means of CREST

Voting Record Time	in respect of the Court Meeting, 6.00 p.m. (London time) on the day which is two days before the date of such meeting or any adjournment thereof (as the case may be).

30-day VWAP	volume weighted average price over the preceding 30 calendar days

(B)	References to clauses are to clauses of this Scheme.

(C)	The issued share capital of the Company as at the close of business on 16 July 2012 (the last practicable date prior to this Scheme) was £20,431,841, divided into 204,318,414 Allied Gold Shares, all of which were credited as fully paid.

(D)	As at the date of this Scheme, no member of St Barbara Group owns any Allied Gold Shares. As part of the Scheme, Allied Gold will be re-registered as a private limited company.

(E)	St Barbara has agreed to appear by Counsel at the Scheme Court Hearing and to undertake to the Court to be bound by the provisions of this Scheme and to execute and do or procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed or done by it or on its behalf for the purpose of giving effect to this Scheme.

1	Cancellation of Scheme Shares

1.1	The share capital of the Company shall be reduced by cancelling and extinguishing all of the Scheme Shares.

1.2	The Company shall be re-registered as a private company and Allied Gold’s name and articles of association shall be amended accordingly.

1.3	Subject to and conditional on the reduction of capital and the re-registration of the Company as referred to in clauses 1.1 forthwith taking effect, the reserve arising as a result of the reduction of capital shall forthwith be capitalised and applied in paying up in full at par such number of New Allied Gold Shares as is equal to the aggregate number of Scheme Shares cancelled pursuant to clause 1.1 which shall be allotted and issued credited as fully paid (free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and any other third party rights of any nature whatsoever and together with all rights attaching thereto) to St Barbara and/or its nominee(s) (as St Barbara may direct) and shall be registered in the name of St Barbara and/or its nominee(s) in the register of members of the Company in consideration for the sums to be paid by St Barbara as set out in clause 2.

2	Consideration for the cancellation of Scheme Shares

2.1	In consideration for the cancellation of the Scheme Shares and the allotment and issue of the New Allied Gold Shares to St Barbara as provided in clause 1, St Barbara shall provide or procure that there shall be provided to or for the account of each holder of Scheme Shares whose name appears in the register of members of Allied Gold at the Scheme Record Time, in accordance with the provisions of clause 4:

for each Scheme Share	A$1.025 in cash and
0.8 St Barbara Consideration Shares

2.2	The aggregate number of St Barbara Consideration Shares to which a holder of Scheme Shares shall be entitled under clause 2.1 shall be rounded down to the nearest whole number. No fraction of a St Barbara Consideration Share shall be allotted to any holder of Scheme Shares. If a fractional entitlement to part of a St Barbara Consideration Share arises from the calculation of the St Barbara Consideration Shares to be issued to a Shareholder, such fractional entitlement will be rounded down to the nearest whole number of St Barbara Consideration Shares.

2.3	The St Barbara Consideration Shares to be issued pursuant to clause 2.1 shall rank equally in all respects with the existing St Barbara Shares and shall be entitled to receive any dividends or other distributions declared or paid by St Barbara in respect of common shares of St Barbara with a record date or after the date of their issue.

3	Overseas Shareholders

3.1	The provisions of clause 2 shall be subject to any prohibition or condition imposed by law. Without prejudice to the generality of the foregoing, if, in respect of any holder of Scheme Shares with a registered address in a jurisdiction, or is otherwise located, outside the United Kingdom, Australia, Canada and the United States, or whom St Barbara reasonably believes to be a citizen, resident or national of a jurisdiction outside the United Kingdom, Australia, Canada or the United States, St Barbara is advised that the allotment and/or issue of St Barbara Shares pursuant to clause 2 would or may infringe the laws of such jurisdiction or may require St Barbara to comply with any governmental or other consent or any registration, filing or other formality with which St Barbara is unable to comply or compliance with which St Barbara regards as unduly onerous, St Barbara may, in its sole discretion determine that such St Barbara Shares shall be sold on behalf of the Scheme Shareholder concerned, by instructing a broker to obtain the best price which can reasonably be obtained in the market at the time of sale, and the net proceeds of such sale (having deducted all expenses) shall be paid to the person entitled thereto to the extent that such proceeds exceed £5.

3.2	The proceeds of such sale, to the extent that they exceed £5, shall be paid to such holder by sending a cheque in accordance with the provisions of clause 4.

3.3	In the absence of bad faith or wilful default, none of the Company, St Barbara or the person or nominee appointed by St Barbara to sell the relevant shares shall have any liability for any loss or damage arising as a result of the timing or terms of such sale.

4	Settlement of consideration

4.1	Not later than 14 days after the Effective Date, St Barbara shall:

(a)	allot and issue the St Barbara Consideration Shares which it is required to allot and issue to holders of Scheme Shares pursuant to this Scheme and:

(i)	in the case of Scheme Shares held on the UK Register procure that a settlement of entitlements to St Barbara Consideration Shares will be effected by the registration of each holder of Scheme Shares (other than Excluded Overseas Shareholders) as holder of the St Barbara Consideration Shares to which such Allied Gold Shareholder is entitled on an uncertificated issuer sponsored sub-register of St Barbara Shares operated by St Barbara;

(ii)	in the case of Allied Gold CDI Holders:

(A)	who hold their Allied Gold CDIs on the issuer sponsored sub-register of Allied Gold Shares, procure that a settlement of entitlements to St Barbara Consideration Shares will be effected by registration of each such Allied Gold CDI Holder (other than an

Allied Gold CDI Holder who would be an Excluded Overseas Shareholder if such Allied Gold CDI Holder held Allied Gold Shares directly) as holder of the St Barbara Consideration Shares to which such Allied Gold CDI Holder is entitled on an uncertificated issuer sponsored sub-register of St Barbara Shares operated by St Barbara; and

(B)	who hold their Allied Gold CDIs on the CHESS sub-register of Allied Gold Shares, procure that a settlement of entitlements to St Barbara Consideration Shares will be effected by registration of each such Allied Gold CDI Holder (other than an Allied Gold CDI Holder who would be an Excluded Overseas Shareholder if such Allied Gold CDI Holder held Allied Gold Shares directly) as holder of the St Barbara Consideration Shares to which such Allied Gold CDI Holder is entitled on an uncertificated CHESS sub-register of St Barbara Shares operated by St Barbara.

(iii)	in the case of Scheme Shares held on the Canadian Register, procure that a settlement of entitlements to St Barbara Consideration Shares will be effected by the registration of such Scheme Shareholder (other than Excluded Overseas Shareholders) as holder of the St Barbara Consideration Shares to which such Scheme Shareholder is entitled on an uncertificated issuer sponsored sub-register of St Barbara Shares operated by St Barbara or, in cases where a valid election has been made, on an uncertificated CHESS sub-register of St Barbara Shares.

(b)	in respect of the Cash Consideration to be paid to holders of Scheme Shares:

(i)	in the case of Scheme Shares held on the UK Register which at the Scheme Record Time are held in uncertificated form and in respect of which such holders have elected to receive their Cash Consideration in Pounds Sterling, create assured payment obligations in favour of the appropriate account in CREST of the relevant holder with such holder’s entitlement to the Cash Consideration in Pounds Sterling, provided that St Barbara reserves the right to settle all or part of such consideration in the manner set out in clause 4.1(b)(ii), if, for reasons outside its reasonable control, it is not able to effect settlement in accordance with this clause 4.1(b)(i); and

(ii)	in the case of all other Scheme Shares, procure the despatch of cheques for such Cash Consideration to the persons entitled thereto.

in the case of St Barbara Consideration Shares sold pursuant to clause 3, procure the despatch to the persons entitled thereto in accordance with clause 4.3 of cheques for the sums payable to them respectively in accordance with clause 3.1.

4.2	All cheques shall be in Australian Dollars, or, where a holder of Scheme Shares has so elected, Pounds Sterling or Canadian Dollars, as the case may be, and shall be made payable to the person to whom, in accordance with the foregoing provisions of this clause 4, the envelope containing the same is addressed. Such cheques shall be drawn on an Australian clearing bank, UK clearing bank or Canadian clearing bank depending on the currency in respect of which the Cash Consideration is to be paid.

4.3	All deliveries of cheques required to be made pursuant to this Scheme shall be effected by sending the same to the persons entitled thereto at their respective addresses, as appearing in the register of members of Allied Gold as at the Scheme Record Time or, in the case of joint holders, at the registered address of the joint holder whose name stands first in such register at such time (except in either case as otherwise directed in writing by the relevant holder or joint holders). Despatch will be by ordinary prepaid post if the registered address is located in the same country as that in which despatch is occurring, and by airmail if the registered address is not in the same country.

4.4	The encashment of any such cheque shall be a complete discharge of St Barbara’s obligation under this Scheme to pay the monies represented thereby. The creation of an appropriate assured payment obligation as set out in clause 4.1(b) shall be a complete discharge of St Barbara’s obligations under the Scheme with reference to payments through the CREST system.

4.5	None of Allied Gold, St Barbara, or their respective agents and/or nominee(s) shall be responsible for any loss or delay in the posting or transmission of any documents, remittance, cheques or share certificates sent or transmitted in accordance with this Scheme which shall be sent at the risk of the persons entitled thereto.

4.6	The provisions of this clause 4 shall be subject to any condition or probation imposed by law.

5	Share certificates and cancellation of CREST entitlements

With effect from and including the Effective Date:

5.1	all certificates representing Scheme Shares (or documents of title relating to Allied Gold CDIs) shall cease to have effect as documents of title to the Scheme Shares comprised therein and every holder of Scheme Shares shall be bound at the request of the Company to deliver up the same for cancellation to the Company, or, as it may direct, to destroy the same;

5.2	Euroclear shall be instructed to cancel the entitlements to Scheme Shares of holders of Scheme Shares in uncertificated form; and as regards uncertificated Scheme Shares, appropriate entries will be made in the register of members of the Company with effect from the Effective Date to reflect their cancellation;

6	Operation of this Scheme

6.1	This Scheme shall become effective in accordance with its terms as soon as office copies of the Scheme Court Order and the Reduction Court Order together with the Statement of Capital shall have been delivered to the Registrar of Companies for registration and in the case of the Reduction Court Order and the Statement of Capital, if the Court so orders for the Scheme to become Effective, when such office copy and the Statement of Capital shall have been registered by the Registrar of Companies.

6.2	Unless this Scheme shall become effective on or before 10 October 2012, or such later date (if any) as the Company may agree and the Court and the Panel on Takeovers and Mergers may allow, this Scheme shall never become effective.

7	Modification

The Company and St Barbara may jointly consent on behalf of all persons concerned to any modification of or addition to this Scheme or to any condition which the Court may approve or impose.

8	Governing Law

This Scheme is governed by English law and is subject to the jurisdiction of the English courts.

Dated 18 July 2012

PART FIVE

TAXATION

UK TAXATION—GENERAL

The following statements do not constitute tax advice and are intended only as a general guide to current UK law and published HM Revenue & Customs (HMRC) practice as at the date of this document (which are both subject to change at any time, possibly with retrospective effect). They relate only to certain limited aspects of the UK taxation treatment of Allied Gold Shareholders under the Scheme and are intended to apply only, except to the extent stated below, to persons who are resident and, if individuals, ordinarily resident in the United Kingdom for UK tax purposes, and who are absolute beneficial owners of their Allied Gold Shares and dividends in respect of such shares (otherwise than through an Individual Savings Account or a Self Invested Personal Pension) and hold them as investments (and not as securities to be realised in the course of a trade). They may not apply to certain persons, such as dealers in securities, insurance companies and collective investment schemes, persons who are exempt from taxation and persons who have (or are deemed to have) acquired their Allied Gold Shares by virtue of an office or employment. Such persons may be subject to special rules. Any person who is in any doubt as to their tax position, or who is subject to taxation in any jurisdiction other than the UK, should consult their own professional adviser without delay.

UK taxation of chargeable gains

Liability to UK tax on chargeable gains will depend on the individual circumstances of Scheme Shareholders and on the form of consideration received for their Scheme Shares.

Receipt of cash

The cancellation of the Scheme Shares and receipt by a Allied Gold Shareholder of Cash Consideration payable under the terms of the Scheme will constitute a disposal for the purposes of, where the Allied Gold Shareholder is an individual, UK capital gains tax or, where the Allied Gold Shareholder is within the charge to UK corporation tax, UK corporation tax on chargeable gains. The disposal may give rise to a chargeable gain or allowable loss, depending on that Allied Gold Shareholder’s circumstances and subject to any available exemption or relief.

Receipt of St Barbara Shares

To the extent that a UK resident or, in the case of an individual, ordinarily resident holder of shares in Allied Gold who does not hold (either alone or together with other persons connected with him) more than 5 per cent. of, or of any class of, shares in or debentures of Allied Gold receives St Barbara Consideration Shares under the Scheme, that Allied Gold Shareholder should not be treated as having made a disposal or part disposal of his shares in Allied Gold for the purposes of UK taxation of chargeable gains as a result of the Scheme. Instead, any chargeable gain or allowable loss which would otherwise have arisen on a disposal of such holder’s shares in Allied Gold in respect of which St Barbara Consideration Shares are received should be “rolled over” into the St Barbara Consideration Shares which he acquires. As a result, those St Barbara Shares should be treated as the same asset and as having been acquired at the same time and for the same consideration as the shares in Allied Gold from which they derived.

A UK resident or, in the case of an individual, ordinarily resident holder of shares in Allied Gold who holds as at the Scheme Record Time (either alone or together with other persons connected with him) more than 5 per cent. of, or of any class of, shares in or debentures of Allied Gold should qualify for the ‘roll over’ treatment described above provided the Scheme is effected for bona fide commercial reasons and does not form part of a scheme or arrangements of which the main purpose, or one of the main purposes, is avoidance of a liability to capital gains tax or corporation tax. If these conditions are not met, then such a person will be treated, on receiving St Barbara Consideration Shares in exchange for his shares in Allied Gold, as having made a disposal of those shares in Allied Gold which may, depending on individual circumstances and subject to any available exemption or relief, give rise to a chargeable gain or allowable loss for the purposes of UK taxation of chargeable gains.

Any Scheme Shareholder who holds at the Scheme Record Time (either alone or together with other persons connected with him) more than 5 per cent. of, or of any class of shares in or debentures of Allied Gold is advised that an application has not been made to HM Revenue & Customs under section 138 of the Taxation of Chargeable Gains Act 1992 for clearance that these conditions will be met in respect of the Scheme.

Subsequent disposal of St Barbara Shares

To the extent that a Allied Gold Shareholder subsequently sells the St Barbara Consideration Shares received under the Scheme, that sale will constitute a disposal for the purposes of UK tax on capital gains and may give rise to a chargeable gain or allowable loss, depending on the proceeds received, the shareholder’s base cost in his original Allied Gold Shares which remains after setting part of that base cost against the Cash Consideration, and any available reliefs or exemptions. This is dealt with in more detail below.

UK stamp duty and stamp duty reserve tax

No UK stamp duty or stamp duty reserve tax should be payable by Allied Gold Shareholders as a result of the Scheme.

Treatment of ownership of St Barbara Shares

The statements in the following sub-paragraphs are based on the assumption that St Barbara is tax resident in Australia and is not, and will not become, resident in the United Kingdom for tax purposes.

Dividends

It is expected that Australian withholding tax may be imposed on any dividends paid by St Barbara. The rate of such withholding is 30 per cent., although this can be reduced if a claim for relief is accepted under the UK/Australia double tax treaty. For UK tax purposes, Shareholders will be treated as actually receiving the gross dividend (ie, the dividend before deduction of the Australian withholding tax). The Australian withholding tax is likely to be creditable in respect of any UK tax liability they have on the dividend but is not likely to be repayable to them.

A UK resident individual shareholder in St Barbara who owns less than 10 per cent. of St Barbara’s issued share capital will be entitled to a non-refundable tax credit in respect of any dividend paid by St Barbara equal to one-ninth of the amount of the dividend received by the shareholder in St Barbara (before deduction of any applicable Australian withholding tax). The tax credit therefore equals 10 per cent. of the aggregate amount of the dividend and the associated tax credit. Liability to UK income tax is calculated on the sum of the dividend and the associated tax credit. The tax credit will be available to offset such a shareholder’s liability to UK income tax on the dividend. Other UK resident shareholders in St Barbara should also be entitled to such a tax credit for so long as the Australia-UK Double Taxation Convention contains an appropriate non-discrimination provision.

Individual shareholders in St Barbara whose income is within the starting rate for savings or basic rate tax bands are subject to income tax at the rate of 10 per cent. on dividends received by them in respect of their St Barbara Shares, so that such shareholders who are eligible for the tax credit will have no further liability to income tax in respect of such dividends. The higher rate of income tax is 32.5 per cent. in respect of dividend income and is currently 42.5 per cent. in respect of dividend income for additional rate taxpayers (rather than the main rates of 40 per cent. and 50 per cent. respectively).

Individual shareholders in St Barbara eligible for the tax credit and who are subject to the higher rate income tax in respect of a dividend received from St Barbara will, after allowing for the 10 per cent. tax credit, be liable to pay further income tax equal to 25 per cent. of the dividend actually received in respect of that shareholder’s St Barbara Shares, before the addition of the tax credit.

Individual shareholders in St Barbara eligible for the tax credit who are subject to the additional rate of income tax in respect of a dividend received from St Barbara will, after allowing for the 10 per cent. tax credit, be liable to pay further income tax equal to approximately 36.11 per cent. of the dividend actually received in respect of that shareholder’s St Barbara Shares, before the addition of the tax credit. Any dividends received from St Barbara by an individual shareholder in St Barbara will, generally, be treated, along with certain other investment income, as the top slice of that individual’s total income which is chargeable to UK income tax.

A shareholder in St Barbara who is not liable to income tax on the dividend (or any part of it) is not able to claim payment of the tax credit (or part of it) in cash from HM Revenue & Customs.

UK resident corporate shareholders in St Barbara which are medium or large companies will be subject to UK corporation tax in respect of any dividend received from St Barbara, unless the dividend falls within an exempt class and certain conditions are met. Whether an exempt class applies and the other conditions are met will depend on the circumstances of the shareholder in St Barbara. UK resident corporate shareholders in St Barbara which are small companies are generally exempt from corporation tax on dividends paid on ordinary shares provided certain conditions are met, including the condition that the Australia-UK Double Taxation Convention contains an appropriate non-discrimination provision. UK resident corporate shareholders in St Barbara should take specific advice if they are in any doubt as to the application of the exemption to dividends paid by St Barbara to them.

Capital Gains Tax

Shareholders in St Barbara who are resident or ordinarily resident for tax purposes in the UK may, depending on their individual circumstances and any available exemption or relief, be liable to UK taxation in respect of any chargeable gain (or entitled to relief for any allowable loss) which accrues on a disposal of their St Barbara Shares. Corporate shareholders in St Barbara who are resident in the UK may generally also take into account any indexation allowance on a proportion of the allowable cost in calculating a chargeable gain on a disposal of their St Barbara Shares, but not in calculating an allowable loss.

A shareholder in St Barbara who is an individual not resident or ordinarily resident for tax purposes in the UK will not normally be liable to UK taxation in respect of any chargeable gain accruing on a disposal of that shareholder’s St Barbara Shares unless that shareholder in St Barbara carries on a trade, profession or vocation in the UK through a branch or agency in the UK and the St Barbara Shares in question are, or have been used, held or acquired for the purposes of such trade, profession or vocation or for the purposes of such branch or agency.

A shareholder in St Barbara who is an individual and who is temporarily resident outside the UK for tax purposes may, in accordance with anti-avoidance legislation, also be liable to pay UK tax on capital gains in respect of the disposal of St Barbara Shares whilst the individual is temporarily non-UK resident (subject to any available exemption and relief).

A non-resident corporate shareholder in St Barbara is not normally liable to UK corporation tax on chargeable gains in respect of a disposal of that shareholder’s St Barbara Shares, unless the non-resident shareholder company carries on a trade in the UK through a permanent establishment in the UK and the St Barbara Shares in question are, or have been used, held or acquired for the purposes of such trade or for the purposes of such permanent establishment.

Stamp Duty and Stamp Duty Reserve Tax

No UK stamp duty should be payable on any written instrument transferring St Barbara Shares, provided that such instrument is not executed in the UK and the transfer does not relate to any property situated, or to any matter or thing done or to be done, in the UK.

No SDRT should be payable on any agreement to transfer St Barbara Shares provided that there is no register of St Barbara Shares kept in the UK on behalf of St Barbara.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the principal Canadian federal income tax considerations in respect of the Scheme generally applicable to an Allied Gold Shareholder who, for purposes of the Income Tax Act (Canada) (the Tax Act), and at all relevant times is the beneficial holder of Scheme Shares and St Barbara Consideration Shares, deals at arm’s length with each of Allied Gold and St Barbara and is not affiliated with Allied Gold or St Barbara, holds Scheme Shares and St Barbara Consideration Shares as capital property, disposes of Scheme Shares under the Scheme (a Specified Holder).

This summary is not applicable to a person that is: (a) a Specified Holder that is a “financial institution” (as defined for the purposes of the “mark-to-market” rules contained in the Tax Act) or a “specified financial institution”, as defined in the Tax Act; (b) a Specified Holder an interest in which would be a “tax shelter investment” as defined in the Tax Act; (c) a Canadian Holder (as defined below) whose “functional currency” for the purposes of the Tax Act is the currency of a country other than Canada; or (d) a Canadian Holder (as defined below) in respect of which Allied Gold or St Barbara is or would be a “foreign affiliate” for purposes of the Tax Act.

Scheme Shares and St Barbara Consideration Shares will generally be considered to be capital property to a Specified Holder unless the Specified Holder holds such shares in the course of carrying on a business of buying and selling such shares or the Specified Holder acquired such shares in a transaction or transactions considered to be an adventure or concern in the nature of trade. Neither the Scheme Shares nor the St. Barbara Consideration Shares will be “Canadian securities” for purposes of the irrevocable election available to certain Canadian Holders (as defined below) under subsection 39(4) of the Tax Act to treat all Canadian securities owned by the holder as capital property, and therefore this election will not apply to such shares.

This summary is based upon the current provisions of the Tax Act and the regulations thereunder (the Regulations) and an understanding of existing case law and the published administrative policies and assessing practices of the Canada Revenue Agency (CRA) made publicly available prior to the date hereof. This summary also takes into account all specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the Tax Proposals) and assumes that all Tax Proposals will be enacted in the form proposed. However, there can be no assurance that the Tax Proposals will be enacted in their current form, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Tax Proposals, does not take into account or anticipate any changes in law or administrative policies and assessing practices, whether by legislative, regulatory, administrative or judicial decision or action, nor does it take into account or consider other federal or any provincial, territorial or foreign tax considerations, which may differ significantly from the Canadian federal income tax considerations described herein.

For purposes of the Tax Act, all amounts relating to the disposition of the Scheme Shares pursuant to the Scheme or the acquisition, holding or disposition of the St Barbara Consideration Shares must be expressed in Canadian Dollars using the appropriate exchange rate under the Tax Act. Amounts denominated in a currency other the Canadian Dollars must be converted into Canadian Dollars based on the Bank of Canada Noon Rate of exchange for UK Pounds Sterling or Australian Dollars, as the case may be, on the relevant day or, if there is no such rate quoted for the particular day, the closest preceding day for which such a rate is quoted or, in certain cases, another rate of exchange that is acceptable to the Minister of National Revenue of Canada.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Allied Gold Shareholder. This summary is not exhaustive of all Canadian federal income tax considerations. Consequently, Allied Gold Shareholders are urged to consult their own tax advisors for advice regarding the income tax consequences to them of disposing of their Scheme Shares under the Scheme and the acquisition, holding and disposition of St Barbara Consideration Shares, having regard to their own particular circumstances, and any other consequences to them of such transactions under Canadian federal, provincial, local and foreign tax laws.

Specified Holders Resident in Canada

The following section of the summary is applicable to a Specified Holder who for purposes of the Tax Act and any applicable income tax treaty is or is deemed to be a resident of Canada at all relevant times (a Canadian Holder).

Disposition of Scheme Shares

Under the Scheme, Canadian Holders will be considered to dispose of their Scheme Shares in consideration for the Cash Consideration and St Barbara Consideration Shares, and will realize a capital gain (or a capital loss) equal to the amount by which the value of such consideration at the time of disposition (computed in Canadian currency, as discussed above) exceeds (or is less than) the aggregate of the adjusted cost base to the Canadian Holder of such Scheme Shares, immediately prior to the disposition, and any reasonable costs of disposition. The taxation of capital gains and capital losses is discussed below under the heading “Capital Gains and Capital Losses”.

Capital Gains and Capital Losses

Generally, a Canadian Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a taxable capital gain) realized in such taxation year. Subject to and in accordance with the provisions of the Tax Act, a Canadian Holder is required to deduct one-half of the amount of any capital loss (an allowable capital loss) realized in a taxation year from taxable capital gains realized by the Canadian Holder in the year. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years to the extent and in the circumstances prescribed in the Tax Act.

Capital gains realized by individuals, including certain trusts may give rise to a liability for alternative minimum tax under the Tax Act.

Dividends on St Barbara Consideration Shares

Dividends received, or deemed to be received, on the St Barbara Consideration Shares by a Canadian Holder who is an individual, including amounts withheld for foreign withholding tax, if any, will be included in computing the Canadian Holder’s income, and such Canadian Holder will not be subject to the gross-up and dividend tax credit rules normally applicable under the Tax Act to taxable dividends received from taxable Canadian corporations.

Dividends received, or deemed to be received, on the St Barbara Consideration Shares by a Canadian Holder that is a corporation, including amounts withheld for foreign withholding tax, if any, will be included in computing the Canadian Holder’s income, and such Canadian Holder will not be entitled to the inter-corporate dividend deduction in computing taxable income which generally applies to dividends received from taxable Canadian corporations.

Subject to the detailed rules in the Tax Act, a Canadian Holder may be entitled to a foreign tax credit or deduction for any foreign withholding tax paid with respect to dividends received by the Canadian Holder on the St Barbara Consideration Shares.

Disposition of St Barbara Consideration Shares

A disposition or deemed disposition of a St Barbara Consideration Share by a Canadian Holder will generally result in the Canadian Holder realizing a capital gain (or capital loss) equal to the amount by which the proceeds of disposition of the St Barbara Consideration Share, net of any reasonable costs of disposition, exceed (or are less than) the Canadian Holder’s adjusted cost base thereof immediately before the disposition. Such capital gain (or capital loss) will be subject to the tax treatment described above under “Capital Gains and Capital Losses”. Generally, the cost of a St Barbara Consideration Share acquired pursuant to the Scheme will be the fair market value of that share on the Effective Date of the Scheme. Generally, the adjusted cost base to a Canadian Holder of a St Barbara Consideration Share acquired pursuant to the Scheme will be determined by averaging the cost of such St Barbara Consideration Share with the adjusted cost base of all other St Barbara Shares owned by the Canadian Holder as capital property at the relevant time, if any.

Subject to the detailed rules in the Tax Act, a Canadian Holder may be entitled to a foreign tax credit or deduction for any foreign tax paid with respect to any gain realized by the Canadian Holder on a disposition or deemed disposition of the St Barbara Consideration Shares.

Additional Refundable Tax

A Canadian Holder that is throughout the year a “Canadian-controlled private corporation” as defined in the Tax Act may be liable to pay an additional refundable tax of 6 2/3% on certain investment income, including taxable capital gains realized and dividends received or deemed to be received by the Canadian Holder on the St Barbara Consideration Shares.

Foreign Property Information Reporting

A Canadian Holder that is a “specified Canadian entity” (as defined in the Tax Act) for a taxation year or a fiscal period and whose total “cost amount” of “specified foreign property” (as such terms are defined in the Tax Act), including St Barbara Consideration Shares, at any time in the year or fiscal period exceeds C$100,000 will be required to file an information return for the year or period disclosing prescribed information. Subject to certain exceptions, a Canadian Holder will be a “specified Canadian entity”.

In the 4 March 2010 federal budget, the Minister of Finance (Canada) proposed that the existing reporting requirements with respect to “specified foreign property” be expanded to require more detailed information. Revised legislation reflecting such Tax Proposals has not yet been released. Canadian Holders should consult their own tax advisors regarding these rules, including any expansion thereof pursuant to the 2010 federal budget.

Offshore Investment Fund Property

The Tax Act contains rules that, in certain circumstances, may require a Canadian Holder to include an amount in income in each taxation year in respect of the acquisition and holding of an ‘offshore investment fund property’. These rules could apply to a Canadian Holder of a St Barbara Consideration Share if the value of such share may reasonably be considered to be derived, directly or indirectly, primarily from portfolio investments in: (i) shares of the capital stock of one or more corporations, (ii) indebtedness or annuities, (iii) interests in one or more corporations, trusts, partnerships, organizations, funds or entities, (iv) commodities, (v) real estate, (vi) Canadian or foreign resource properties, (vii) currency of a country other than Canada, (viii) rights or options to acquire or dispose of any of the foregoing, or (ix) any combination of the foregoing (Investment Assets).

In order for these rules to apply to a Canadian Holder, it must be reasonable to conclude that one of the main reasons for the Canadian Holder acquiring or holding a St Barbara Consideration Share was to derive a benefit from portfolio investments in Investment Assets in such a manner that the taxes, if any, on the income, profits and gains from such Investment Assets for any particular year are significantly less than the tax that would have been applicable under Part I of the Tax Act if the income, profits and gains had been earned directly by the Canadian Holder.

If applicable, these rules would generally require a Canadian Holder to include in income for each taxation year in which the Canadian Holder holds a St Barbara Consideration Share an imputed amount determined by applying a prescribed rate of interest to the “designated cost” to the Canadian Holder of the St Barbara Consideration Share at the end of each month in the year, less the amount of certain income of the Canadian Holder from the St Barbara Consideration Share in the year. Any amount required to be included in computing a Canadian Holder’s income in respect of the St Barbara Consideration Share under these rules would be added to the adjusted cost base and the designated cost to the Canadian Holder of such share.

These rules are complex and their application depends, to a large extent, on the reasons for a Canadian Holder acquiring or holding St Barbara Consideration Shares. Canadian Holders are urged to consult their own tax advisors regarding the application and consequences of these rules in their own particular circumstances.

Eligibility for Investment

Provided that the St Barbara Consideration Shares are listed on a “designated stock exchange” within the meaning of the Tax Act (which currently includes the Australian Securities Exchange), the St Barbara Consideration Shares will be qualified investments under the Tax Act for trusts governed by registered retirement savings plans (RRSPs), registered retirement income funds (RRIFs), registered education savings plans, deferred profit sharing plans, tax-free savings accounts (TFSAs), and registered disability savings plans (collectively, Registered Plans).

The holder of a trust governed by a RRSP, RRIF or TFSA that holds St Barbara Consideration Shares will be subject to a penalty tax if such shares are a “prohibited investment” for purposes of the Tax Act. St Barbara Consideration Shares will generally be a prohibited investment if the holder does not deal at arm’s length with St Barbara for purposes of the Tax Act or if the holder has a “significant interest” (within the meaning of the Tax Act) in St Barbara or a corporation, partnership or trust with which St Barbara does not deal at arm’s length for purposes of the Tax Act. The Department of Finance (Canada) has recently indicated that it is prepared to recommend further amendments to the prohibited investment rules in the Tax Act, however no draft legislation has been released as at the date hereof. Allied Gold Shareholders should consult their own tax advisors regarding whether St Barbara Consideration Shares would be prohibited investments for their RRSPs, RRIFs or TFSAs.

Specified Holders Not Resident in Canada

The following section of the summary is generally applicable to a Specified Holder who, for the purposes of the Tax Act and any applicable income tax treaty, and at all relevant times, is not and has not been a resident or deemed to be a resident of Canada and does not use or hold, and is not deemed to use or hold, Scheme Shares or St Barbara Consideration Shares in connection with carrying on a business in Canada (a “Non-Canadian Holder”). Special rules, which are not discussed in this summary, apply to a non-resident of Canada that is an insurer carrying on business in Canada and elsewhere and to an “authorized foreign bank” (as defined in the Tax Act), and such Non-Canadian Holders should consult their own tax advisors.

Disposition of Scheme Shares

A Non-Canadian Holder who disposes of Scheme Shares under the Scheme will realize a capital gain or a capital loss computed in the manner described above under the heading “—Specified Holders Resident in Canada—Disposition of Scheme Shares”. A Non-Canadian Holder will not be subject to tax under the Tax Act on any capital gain, or entitled to deduct any capital loss, realized on the disposition of Scheme Shares under the Scheme unless such Scheme Shares constitute “taxable Canadian property” (as defined in the Tax Act) to the Non-Canadian Holder and do not constitute “treaty-protected property” (as defined in the Tax Act). See the discussion below under the heading “—Taxable Canadian Property”.

Taxable Canadian Property

Generally, the Scheme Shares will not be taxable Canadian property to a Non-Canadian Holder at the time of disposition provided that, in the case where the Scheme Shares are listed on a “designated stock exchange” (which currently includes the Toronto Stock Exchange, the London Stock Exchange and the ASX) at the time of disposition, at no particular time during the 60-month period immediately preceding the disposition: (a) did the Non-Canadian Holder, persons with whom the Non-Canadian Holder did not deal at arm’s length, or the Non-Canadian Holder together with such persons, own 25% or more of the issued shares of any class of Allied Gold; and (b) was more than 50% of the fair market value of such shares derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Tax Act), “timber resource properties” (as defined in the Tax Act) and options in respect of, or interests in, or for civil law rights in, any such properties (whether or not such property exists). Notwithstanding the foregoing, in certain limited circumstances set out in the Tax Act, Scheme Shares could be deemed to be taxable Canadian property to a Non-Canadian Holder. Non-Canadian Holders should consult their own advisors for advice as to whether their Scheme Shares constitute taxable Canadian property, having regard to their particular circumstances.

Even if the Scheme Shares are taxable Canadian property to a Non-Canadian Holder, a taxable capital gain resulting from the disposition of Scheme Shares will not be included in computing the Non-Canadian Holder’s income for the purposes of the Tax Act if the Scheme Shares constitute “treaty-protected property”. Scheme Shares owned by a Non-Canadian Holder will generally be treaty-protected property if the gain from the disposition of such Scheme Shares would, because of an applicable income tax treaty, be exempt from tax under the Tax Act.

In the event that Scheme Shares constitute taxable Canadian property but not treaty-protected property to a particular Non-Canadian Holder, the tax consequences as described above under “—Specified Holders Resident in Canada—Disposition of Scheme Shares” and “—Specified Holders Resident in Canada—Capital Gains and Capital Losses” will generally apply. A Non-Canadian Holder who disposes of taxable Canadian property may be required to file a Canadian income tax return for the year in which the disposition occurs, regardless of whether the Non-Canadian Holder is liable for Canadian tax on any gain realized as a result.

Dividends on St Barbara Consideration Shares

Dividends paid in respect of St Barbara Consideration Shares to a Non-Canadian Holder will not be subject to Canadian withholding tax or any other income tax under the Tax Act.

Disposition of St Barbara Consideration Shares

A Non-Canadian Holder who disposes of St Barbara Consideration Shares will realize a capital gain or a capital loss computed in the manner described above under the heading “—Specified Holders Resident in Canada—Disposition of Scheme Shares”. A Non-Canadian Holder will not be subject to tax under the Tax Act on any capital gain, or entitled to deduct any capital loss, realized on the disposition of St Barbara Consideration Shares unless such St Barbara Consideration Shares constitute “taxable Canadian property” (as defined in the Tax Act) to the Non-Canadian Holder and do not constitute “treaty-protected property” (as defined in the Tax Act). The test for determining whether the St Barbara Consideration Shares are taxable Canadian property is analogous to the test discussed above for determining whether the Scheme Shares are taxable Canadian property. See the discussion above under the heading “—Taxable Canadian Property” for an explanation of the circumstances in which St Barbara Consideration Shares may be considered “taxable Canadian property”.

AUSTRALIAN TAX CONSIDERATIONS

The Information in this section is intended to provide a general overview of the Australian income and CGT implications for Australian residents whose shares are acquired under the terms of the Scheme.

This summary is not intended to be comprehensive and is based upon Allied Gold’s interpretation of Australian income tax legislation currently in force at the date of this document. Allied Gold shareholders should not rely on the information in this section as advice in relation to their own affairs. The taxation laws are complex and there could be implications in addition to those described in this section. Allied Gold shareholders should seek independent professional advice in relation to their own particular circumstances.

The information in this section does not apply to non-Australian resident Allied Gold shareholders, Allied Gold Shareholders who acquired their shares as trading stock in the course of carrying on a business trading in shares nor to Allied Gold shareholders who have received their Allied Gold Shares in their capacity as employees of Allied Gold. Non-Australian residents, share traders and employees should also obtain their own independent advice.

Australian Tax Consequences

The Australian tax consequences of disposing of your Allied Gold Shares will depend on a number of factors, including:

•	whether you are an Australian resident or non-Australian resident for tax purposes. The information in this section does not apply to non-Australian resident Allied Gold shareholders;

•	whether you hold your Allied Gold Shares on capital or revenue account;

•	when you acquired your Allied Gold Shares;

•	the cost of acquiring your Allied Gold Shares;

•	whether you are an individual, a company, a trustee of a trust or a complying superannuation entity; and

•	in circumstances where St Barbara were to switch to implement the Acquisition by means of the Offer, whether St Barbara acquires 80% or more of the Allied Gold Shares as a result of the Offer.

While the interest in Allied Gold held by Australian residents is in the form of CDIs these interests are treated as shares for tax purposes and, in particular, for the purposes of the capital gains tax (CGT) roll-over provisions (see paragraph on CGT Scrip for Roll Over below).

Holding Allied Gold Shares on revenue or capital account

Broadly, if you acquired your Allied Gold Shares as part of certain businesses (eg. banking and insurance) or for the purpose of reselling them at a profit, then you may be treated as holding your Allied Gold Shares on revenue account.

If, on the other hand, you acquired your Allied Gold Shares as a passive investment, for example, with the intention of generating dividend income and/or long term capital growth, then you may be treated as holding your Allied Gold Shares on capital account.

Allied Gold Shares held on revenue account

If you are an Australian resident and hold your Allied Gold Shares on revenue account, then you will be liable to Australian tax on any gain you make on the disposal of your Allied Gold Shares under the terms of the Scheme. Broadly, the amount of the gain liable to Australian tax will be the amount by which the disposal proceeds exceeds the cost or tax carrying value of the Allied Gold Shares you hold. The disposal proceeds will be equal to the capital proceeds (refer to paragraph Capital Proceeds below). You must include any gain in your assessable income and it will be subject to Australian tax at applicable rates.

If, on the other hand, the cost of the Allied Gold Shares you hold exceeds the disposal proceeds you receive in respect of those Allied Gold Shares, then you will incur a loss equal to the excess. This loss may be offset against assessable income of the Allied Gold Shareholder.

Allied Gold Shares held on capital account

The disposal of Allied Gold Shares under the Scheme will constitute a CGT event for Australian CGT purposes. However, as the consideration for your Allied Gold Shares will consist of cash and St Barbara Consideration Shares, an elective CGT scrip for scrip roll-over relief may be available in respect of part of any capital gain arising.

In the absence of CGT scrip for scrip roll-over relief applying, broadly, the amount of your capital gain will be the amount (if any) by which the capital proceeds received exceed the cost base of your Allied Gold Shares. The full amount of capital gain is liable to Australian tax unless you are entitled to a CGT discount. CGT scrip for scrip roll-over relief, capital proceeds, cost base and the CGT discount are explained in more detail below.

Allied Gold shareholders whose cost base of acquiring their Allied Gold Shares is greater than the capital proceeds received will make a capital loss if they accept the Offer. Current year and carried forward capital losses may be offset against capital gains arising in the same year of income, before application of any CGT discount (refer to paragraph CGT Discount below) or other CGT concessions to determine the net capital gain. Any net capital gain is included in the Allied Gold Shareholder’s assessable income. Capital losses may not be offset against other income for income tax purposes, but may be carried forward to offset against future capital gains subject to satisfying certain conditions.

Capital proceeds

Under the terms of the Acquisition the consideration consists of the cash and scrip. The capital proceeds received by you will be the total of the cash you are paid and the market value of the St Barbara Consideration Shares you receive immediately after they are issued to you.

Cost Base

On a disposal of your Allied Gold Shares, the cost base is used to determine whether any capital gain or loss arises for CGT purposes.

Generally, cost base is made up of a number of elements. Broadly, this includes the acquisition cost, incidental costs of acquisition (such as broker’s fees and stamp duty), and costs of owning, enhancing the value of or preserving title to the asset which are not otherwise tax deductible.

Modifications to the general cost base rules may apply in certain circumstances, for example, if you have inherited shares by bequest or acquired shares on a non-arm’s length basis.

CGT discount

If you are an individual, the trustee of a trust, or a complying superannuation entity, then you may reduce any capital gain otherwise liable to Australian tax provided that you acquired your Allied Gold Shares more than 12 months before disposing of them under the terms of the Acquisition.

The CGT discount applicable to an individual or to the trustee of a trust is one half. The CGT discount applicable to a complying superannuation entity is one third. That is, the capital gain (after deduction of any capital losses) you take into account in working out your assessable income is reduced by one half or one third as appropriate. Trustees should seek specific tax advice concerning the tax consequences of distributions to beneficiaries attributable to discounted capital gains.

CGT scrip for scrip roll-over relief

If you would otherwise make a capital gain on the disposal of your Allied Gold Shares, then you may choose CGT scrip for scrip roll-over relief to the extent the capital gain is attributable to St Barbara Consideration Shares received by the Allied Gold shareholder.

If you choose to obtain the CGT scrip for scrip roll-over relief, then:

•

the part of the capital gain attributable to the St Barbara Shares received will be disregarded (ie, taxation of that part of the capital gain is effectively deferred until the St Barbara Shares received are disposed of); and

•	the cost base of the St Barbara Consideration Shares will include an amount referable to the cost base of the Allied Gold Shares.

The part of the capital gain that will be disregarded as a result of choosing CGT scrip for scrip roll-over relief is calculated as follows:

Capital gain		Market value of		Market value of				Cost base of
disregarded under	=	St Barbara Consideration	_	St Barbara Consideration			x	your Allied Gold
roll-over relief		Shares you receive		Shares you receive				Shares
				Cash		Market value of
				consideration	+	St Barbara Consideration
				you receive		Shares you receive

The amount of the capital gain not disregarded is the amount determined by:

•	starting with the capital gain calculated as outlined in paragraph Allied Gold Shares held on capital account above, before applying the CGT discount; and

•	subtracting the disregarded capital gain as calculated above.

If you choose CGT scrip for scrip roll-over relief, then the choice must be made by the day you lodge your income tax return for the income year in which the Acquisition completes. The way in which an Allied Gold shareholder prepares its income tax return is evidence of the choice. There is no need to lodge a notice with the Australian Taxation Office.

Note that CGT scrip for scrip roll-over relief is not available if you would otherwise make a capital loss on the disposal of your Allied Gold Shares or if St Barbara notifies you that it has elected that the roll-over provisions should not be applicable.

Goods and services tax and stamp duty

No Australian goods and services tax or stamp duty will be payable by you as a consequence of accepting the Offer.

Allied Gold Options

Under the proposals to be made to Allied Gold Optionholders, Allied Gold Optionholders can either:

(1)	exercise their outstanding options and participate in the Scheme on the same basis as other Scheme shareholders; or

(2)	cancel their Options in consideration for a payment by St Barbara of A$0.29 per Option.

If the options are exercised, the tax implications associated with the subsequent sale of the shares will generally be in accordance with the above paragraphs. It is however, unlikely that the 50% CGT concession will be available because the 12 month holding requirement of the shares will not have been satisfied.

If the options are cancelled, the cancellation will be regarded as a CGT event and the tax implications in the above will, in general terms, apply. The scrip for scrip roll-over relief will not be available.

If the options were obtained under an employee option scheme, additional tax implications may be applicable and you should seek independent professional advice in relation to those options.

CERTAIN US FEDERAL INCOME TAX CONSIDERATIONS

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, ALLIED GOLD SHAREHOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF US FEDERAL TAX ISSUES IN THIS CIRCULAR IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY ALLIED GOLD SHAREHOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON ALLIED GOLD SHAREHOLDERS UNDER THE US INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS INCLUDED HEREIN BY ALLIED GOLD IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY ALLIED GOLD OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) ALLIED GOLD SHAREHOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISER.

The following is a general summary of certain material US federal income tax consequences generally applicable to a US Holder (as defined below) with respect to the disposition of Scheme Shares pursuant to the Scheme by such a US Holder. This summary is based on the Internal Revenue Code of 1986, as amended (the US Code), US Treasury Regulations (whether final, temporary or proposed), administrative rulings of the Internal Revenue Service (IRS), judicial decisions, as well as the income tax treaty between the US and the UK, all as currently in force on the date of this document, and all of which are subject to change, possibly with retroactive effect.

The following summary does not purport to be a complete analysis of all of the potential US federal income tax considerations that may be relevant to particular US Holders in light of their particular circumstances, and does not address US state, local, foreign, estate, gift or other tax considerations. This general summary also does not address US federal income tax considerations applicable to US Holders that own (whether directly, indirectly or constructively) 10% or more of the total voting power or value of all outstanding stock of Allied Gold or US Holders that acquired Scheme Shares upon the conversion or exchange of other stock or securities, nor does this summary discuss all of the tax considerations that may be relevant to certain types of US Holders subject to special treatment under the US federal income tax laws (such as financial institutions, insurance companies, traders in securities that elects to use a mark-to-market method of accounting for its securities holdings, US Holders liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, controlled foreign corporations, tax-exempt organizations, passive foreign investment companies, US expatriates, US Holders who acquired Scheme Shares in connection the performance of services, brokers or dealers in securities or currencies, US Holders that own the Scheme Shares as part of straddles, hedging transactions or conversion transactions or other integrated investments for US federal income tax purposes, persons resident or ordinarily resident outside the United States and persons holding Scheme Shares through a permanent establishment or fixed base outside of the US or US Holders whose functional currency is not the US dollar). This summary also does not address US federal income tax considerations applicable to Allied Gold Optionholders. This summary also deals only with US Holders that hold Scheme Shares as capital assets within the meaning of Section 1221 of the US Code (generally, assets held for investment purposes). No ruling from the IRS with respect to any of the tax issues affecting Allied Gold will be sought.

As used herein, the term US Holder means an Allied Gold Shareholder that is a beneficial owner of the Scheme Shares, and that is, for US federal income tax purposes, (i) an individual citizen or resident of the United states, (ii) a corporation (or other business entity treated as a corporation for US federal income tax purposes) created or organized under the laws of the United States or any State or political subdivision thereof, (iii) an estate the income of which is subject to US federal income tax without regard to its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more US persons have the authority to control all substantial decisions of the trust, or the trust has a valid election in effect under applicable US Treasury Regulations to be treated as a domestic trust for US federal income tax purposes.

The US federal income tax treatment of a partner in a partnership (or other business entity treated as a partnership for US federal income tax purposes) that holds Scheme Shares will generally depend on the status of the partner and the activities of the partnership. US Holders that are partnerships, and partners in such partnerships, should consult their own tax advisers as to the particular US federal income tax consequences of the disposition of Scheme Shares in consideration for the Cash Consideration and St Barbara Consideration Shares pursuant to the Scheme by the partnership.

This general summary assumes that Allied Gold is not, and has not been at any time during a US Holder’s holding period for its Scheme Shares, a “passive foreign investment company” (a PFIC) for US federal income tax purposes. A foreign corporation’s possible status as a PFIC must be determined annually and therefore, Allied Gold’s status could change depending, among other things, upon changes in the composition and relative value of its gross income and assets and the market value of its stock. If Allied Gold was a PFIC at any time during a US Holder’s holding period, materially adverse US federal income tax consequences could result for US Holders.

THE SUMMARY OF US FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. ALL US HOLDERS SHOULD CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF DISPOSING OF THEIR SCHEME SHARES UNDER THE SCHEME AND THE ACQUISITION, HOLDING AND DISPOSITION OF ST BARBARA CONSIDERATION SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

Disposition of the Scheme Shares in consideration for the Cash Consideration and St Barbara Consideration Shares

Under the Scheme, US Holders will be treated as selling their Scheme Shares in consideration for the Cash Consideration and St Barbara Consideration Shares, and such disposition will be a taxable transaction for US federal income tax purposes. Accordingly, a US Holder of Scheme Shares will generally recognize capital gain or loss for US federal income tax purposes on the disposal of its Scheme Shares for the Cash Consideration and St Barbara Consideration Shares in amount equal to the difference, if any, between (x) the sum of the fair market value (valued in US Dollars) of the St Barbara Consideration Shares received and the Cash Consideration (valued in US Dollars) received by such US Holder and (y) the US Holder’s adjusted tax basis in its Scheme Shares (valued in US Dollars) surrendered by such US Holder pursuant to the Scheme. The capital gain or loss will be long-term capital gain or loss if the US Holder has held the Scheme Shares for more than one year. A US Holder’s tax basis in its Scheme Shares is generally equal to the cost (in US Dollars) of such US Holder’s acquisition of its Scheme Shares. US Holders who acquired different blocks of Scheme Shares at different times or different prices must determine their tax basis and holding period separately with respect to each identifiable block of Scheme Shares. The deductibility of capital losses for US federal income tax purposes is subject to significant limitations. Any gain or loss will generally be treated as income or loss from sources within the US for foreign tax credit limitation purposes. US Holders should consult their own tax advisers regarding the potential applicability of special sourcing rules to them.

A US Holder will have an adjusted basis in its St Barbara Consideration Shares received equal to the US Dollar value of the St Barbara Consideration Shares as of the Effective Date. A US Holder’s holding period in the St Barbara Consideration Shares will begin on the day after the Effective Date.

The date for determining the US Dollar value of the Australian Dollars, Pounds Sterling or Canadian Dollars received depends on whether special rules for sales of securities traded on an established securities market apply. Although it is believed that the Scheme Shares are currently traded on such a market, the rules might not apply here because the disposal of the Scheme Shares pursuant to the Scheme is not a transaction on such market. If the special rules apply, cash-basis and electing accrual basis US Holders generally will realize an amount equal to the US Dollar value of the Australian Dollars, Pounds Sterling or Canadian Dollars received calculated by reference to the spot rate on the settlement date. (If the US Holder is an accrual basis taxpayer, such US Holder may elect such treatment required for cash-basis taxpayers with respect to the disposition of its Scheme Shares under such rules (if applicable), provided the election is applied consistently from year to year.) If the rules do not apply (and in the case of non-electing accrual basis US Holders even if such rules do apply), the US Dollar value of the Cash Consideration paid in Australian Dollars, Pounds Sterling or Canadian Dollars received by the US Holder will be included in income in a US Dollar amount calculated by reference to the spot rate in effect on the Effective Date. In such case, a US Holder will generally recognize currency gain or loss if the US Dollar value of the Australian Dollars, Pounds Sterling or Canadian Dollars, as applicable, received at the spot rate on the settlement date differs from the amount realized on the Effective Date. Any gain or loss realized on the settlement date or on a subsequent conversion or other disposition of the Australian Dollars, Pounds Sterling or Canadian Dollars, as applicable, for a US Dollar amount different from its tax basis generally will be US source ordinary income or loss. Any such currency gain or loss would be in addition to the gain or loss, if any, that such US Holder recognizes on the disposition of the Scheme Shares pursuant to the Scheme. A US Holder will have a tax basis in the Australian Dollars, Pounds Sterling or Canadian Dollars received equal to its US dollar value at the spot rate on the applicable date.

US Federal Tax Information Reporting and Backup Withholding Tax

Payments made to US Holders in respect of Scheme Shares pursuant to the Scheme may be subject to information reporting to the IRS unless the US Holder establishes a basis for exemption. Backup withholding tax may apply to amounts subject to reporting at a rate of 28% unless such US Holder furnishes a correct taxpayer identification number and certifies that it is not currently subject to backup withholding and otherwise complies with applicable requirements for the information reporting and backup withholding rules. Any amount withheld under the backup withholding rules may generally be credited against the US Holder’s US federal income tax liability or refunded to the extent it exceeds the US Holder’s liability, provided the required information is timely furnished to the IRS. US Holders should consult with their own tax advisors as to their qualification for exemption from backup withholding and the procedure for establishing an exemption from backup withholding.

Certain non-corporate US Holders are required to report information to the IRS with respect to their investment in the Scheme Shares and St Barbara Consideration Shares if not held through an account with a financial institution. US Holders who fail to report required information could become subject to substantial penalties. US Holders are urged to consult with their own tax advisers about reporting obligations arising from their investment in the Scheme Shares and St Barbara Consideration Shares.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR US HOLDER. EACH US HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISER ABOUT THE TAX CONSEQUENCES TO IT OF THE SCHEME IN LIGHT OF SUCH US HOLDER’S OWN CIRCUMSTANCES, INCLUDING THE US FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE SCHEME APPLICABLE TO THEM.

PART SIX

FINANCIAL INFORMATION RELATING TO ALLIED GOLD

Incorporation of relevant information by reference

The following information listed below is incorporated by reference into this document.

Information	Source of information
Allied Gold Activities Report for the June	http://www.alliedgold.com.au/irm/content/half-
Quarter 2012	yearly%2bquarterly-reports.aspx

Allied Gold Activities Report for the March	http://www.alliedgold.com.au/IRM/Company/
Quarter 2012	ShowPage.aspx?CPID=2197&EID=44044005

Allied Gold Annual Report 2011	http://www.alliedgold.com.au/irm/ShowStaticCategory.aspx?
CategoryID=177&HideTopLine=True&masterpage=6

Allied Gold Limited Annual Report 2010*	http://www.alliedgold.com.au/irm/ShowStaticCategory.aspx?
CategoryID=177&HideTopLine=True&masterpage=6

*	Allied Gold Limited was the holding company of the Allied Gold Group until 28 June 2011 on which date Allied Gold became the holding company of the Allied Gold Group by means of a scheme of arrangement conducted under Australian law pursuant to which Allied Gold acquired 100 per cent. of the share capital of Allied Gold Limited effected in connection with a re-organisation of the Allied Gold Group prior to admission to Allied Gold’s listing on the Official List and to trading on the Main Market of the London Stock Exchange.

The information above is available free of charge in a read-only, printable format from the website set out above.

Please see paragraph 18.3 of Part Eight (Additional Information) for details of obtaining hard copies of documents incorporated by reference into this document.

There are no current ratings or outlooks publicly accorded to Allied Gold by ratings agencies.

No incorporation of website information

Save as set out above, neither the content of Allied Gold’s website, nor the content of any website accessible from hyperlinks on Allied Gold’s website, is incorporated into, or forms part of, this document.

PART SEVEN

FINANCIAL INFORMATION RELATING TO ST BARBARA

Incorporation of relevant information by reference

The following information listed below is incorporated by reference into this document.

Information	Source of information
St Barbara March 2012 Quarterly Report	http://www.stbarbara.com.au/investors/announcements/

St Barbara December 2011 Quarterly Report	http://www.stbarbara.com.au/investors/announcements/

St Barbara Half Year Financial Report December 2011	http://www.stbarbara.com.au/investors/announcements/

St Barbara Annual Report 2011, pages 44-97 (incl.)	http://www.stbarbara.com.au/investors/annual-reports/

St Barbara September 2011 Quarterly Report	http://www.stbarbara.com.au/investors/announcements/

St Barbara Annual Report 2010, pages 51-101 (incl.)	http://www.stbarbara.com.au/investors/annual-reports/

The information above is available free of charge in a read-only, printable format from the website set out above.

Please see paragraph 18.3 of Part Eight (Additional Information) for details of obtaining hard copies of documents incorporated by reference into this document.

There are no current ratings or outlooks accorded to St Barbara by ratings agencies.

No incorporation of website information

Save as set out above, neither the content of St Barbara’s website, nor the content of any website accessible from hyperlinks on St Barbara’s website, is incorporated into, or forms part of, this document.

PART EIGHT

ADDITIONAL INFORMATION

1	Responsibility

1.1	The Allied Gold Directors, whose names are set out in paragraph 2.1 below, each accept responsibility for the information contained in this document other than the information for which responsibility is taken by others pursuant to paragraph 1.2 below. To the best of the knowledge and belief of the Allied Gold Directors (who have taken all reasonable care to ensure that such is the case) the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

1.2	The St Barbara Directors, whose names are set out in paragraph 2.3 below, each accept responsibility for the information contained in this document relating to St Barbara, the St Barbara Group and themselves and members of their immediate families, related trusts and connected persons. To the best of the knowledge and belief of the St Barbara Directors (who have taken all reasonable care to ensure that such is the case) the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

2	Directors

2.1	The Allied Gold Directors and their respective positions are:

Name	Position
Mark Caruso	Non-executive Chairman

Frank Terranova	Chief Executive Officer

Terence Sean Harvey	Non-executive Director

Montague House	Non-executive Director

Anthony Lowrie	Non-executive Director

2.2	Allied Gold’s registered office is at 3, More London Riverside, London SE1 2AQ. Allied Gold’s principal place of business is Building 23, 2404 Logan Road, Eight Mile Plains, Queensland 4113, Australia.

2.3	St Barbara’s Directors and their respective positions are:

Name	Position
S.J. Colin Wise	Non-executive Chairman
Timothy J. Lehany	Managing Director and Chief Executive Officer
Douglas W. Bailey	Non-executive Director
Elizabeth A. (Betsy) Donaghey	Non-executive Director
Phillip C. Lockyer	Non-executive Director
Robert K. Rae	Non-executive Director

2.4	St Barbara’s registered office is at Level 10, 432 St Kilda Road, Melbourne, Victoria 3004, Australia.

3	Interests in relevant Allied Gold securities

3.1	For the purposes of this paragraph 3 and paragraphs 4 and 5:

acting in concert has the meaning given to it in the Code;

arrangement includes indemnity or option arrangements, and any agreement or understanding, formal or informal, of whatever nature, relating to relevant securities which may be an inducement to deal or refrain from dealing but excludes irrevocable commitments and letters of intent;

connected adviser has the meaning given to it in the Code;

dealing has the meaning given to it in the Code and dealt has the corresponding meaning;

derivative has the meaning given to it in the Code;

disclosure date means the close of business on 13 July 2012, being the latest practicable date prior to the publication of this document;

disclosure period means the period beginning on 29 June 2011 and ending on the disclosure date;

interest or interests in relevant securities shall have the meaning given to it in the Code and references to interests of the St Barbara Directors or interests of the Allied Gold Directors in relevant securities shall include all interests of any other person whose interests in shares the St Barbara Directors, or, as the case may be, the Allied Gold Directors, are taken to be interested in pursuant to Part 22 of the Companies Act;

relevant Allied Gold securities mean relevant securities (such term having the meaning given to it in the Code in relation to an offeree) of Allied Gold including equity share capital of Allied Gold (or derivatives referenced thereto) and securities convertible into, rights to subscribe for and options (including traded options) in respect thereof;

relevant St Barbara securities mean relevant securities (such term having the meaning given to it in the Code in relation to an offeror) of St Barbara, including equity share capital in St Barbara (or derivatives referenced thereto) and securities convertible into, rights to subscribe for and options (including traded options) in respect thereof; and

short position means any short position (whether conditional or absolute and whether in the money or otherwise) including any short position under a derivative.

4	Interests and dealings in relevant Allied Gold securities

Interests in relevant Allied Gold securities

4.1	As at the disclosure date, excluding the interests set out in paragraph 4.2 below, the Allied Gold Directors held the following interests in relevant Allied Gold securities (all of which are beneficial interests unless otherwise stated):

Name	Number of Allied Gold Shares*
Mark Caruso	1,521,257
Frank Terranova	226,882
Sean Harvey	33,333
Montague House	35,589
Anthony Lowrie	389,242

Total	2,206,303

*	These numbers include Allied Gold Shares held by connected persons or trustees and in which the relevant Director has an interest.

4.2	As at the disclosure date, the following options and awards over relevant Allied Gold securities had been granted to the Allied Gold Directors and remained outstanding:

Name	Date of Award	Exercise Price	Number of Allied Gold Shares	Expiry Date	Vested
Mark Caruso	05.11.2009	£1.80	3,333,333	31.12.2013	Yes
Frank Terranova	11.11.2009	£1.80	1,666,666	31.12.2013	Yes

4.3	As at the disclosure date, no member of the St Barbara Group held any interests in relevant Allied Gold securities.

4.4	As at the disclosure date, Barclays, a connected adviser to St Barbara, had a short position in relation to 2,127 relevant Allied Gold securities.

Dealings in relevant Allied Gold securities

4.5	The following dealings for value in relevant Allied Gold securities have taken place during the disclosure period by persons acting in concert with St Barbara:

Name	Trade date	Buy (B)/Sell(S)	Number of relevant Allied Gold securities	Price (£)
Barclays	19 Jul 2011	B	804	3.04
Barclays	28 Jul 2011	S	–804	2.99

Name	Trade date	Buy (B)/Sell(S)	Number of relevant Allied Gold securities	Price (£)
Barclays	04 Aug 2011	B	1177	2.8297451
Barclays	08 Aug 2011	B	11088	2.264972
Barclays	09 Aug 2011	B	757	2.45
Barclays	17 Aug 2011	S	–2763	2.8562541
Barclays	18 Aug 2011	S	–4914	2.7894668
Barclays	26 Aug 2011	S	–5312	2.59
Barclays	16 Sep 2011	S	–33	3.26
Barclays	21 Sep 2011	B	1261	3.31
Barclays	26 Sep 2011	S	–1096	2.93
Barclays	04 Oct 2011	B	927	5.47
Barclays	05 Oct 2011	B	2533	2.5257126
Barclays	12 Oct 2011	S	–900	2.7
Barclays	01 Nov 2011	S	–1	2.38
Barclays	02 Nov 2011	S	–827	2.35
Barclays	18 Nov 2011	B	280	2.57
Barclays	21 Nov 2011	S	–2177	2.64
Barclays	29 Nov 2011	S	–3822	2.66
Barclays	16 Dec 2011	B	3332	2.2172449
Barclays	19 Dec 2011	S	–6863	2.192292
Barclays	20 Dec 2011	B	3027	2.0959366
Barclays	21 Dec 2011	B	5001	2.1764047
Barclays	22 Dec 2011	S	–2860	2.15
Barclays	06 Jan 2012	S	-500	2.34
Barclays	13 Jan 2012	S	–710	2.38
Barclays	17 Jan 2012	S	–599	2.32
Barclays	19 Jan 2012	B	1204	2.3867774
Barclays	02 Feb 2012	B	2790	2.0299713
Barclays	08 Feb 2012	S	–3846	2.0305252
Barclays	09 Feb 2012	S	–3542	1.99
Barclays	10 Feb 2012	S	–1782	1.96
Barclays	15 Feb 2012	B	1693	1.865
Barclays	17 Feb 2012	B	7477	1.7462565
Barclays	20 Feb 2012	B	1838	1.73
Barclays	21 Feb 2012	B	13158	1.723724
Barclays	22 Feb 2012	B	4658	1.74
Barclays	23 Feb 2012	B	12145	1.741916
Barclays	29 Feb 2012	B	4432	1.6443231
Barclays	02 Mar 2012	B	9468	1.5664259
Barclays	15 Mar 2012	S	–3697	1.8463917
Barclays	16 Mar 2012	S	–1903	1.88
Barclays	19 Mar 2012	S	–20039	1.8641804
Barclays	21 Mar 2012	S	–17534	1.8759824
Barclays	22 Mar 2012	S	–6370	1.8726311
Barclays	23 Mar 2012	S	–11777	1.875
Barclays	26 Mar 2012	S	–1492	1.905
Barclays	27 Mar 2012	S	–3844	1.865
Barclays	29 Mar 2012	B	6000	1.765
Barclays	30 Mar 2012	B	5131	1.775
Barclays	02 Apr 2012	B	2250	1.785
Barclays	03 Apr 2012	B	5449	1.7778739
Barclays	04 Apr 2012	B	2200	1.78
Barclays	10 Apr 2012	S	–3	1.76
Barclays	12 Apr 2012	S	–70	1.745
Barclays	01 May 2012	B	1172	1.85
Barclays	04 May 2012	S	–1172	2.09

Interests in relevant St Barbara securities

4.6	As at the disclosure date, excluding the interests set out in paragraph 4.7 below, the St Barbara Directors held the following interests in relevant St Barbara securities (all of which are beneficial interests unless otherwise stated):

Name	Number of St Barbara Shares*
S.J. Colin Wise	1,139,389
Timothy J. Lehany	167,820
Douglas W. Bailey	30,247
Elizabeth A. (Betsy) Donaghey	40,000
Phillip C. Lockyer	20,631
Robert K. Rae	48,975

Total	1,447,062

*	These numbers include St Barbara Shares held by connected persons or trustees and in which the relevant Director has an interest.

4.7	As at the disclosure date, the following options and awards over relevant St Barbara securities had been granted to the St Barbara Directors under the St Barbara Share Option Schemes and remained outstanding:

Options

Name	Number of Options	Date of Award	Financial Year Options Vest	Exercise Price	Expiry Date
Timothy J. Lehany	976,220	19.11.2009	30.06.2013	$1.722	23.09.2014
	251,350	06.05.2009	30.06.2012	$2.286	02.03.2014

Performance Rights

Name	Number of Performance Rights	Date of Grant	Exercise Price	Expiry date
Timothy J. Lehany	459,621	23.11.2011	$1.845	30.06.2014
	757,819	23.12.2010	$2.238	30.06.2013

The vesting of performance rights is subject to a continuing service condition as at each vesting date and the achievement of a minimum total shareholder return measured against a defined peer group of ASX listed, mid tier gold companies. Performance rights carry no dividend or voting rights. Each performance right is convertible into one St Barbara Share when exercisable.

4.8	As at the disclosure date, RBC Capital Markets, a connected adviser to Allied Gold, had a short position in relation to 3,763 relevant St Barbara securities.

4.9	As at the disclosure date, Barclays, a connected adviser to St Barbara, had a short position in relation to 3,487 relevant St Barbara securities.

Dealings in relevant St Barbara securities

4.10	The following dealings in relevant St Barbara securities by the St Barbara Directors have taken place during the disclosure period:

Name	Date	Transaction	Number of St Barbara Shares	Price ($)
Elizabeth A. (Betsy) Donaghey	30.08.2011	Purchase	20,000	2.01
	28.02.2012	Purchase	20,000	2.24

4.11	The following dealings in relevant St Barbara securities by persons acting in concert with St Barbara have taken place during the disclosure period:

Name	Trade date	Buy (B)/Sell(S)	Number of relevant Saturn securities	Price (A$)
Barclays	20 Jun 2011	S	–10993	1.81
Barclays	21 Jun 2011	S	–6573	1.815
Barclays	22 Jun 2011	B	34368	1.8614847
Barclays	23 Jun 2011	S	–4270	3.7033705
Barclays	24 Jun 2011	B	19527	1.8151969
Barclays	27 Jun 2011	S	–29250	1.7801139
Barclays	28 Jun 2011	S	–8923	1.79
Barclays	30 Jun 2011	B	13694	1.96
Barclays	01 Jul 2011	B	5204	1.92
Barclays	06 Jul 2011	B	11974	1.9464678
Barclays	07 Jul 2011	B	7301	1.9264779
Barclays	08 Jul 2011	S	–7972	1.935
Barclays	11 Jul 2011	S	–13	1.93
Barclays	12 Jul 2011	B	7985	1.8574728
Barclays	19 Jul 2011	B	62348	1.9526392
Barclays	21 Jul 2011	S	–15384	1.9435963
Barclays	22 Jul 2011	B	4783	2.02
Barclays	25 Jul 2011	S	–14917	2.0141895
Barclays	26 Jul 2011	B	26741	1.9802089
Barclays	28 Jul 2011	S	–53523	1.9373411
Barclays	29 Jul 2011	S	–10048	1.8535022
Barclays	01 Aug 2011	S	–7913	1.885
Barclays	02 Aug 2011	S	–9334	1.875
Barclays	04 Aug 2011	B	8485	1.915
Barclays	05 Aug 2011	S	–64432	1.7768463
Barclays	08 Aug 2011	S	–71766	1.8152349
Barclays	09 Aug 2011	S	–8818	3.6565549
Barclays	11 Aug 2011	B	50659	1.9599089
Barclays	12 Aug 2011	B	97450	1.9563962
Barclays	16 Aug 2011	B	5669	1.9780155
Barclays	17 Aug 2011	B	7860	1.985
Barclays	18 Aug 2011	S	–11704	1.9365243
Barclays	19 Aug 2011	B	3844	1.93
Barclays	22 Aug 2011	B	11653	1.975
Barclays	23 Aug 2011	B	65482	1.9865584
Barclays	24 Aug 2011	S	–10671	1.9294991
Barclays	25 Aug 2011	S	–7150	1.91
Barclays	26 Aug 2011	B	18791	3.8915711
Barclays	29 Aug 2011	B	24848	2.016449
Barclays	30 Aug 2011	S	–37511	2.0035822
Barclays	01 Sep 2011	S	–44756	2.1623789
Barclays	02 Sep 2011	S	–20686	2.1565494
Barclays	07 Sep 2011	S	–26454	2.2149202
Barclays	08 Sep 2011	S	–31794	2.2948852
Barclays	09 Sep 2011	S	–8170	2.34
Barclays	12 Sep 2011	S	–18045	4.68
Barclays	13 Sep 2011	B	11111	2.31
Barclays	14 Sep 2011	B	62100	2.2680482
Barclays	15 Sep 2011	B	11252	2.21
Barclays	22 Sep 2011	S	–24832	2.2834206
Barclays	23 Sep 2011	S	–5402	2.11
Barclays	26 Sep 2011	S	–22760	1.8720356
Barclays	27 Sep 2011	S	–36794	2.0369829
Barclays	03 Oct 2011	B	21951	2.0279322

Name	Trade date	Buy (B)/Sell(S)	Number of relevant Saturn securities	Price (A$)
Barclays	04 Oct 2011	B	23162	2.0187851
Barclays	05 Oct 2011	S	–35897	2.0269541
Barclays	06 Oct 2011	B	11706	2.1051486
Barclays	07 Oct 2011	B	13159	2.1207493
Barclays	10 Oct 2011	B	15485	2.1936713
Barclays	11 Oct 2011	B	652	4.51
Barclays	13 Oct 2011	S	–18029	2.262202
Barclays	14 Oct 2011	S	–33152	4.322179
Barclays	17 Oct 2011	S	–6359	4.4239718
Barclays	20 Oct 2011	S	–12246	2.13
Barclays	21 Oct 2011	B	19254	2.0260086
Barclays	24 Oct 2011	S	–49241	2.1370577
Barclays	26 Oct 2011	B	42358	2.229606
Barclays	28 Oct 2011	S	–17128	2.2666172
Barclays	31 Oct 2011	S	–7644	2.17
Barclays	01 Nov 2011	S	–19115	2.186159
Barclays	02 Nov 2011	B	11635	2.2482372
Barclays	03 Nov 2011	B	10005	2.22
Barclays	04 Nov 2011	B	7476	2.31
Barclays	07 Nov 2011	B	20435	2.34
Barclays	09 Nov 2011	S	–12842	2.45
Barclays	21 Nov 2011	B	13039	2.3288696
Barclays	22 Nov 2011	B	43231	2.268088
Barclays	23 Nov 2011	B	15399	2.23
Barclays	24 Nov 2011	B	32494	2.161692
Barclays	25 Nov 2011	S	–5135	2.17
Barclays	28 Nov 2011	B	5135	2.15
Barclays	29 Nov 2011	B	18035	2.1873812
Barclays	30 Nov 2011	S	–15767	2.1933627
Barclays	01 Dec 2011	B	5273	2.23
Barclays	02 Dec 2011	S	–7541	4.6243093
Barclays	06 Dec 2011	S	–52925	2.3802377
Barclays	07 Dec 2011	S	–38795	2.3363877
Barclays	08 Dec 2011	S	–30853	2.3433118
Barclays	09 Dec 2011	B	57144	2.259275
Barclays	12 Dec 2011	B	5940	2.23
Barclays	13 Dec 2011	B	42955	2.13
Barclays	14 Dec 2011	B	28121	2.1112503
Barclays	15 Dec 2011	B	42659	1.9759986
Barclays	16 Dec 2011	S	–54246	2.0789843
Barclays	19 Dec 2011	B	16946	1.9946132
Barclays	20 Dec 2011	B	18105	1.9724745
Barclays	21 Dec 2011	B	13104	2.08
Barclays	22 Dec 2011	B	46036	1.9302057
Barclays	23 Dec 2011	S	–13524	1.9679599
Barclays	28 Dec 2011	B	9151	1.935
Barclays	29 Dec 2011	B	16751	1.9405555
Barclays	03 Jan 2012	S	–1505	3.995
Barclays	04 Jan 2012	S	–28093	2.0864706
Barclays	05 Jan 2012	S	–18261	2.0835568
Barclays	06 Jan 2012	B	46592	2.06
Barclays	09 Jan 2012	B	12587	2.04
Barclays	10 Jan 2012	B	28272	2.0253152
Barclays	11 Jan 2012	B	42686	2.0134859
Barclays	12 Jan 2012	B	6848	2.01
Barclays	13 Jan 2012	B	54464	2.01

Name	Trade date	Buy (B)/Sell(S)	Number of relevant Saturn securities	Price (A$)
Barclays	18 Jan 2012	S	–13337	2
Barclays	19 Jan 2012	B	37205	2.0350353
Barclays	27 Jan 2012	S	–37169	2.29
Barclays	30 Jan 2012	S	–74412	2.2810447
Barclays	31 Jan 2012	S	-44558	2.3574465
Barclays	01 Feb 2012	S	–28728	2.33324
Barclays	02 Feb 2012	S	–41269	2.357313
Barclays	07 Feb 2012	S	–24936	2.3262841
Barclays	08 Feb 2012	S	–16000	2.33024
Barclays	09 Feb 2012	S	–4903	2.35
Barclays	14 Feb 2012	S	–52819	2.338343
Barclays	15 Feb 2012	S	–18402	2.2600245
Barclays	16 Feb 2012	S	–31266	2.2953521
Barclays	17 Feb 2012	S	–7917	2.3140659
Barclays	23 Feb 2012	B	42129	2.3898039
Barclays	24 Feb 2012	S	–23863	4.7850782
Barclays	27 Feb 2012	S	–3142	2.25
Barclays	29 Feb 2012	B	75038	2.3078992
Barclays	01 Mar 2012	B	8247	2.22
Barclays	05 Mar 2012	S	–23379	2.2223042
Barclays	06 Mar 2012	S	–7340	4.3171324
Barclays	07 Mar 2012	B	20138	2.1261436
Barclays	08 Mar 2012	B	16173	2.14
Barclays	14 Mar 2012	S	–58840	2.1913894
Barclays	15 Mar 2012	S	–99108	2.113784
Barclays	19 Mar 2012	S	–68590	2.1
Barclays	21 Mar 2012	B	10511	2.05
Barclays	22 Mar 2012	B	13230	2.05
Barclays	23 Mar 2012	B	41454	1.9958224
Barclays	26 Mar 2012	B	66344	2.0184568
Barclays	27 Mar 2012	S	–41792	4.1776126
Barclays	28 Mar 2012	B	5064	2.06
Barclays	29 Mar 2012	B	8278	2.06
Barclays	30 Mar 2012	B	1596	4.14
Barclays	02 Apr 2012	B	49956	2.0758748
Barclays	04 Apr 2012	S	–30578	2.0770701
Barclays	05 Apr 2012	B	9338	2.04
Barclays	10 Apr 2012	S	–11937	2.11
Barclays	11 Apr 2012	B	19374	2.06
Barclays	12 Apr 2012	S	–7883	2.08
Barclays	13 Apr 2012	B	68075	2.1250057
Barclays	16 Apr 2012	B	41235	2.0709766
Barclays	17 Apr 2012	S	–11376	2.0465585
Barclays	18 Apr 2012	S	–7414	2.06
Barclays	20 Apr 2012	B	7740	4.2508147
Barclays	24 Apr 2012	S	–3813	2.1492368
Barclays	27 Apr 2012	B	13740	2.1409665
Barclays	30 Apr 2012	S	–32694	2.2861917
Barclays	01 May 2012	S	–27818	2.3052441
Barclays	02 May 2012	B	47728	2.231527
Barclays	04 May 2012	B	10341	2.1341969
Barclays	08 May 2012	S	–26876	2.07
Barclays	09 May 2012	S	–17093	1.9931829
Barclays	11 May 2012	B	16527	2.03
Barclays	15 May 2012	S	–33559	1.9306661
Barclays	16 May 2012	B	23977	1.8641796

Name	Trade date	Buy (B)/Sell(S)	Number of relevant Saturn securities	Price (A$)
Barclays	17 May 2012	B	73744	1.8531127
Barclays	18 May 2012	S	–4877	3.8621758
Barclays	21 May 2012	S	–23017	3.8772989
Barclays	22 May 2012	S	–2854	1.955
Barclays	25 May 2012	S	–36796	1.9395846
Barclays	28 May 2012	B	13444	1.987805
Barclays	29 May 2012	B	9570	1.9804357
Barclays	31 May 2012	B	4625	3.9567163
Barclays	01 Jun 2012	S	–26591	1.964648
Barclays	04 Jun 2012	B	105006	2.0335133
Barclays	06 Jun 2012	B	13891	2.13
Barclays	12 Jun 2012	S	–70945	2.1300413
Barclays	14 Jun 2012	S	–1581	4.16
Barclays	18 Jun 2012	B	24514	2.1599266
Barclays	19 Jun 2012	B	43673	2.1890138
Barclays	20 Jun 2012	S	–78456	2.1723018
Barclays	21 Jun 2012	S	–14136	2.18
Barclays	26 Jun 2012	S	–8786	2.11
Barclays	27 Jun 2012	S	–11050	2.07
Barclays	28 Jun 2012	B	51974	2.1209462

5	Interests and dealings—General

5.1	Save as disclosed in paragraph 4 above, as at the disclosure date:

(a)	none of (i) St Barbara, (ii) any of the St Barbara Directors, nor any member of their immediate families or related trusts, or (iii) any person acting in concert with St Barbara had any interest in, right to subscribe in respect of, or any short position in relation to relevant Allied Gold securities or relevant St Barbara securities, nor has any such person dealt in any relevant Allied Gold securities or relevant St Barbara securities, during the disclosure period;

(b)	none of (i) Allied Gold, (ii) any of the Allied Gold Directors, nor any member of their immediate families or related trusts, or (iii) any person acting in concert with Allied Gold, had any interest in, right to subscribe in respect of or any short position in relation to relevant Allied Gold securities or relevant St Barbara securities, nor has any such person dealt in any relevant Allied Gold securities or relevant St Barbara securities during the Offer Period;

(c)	neither St Barbara nor any person acting in concert with St Barbara had borrowed or lent any relevant Allied Gold securities or relevant St Barbara securities (including any financial collateral arrangements in respect thereof), save for any borrowed shares which have been either on-lent or sold;

(d)	neither Allied Gold nor any person acting in concert with Allied Gold had borrowed or lent any relevant Allied Gold securities or relevant St Barbara securities (including any financial collateral arrangements in respect thereof), save for any borrowed shares which have been either on-lent or sold;

(e)	neither St Barbara nor any person acting in concert with St Barbara has any arrangements of the kind referred to in Note 11 on the definition of acting in concert contained in the Code with any other person; and

(f)	neither Allied Gold nor any person acting in concert with Allied Gold has any arrangements of the kind referred to in Note 11 on the definition of acting in concert contained in the Code with any other person.

6	Persons acting in concert

6.1	In addition to the St Barbara Directors, for the purposes of the Code, the following persons or categories of persons fall within the scope of persons acting, or deemed to be acting in concert with St Barbara:

(a)	Lazard (as lead financial adviser to St Barbara), whose registered office is at 50 Stratton Street, London W1J 8LL, United Kingdom; and

(b)	Barclays Bank Plc (as financial adviser to St Barbara), whose registered office is at 1 Churchill Place, London E14 5HP.

6.2	In addition to the Allied Gold Directors, for the purposes of the Code, RBC Capital Markets (as connected adviser to Allied Gold), whose registered office is at Riverbank House, 2 Swan Lane, London EC4R 3BF, is acting in concert with Allied Gold.

6.3	As at 9 July 2012, National Australia Bank resigned from the title and role of financial adviser, and as such will only continue to hold the role of Mandated Lead Arranger and Lead Bookrunner.

7	Directors’ service contracts and emoluments

Allied Gold Directors’ appointment letters and contracts

7.1	At the time of their initial appointment as a Director of the Allied Gold Group, all non-executive Directors entered into a letter of appointment or service agreement and all executive Directors entered into an employment contract.

7.2	The letters of appointment or service agreements for non-executive Directors do not provide for any fixed term of service. The terms and conditions of the non-executive Directors’ appointment are governed by Allied Gold’s articles of association and applicable company law in Australia and the United Kingdom.

7.3	On 30 June 2011 Mr Terranova entered into an updated employment contract with the Allied Gold Group. The contract is terminable by eight weeks written notice. In the event that the Allied Gold Group terminates Mr Terranova’s employment for reasons other than gross misconduct he is entitled to receive a termination payment equivalent to twelve month’s base salary.

7.4	Details of all Allied Gold Directors’ contracts are summarised below:

Director	Contract date	Unexpired term	Notice period
Executive director
Frank Terranova	30.06.2011	Indefinite	Eight weeks

Non-executive directors
Mark Caruso	30.06.2011	Indefinite	Nil
Terence Sean Harvey	30.06.2011	Indefinite	Nil
Tony Lowrie	30.06.2011	Indefinite	Nil
Monty House	30.06.2011	Indefinite	Nil

7.5	Save as disclosed above, the foregoing service contracts and appointment letters do not contain any provisions relating to early termination.

7.6	Save as disclosed above, there are no service contracts between any Allied Gold Director or proposed director of Allied Gold and any member of the Allied Gold Group and no such contract has been entered into or amended within the six months immediately prior to the date of this document.

Allied Gold Non-executive Directors’ emoluments

7.7	Fees payable to Allied Gold non-executive Directors reflect the demands which are made on, and the responsibilities of, the individual Director. Allied Gold non-executive Directors’ fees and payments are reviewed annually by the Allied Gold board. Directors’ fees are denominated in Australian dollars. The current base remuneration for Allied Gold non-executive Directors is A$110,000 per annum. The base remuneration for Allied Gold non-executive Directors was last reviewed with effect from 1 November 2011.

7.8	In his role as non-executive Chairman, Mr Caruso currently receives a base fee of A$250,000 per annum, together with a transition payment of A$250,000 per annum in respect of additional services performed by Mr Caruso during the period of Mr Terranova’s transition into the role of Chief Executive Officer and Managing Director.

7.9	In addition, Allied Gold Non-executive Directors receive additional fees per annum for serving on board committees as follows:

Board committee	Chairman		Member
Audit, Risk and Compliance Committee	A$	15,000	A$	7,000
Remuneration and Nomination Committee	A$	8,000	A$	5,000

7.10	The Audit, Risk and Compliance Committee is chaired by Mr Harvey, and its members are Mr House and Mr Lowrie. The Remuneration and Nomination Committee is chaired by Mr House and its members are Mr Caruso and Mr Lowrie.

7.11	Mr Harvey receives an additional A$15,000 per annum for acting as the senior independent director.

7.12	During the financial year ended 31 December 2011, Mr Harvey was awarded share options in accordance with a resolution approved by Allied Gold Shareholders in extraordinary general meeting on 6 June 2011.

Allied Gold Executive Directors’ emoluments

7.13	Mr Terranova is entitled to a base pay of A$626,750, inclusive of compulsory Australian superannuation payments.

7.14	Prior to transitioning to the position of Non-executive Chairman, Mr Caruso had entered into a service agreement with no fixed term. Remuneration payable under that agreement was A$626,750 per annum inclusive of compulsory superannuation. This agreement ceased to have effect when Mr Caruso became Non-executive Chairman on 30 June 2011.

7.15	Allied Gold executive Directors are offered a competitive base pay that consists of fixed components plus incentive payments that are payable at the discretion of the Allied Gold board. Base pay for senior executives is reviewed annually to ensure each executive Director’s pay is competitive with the market.

7.16	The executive remuneration framework has three components:

(a)	base pay and benefits, including superannuation;

(b)	short term cash based incentives available to nominated executive Directors based on key performance indicators and by discretion of the board; and

(c)	long term incentives through participation in the Allied Gold employee option plan.

7.17	Allied Gold executive Directors’ total base pay, including superannuation, can be structured as a total employment package which may be delivered as a combination of cash and prescribed non-financial benefits at the individual executive Director’s discretion. Base pay for Allied Gold executive Directors and senior management is reviewed annually to ensure market competitiveness or any change in the executive Director’s role and responsibilities. There are no guaranteed base pay increases included in any remuneration contracts for executive Directors or senior management.

7.18	In order to retain and incentivise the executive Directors and senior management, performance related bonuses, as approved by the Remuneration and Nomination Committee, are awarded based on the performance of Allied Gold and the individual for the period under review.

7.19	In recognition for their additional work in relation to the Acquisition and throughout the Offer Period, Allied Gold proposes to make performance bonus payments of A$500,000 in the case of the Chairman and A$125,000 in the case of each non-executive director, payable only in the event that the Chairman and such directors are not taking up any invited positions with the combined company post the Scheme becoming effective and are hence foregoing any future compensation they would have received had they remained on the board of the combined company for the next calendar year. St Barbara has agreed to these payments.

8	Market quotations

8.1	The following table shows the closing middle market prices for (i) Allied Gold Shares, as derived from the Official List, and (ii) St Barbara Shares, as derived from the Australian Stock Exchange for the first dealing day of each of the six months immediately prior to the date of this document, for 28 June 2012 (being the last Business Day prior to the announcement of the Acquisition) and the disclosure date:

Date	Price per Allied Gold Share (p)	Price Per St Barbara Share (A$)
3 January 2012	149.00	2.00
1 February 2012	139.80	2.33
1 March 2012	105.00	2.22
2 April 2012	116.75	2.11
1 May 2012	121.75	2.28
1 June 2012	97.50	1.97
28 June 2012	91.50	2.12
16 July 2012	129.50	1.31

9	Irrevocable undertakings and other confirmations

Directors

9.1	The Directors of Allied Gold have given irrevocable undertakings to vote (or procure or use all reasonable endeavours to procure the voting of the relevant Allied Gold Shares), in favour of the Scheme at the Court Meeting and the resolution at the Allied Gold General Meeting in relation to the following Allied Gold Shares:

Name	Number of Allied Gold Shares	Percentage of issued share capital of Allied Gold
Mark Caruso(1)	1,521,257	0.7
Frank Terranova	226,882	0.1
Terence Sean Harvey	33,333	0.0
Montague House	35,589	0.0
Anthony Lowrie	389,242	0.2

Total	2,206,303	1.1

(1)	331,981 of these Allied Gold Shares are held by Regional Management Pty Ltd and 554,915 Allied Gold Shares are held by Zurich Bay Holdings Pty Ltd, companies which are connected to Mr Caruso for the purposes of Part 22 of the Companies Act. Mr Caruso has agreed to use all reasonable endeavours to procure that such entities vote in favour of the Scheme in respect of such shares.

9.2	The irrevocable undertakings from the Allied Gold Directors will cease to be binding if:

(a)	the Scheme does not become effective, is withdrawn or lapses in accordance with its terms; or

(b)	a firm intention to make a higher competing offer (whether or not subject to any pre conditions) is:

(i)	announced by a third party; and

(ii)	St Barbara does not, within two business days of such announcement, make an improved offer which, in the reasonable opinion of the board of directors of Allied Gold (having taken advice from RBC), is at least as favourable as the third party offer.

Other Allied Gold Shareholders

9.3	Certain of the Allied Gold Shareholders have given irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the resolution at the Allied Gold General Meeting in relation to the following Allied Gold Shares:

Name	Number of Allied Gold Shares	Percentage of issued share capital of Allied Gold
Baker Steel Capital Managers LLP	14,158,346	6.9
Franklin Advisers, Inc	16,294,453	8.0
Resource Capital Fund III LP	8,311,858	4.1

Total	38,764,657	19.0

9.4	These irrevocable undertakings from the Allied Gold Shareholders will cease to be binding if:

(a)	the Scheme does not become effective, is withdrawn or lapses in accordance with its terms; or

(b)	a firm intention to make a higher competing offer (which is not subject to any pre conditions) is:

(i)	announced by a third party prior to the date of the Court Meeting and/or Allied Gold General Meeting on terms which represent (in the reasonable opinion of RBC) an improvement of 15 per cent. on the value of the consideration under the Offer as at the date on which the competing offer is announced; and

(ii)	St Barbara does not, within five business days of the third party offer being made, announce an improvement to the terms of the Acquisition which, in the reasonable opinion of RBC is at least as favourable as the third party offer.

9.5	The provisions of the irrevocable undertakings (other than those entered into by Allied Gold Directors) that relate to the acquisition by St Barbara of an interest in the Allied Gold Shares are of no force and effect until the Australian Treasurer (acting on the advice of FIRB) approves the Acquisition or statutory periods have elapsed with no objection having been received from FIRB.

Specific circumstances whereby institutional shareholder irrevocables cease to be binding

9.6	The following additional provisions apply:

(a)	in respect of Baker Steel, who hold approximately 6.9 per cent. of the issued share capital of Allied Gold, the irrevocable undertaking will cease to be binding if, prior to the Long Stop Date, the value of Baker Steel’s assets under management declines by an aggregate amount of more than 33.3% from the level of the Baker Steel’s assets under management as at the date of the irrevocable undertaking. Such reduction in value must be agreed between Baker Steel and RBC.

(b)	in relation to RCF, who hold approximately 4.1 per cent. of the issued share capital of Allied Gold, the provision relating to how the undertaking may lapse in the event of a higher competing offer being made by a third party has been amended so that the assessment of (i) any higher competing offer together and (ii) any improved offer made by St Barbara shall be determined in RCF’s reasonable opinion.

9.7	In addition, St Barbara has received non-binding letters of intent from certain Allied Gold Shareholders to vote or to procure the vote in favour of the Scheme and the resolutions to be proposed at the Court Meeting and the Allied Gold General Meeting, in respect of Allied Gold Shares representing approximately 14.6 per cent. of the existing issued ordinary share capital of Allied Gold. Details of these letters of intent are set out below:

Name of Allied Gold Shareholder	Number of Allied Gold Shares in respect of which letter of intent is given	% of existing issued ordinary share capital
Asset Value Investors Ltd	7,684,018	3.8
JP Morgan Asset Management	4,166,893	2.0
Legal & General Investment Management Limited	17,969,472	8.8

Total	29,820,383	14.6

9.8	M&G Investment Management has also verbally committed to St Barbara to vote in favour of the Scheme in respect of their entire shareholding in Allied Gold (representing approximately 18.9 per cent. of the issued ordinary share capital of Allied Gold), in the absence of a superior proposal.

10	Material contracts

Allied Gold

10.1	The following contracts have been entered into by Allied Gold or its subsidiaries otherwise than in the ordinary course of business since 29 June 2010 (being the date two years prior to the commencement of the Offer Period) and are or may be material:

Sponsor Agreement

10.2	Under a sponsor agreement dated 17 June 2011 and entered into between Allied Gold, Allied Gold Limited (a wholly-owned subsidiary of Allied Gold), RBC Capital Markets and the Directors, RBC Capital Markets was appointed to act as sponsor to the Company in connection with the application for admission of Allied Gold Shares to the premium segment of the Official List and to trading on the London Stock Exchange’s main market for listed securities (Admission). Allied Gold and Allied Gold Limited gave RBC Capital Markets certain customary warranties and undertakings regarding, amongst other things, the accuracy of information contained in the prospectus and concerning the Allied Gold Group and its business. Allied Gold and Allied Gold Limited also indemnified RBC Capital Markets against certain losses incurred in connection with Admission.

RK (Red Kite) Mine Finance gold prepayment facility

10.3	On 30 December 2011, the Allied Gold Group entered into a US$80 million gold prepayment facility with EXP T1 Ltd (EXP), a wholly owned subsidiary of Red Kite. The facility was drawn down on 3 January 2012 and has a three year term. The loan was used to fully retire the loans previously entered into with International Finance Corporation (US$35 million) and Bank of South Pacific Limited (US$20 million). The remainder of the proceeds was applied for internal working capital purposes.

10.4	The loan is repayable in physical gold and the number of ounces to be provided is linked to the prevailing gold price. The notional repayment obligation over the three years is 66,240oz with a reference price of USD$1,500 per ounce. There is no explicit interest rate stated in the facility due to the physical delivery mechanism of the loan and the monthly amortization of the outstanding balance.

10.5	The minimum ounces repayable over the term of the facility (principal and interest) is 56,304oz and the maximum ounces repayable over the three year period is 76,176oz. The minimum and maximum quantum of ounces required to satisfy the facility obligations determined by a gold price range of between US$1400 and US$1600.

10.6	The RK (Red Kite) Mine Finance gold prepayment facility was amended in connection the financing arrangements entered into by St Barbara in respect of the Offer.

10.7	In conjunction with the RK (Red Kite) Mine Finance agreements, the Allied Gold Group also entered into a Contract for the Sale and Purchase of Gold with EXP in December 2011. Under this agreement, the Allied Gold Group agrees to deliver sufficient gold to satisfy its obligations under the RK (Red Kite) Mine Finance gold prepayment facility and also to sell a certain proportion of surplus gold processed from unrefined bullion originating from either the Gold Ridge or Simberi projects for a term of 5 years from the date of the agreement at an agreed discount to the market price. For this initial period of 5 years, the percentage of offtake production used to calculate the proportion of surplus gold to be sold under this agreement is 30 per cent. EXP has the option to extend the term of the agreement for an additional 5 years. If such option is exercised, the percentage of offtake production used to calculate the proportion of surplus gold to be sold under this agreement will be 25 per cent. during the additional 5 years.

Confidentiality Agreement

10.8	On 1 May 2012, St Barbara and Allied Gold entered into a confidentiality deed. This agreement contains certain confidentiality undertakings relating to the Offer and which are customary in form and provide, amongst other things, that St Barbara and Allied Gold shall keep confidential information received about each other’s respective businesses and not disclose it to third parties (other than certain permitted disclosures) unless required by law or regulation. This agreement also contains customary “standstill” restrictions on each of St Barbara and Allied Gold acquiring the other’s securities, subject to certain exceptions.

St Barbara

10.9	The following contracts have been entered into by St Barbara or its subsidiaries otherwise than in the ordinary course of business since 29 June 2010 (being the date two years prior to the commencement of the Offer Period) and are or may be material:

Syndicated Facility Agreement

10.10	St Barbara entered into a A$120,000,000 Syndicated Facility Agreement on 28 June 2012 with National Australia Bank Limited (NAB) (as Agent, Arranger and Initial Financier) and Barclays Bank plc (Barclays) (as Arranger and Initial Financier) (the Facility Agreement and the facility granted thereunder, the Facility).

10.11	The Facility is for a maximum amount of A$120 million and is to be used to fund the acquisition of shares in Allied Gold and other costs associated with the Acquisition will be repayable in quarterly instalments commencing on 31 December 2012 and ending on 30 June 2016. If an “event of default” (as defined in the Common Terms Agreement described in paragraphs 10.15 and 10.16 below) occurs, the financiers can demand repayment earlier than scheduled. Interest is payable on the amount outstanding under the Facility at a rate equal to the sum of the Australian bank bill swap bid rate (BBSY) and a margin of 3.75% per annum. If the BBSY is not available, then the interest will be payable on each financier’s proportion of the amount outstanding at a rate equal to the sum of a margin of 3.75% per annum and the rate notified by that financier as its cost of funding the amount outstanding. If St Barbara does not pay an amount outstanding on its due date for payment, an additional 2% per annum of default interest will be payable.

10.12	Certain other fees are payable in connection with the Facility. Commitment Fees will be payable on any undrawn amounts under the Facility at a rate of 1.875% per annum. Establishment, Ticking and Agency Fees are also payable in accordance with the letters described in paragraphs 10.20, 10.21 and

10.22	below.

10.13	St Barbara has granted security over all of its present and after-acquired assets (including shares it acquires in Allied Gold pursuant to the Acquisition) to secure performance of its obligations in connection with the Facility under the Deed of Security described in paragraph 10.23 below. After the Scheme becomes effective, St Barbara will be obliged to procure that certain members of the Allied Gold Group also grant security over all of their assets (including mining tenements owned by the Allied Gold Group) to secure performance of St Barbara and the Allied Gold Group’s obligations under the Facility.

10.14	The key covenants for the Facility are set out in the amended and restated Common Terms Agreement, described in paragraphs 10.15 and 10.16 below. The Facility Agreement also sets out terms and conditions usual for facilities of this type, including conditions precedent, prepayment provisions, tax clauses and indemnities.

Amendment and Restatement Deed (CTA) in respect of the Common Terms Agreement dated 11 May 2010

10.15	This document was entered into by St Barbara on 28 June 2012 with NAB (as Financier and Security Trustee) and Barclays (as Financier) to amend the existing Common Terms Agreement entered into by St Barbara on 11 May 2010 to reflect additional changes to the existing terms required by NAB and Barclays as part of providing the Facility.

10.16	The Common Terms Agreement (as it has been amended) sets out the common terms which apply to the existing bonding and derivative facilities provided to St Barbara by NAB and Barclays, as well as the Facility. The document sets out terms and conditions usual for these types of facilities, including representations and warranties, undertakings and events of default. It includes certain restrictions on St Barbara (subject to agreed exceptions) incurring further debt, making loans, disposing of assets or making distributions. The document also includes ongoing financial covenants which must be maintained by St Barbara, including debt service cover ratios, a debt ratio, loan life cover ratio and a reserve tail ratio.

Security Trust Deeds amended by Amending Deed (Security Trust Deed)

10.17	A Security Trust Deed was entered into by St Barbara on 11 May 2010 with NAB (as Agent, Security Trustee and Initial Senior Beneficiary) and Barclays (as Initial Senior Beneficiary). It establishes the security trust under which security granted by St Barbara (and by future members of the Allied Gold Group) will be held on trust by NAB as trustee for the benefit of NAB and Barclays and each other financier who accedes to the Security Trust Deed as a beneficiary. It contains clauses usual for security trust arrangements obliging St Barbara to pay the costs of NAB acting as security trustee and other indemnities given by St Barbara in favour of NAB, Barclays and any other financier who accedes as a beneficiary of the security trust.

10.18	An Amending Deed (Security Trust Deed) was entered into by St Barbara on 28 June 2012 with NAB and Barclays. It amends the existing Security Trust Deed described above, to reflect additional changes required by NAB and Barclays as part of entering into the Facility, including amending the majority financier consent requirements and provisions in relation to assignment by beneficiaries of their rights.

Commitment Letter

10.19	This letter was entered into by St Barbara on 28 June 2012 with NAB and Barclays. The letter sets out NAB and Barclays’ obligations to provide the Facility and mandates NAB as Lead-MLAB and Barclays as Co-MLAB. St Barbara is obliged to pay the costs of NAB and Barclays in connection with the establishment of the Facility and indemnify NAB, Barclays and their employees and associates against liabilities incurred in connection with the Facility.

NAB Fee Letter

10.20	This letter was entered into by St Barbara on 28 June 2012 with NAB. Subject to certain conditions being met, St Barbara is obliged to pay NAB a bookrunning fee equal to 0.2% of the total amount of the Facility, a commitment fee of 1.8% of NAB’s commitment under the Facility and a ticking fee of 1.25% per annum on NAB’s underwriting commitment in connection with the Facility.

Barclays Fee Letter

10.21	This letter was entered into by St Barbara on 28 June 2012 with Barclays. Subject to certain conditions being met, St Barbara is obliged to pay Barclays a participation fee equal to 1.00% of Barclays’ commitment under the Facility, an origination fee equal to 1.00% of Barclays’ commitment under the Facility and a ticking fee equal to 1.25% per annum on Barclays’ commitment under the Facility.

Agent Fee Letter

10.22	This letter was entered into by St Barbara on 14 June 2012 with NAB. St Barbara is obliged to pay NAB a fee of $47,500 per annum in connection with NAB acting as agent under the Facility Agreement.

Deed of Security

10.23	This document was entered into by St Barbara on 11 May 2010 with NAB (in its capacity as security trustee under the Security Trust Deed described in paragraphs 10.17) and 10.18 above). Under the document St Barbara mortgages and/or charges all of its assets in favour of NAB (as security trustee) to secure performance of St Barbara’s obligations under the Facility and other bonding and derivative facilities provided by NAB and Barclays to it. It contains cost and indemnity provisions usual for documents of this type.

Priority and Consent Deed

10.24	This document was entered into by St Barbara on 28 June 2012 with NAB, Barclays and EXP. Members of the Allied Gold Group will also become parties to this document after the Scheme becomes effective.

10.25	As noted in paragraph 10.7 above, EXP has provided funding to members of the Allied Gold Group under a “Gold Prepayment Agreement”. EXP is also party to a “Contract for Sale and Purchase of Gold” which entitles it to purchase a proportion of gold from Allied Gold-owned mines. EXP holds security over certain Allied Gold Group members’ assets to secure obligations under these agreements.

10.26	The Priority and Consent Deed:

(a)	sets out EXP’s consent to Allied Gold entities granting security in connection with the Facility and to the change of control of Allied Gold entities which will occur upon the Scheme becoming effective;

(b)	provides that on enforcement of the NAB/Barclays security or EXP’s security over Allied Gold Group assets, EXP will have first priority for amounts owing to it in connection with the Gold Prepayment Agreement described in paragraph 10.3 above; and

(c)	sets out other matters governing the relationship between EXP and NAB and Barclays.

St Barbara must indemnify NAB (as security trustee) for the amounts it is obliged to pay to EXP under this document.

Account Bank Letter

10.27	This letter was entered into by St Barbara on 27 June 2012 with NAB and Barclays. The letter contains certain acknowledgments and undertakings from NAB and Barclays in relation to bank accounts holding cash to be used in connection with the Acquisition.

Red Kite Fee Letter

10.28	This document was entered into by St Barbara on 27 June 2012 with EXP. St Barbara must pay EXP a fee of US$1,000,000 in consideration of EXP entering into the Priority and Consent Deed described in paragraphs 10.24, 10.25 and 10.26 above.

Red Kite Change of Control Letter

10.29	This letter was issued by EXP to St Barbara and copied to Lazard on 27 June 2012 to confirm that EXP consents to the change of control of members of the Allied Gold Group in connection with the Acquisition.

Confidentiality Agreement

10.30	St Barbara and Allied Gold entered into a confidentiality deed on 1 May 2012, details of which are set out at paragraph 10.8 above.

11	Cash confirmation

11.1	Lazard, as lead financial adviser to St Barbara, has confirmed that it is satisfied that sufficient resources are available to St Barbara to enable it to satisfy, in full, the Cash Consideration payable under the terms of the Acquisition.

12	Significant change

12.1	Save as disclosed in this document, the Allied Gold Directors are not aware of any significant change in the financial or trading position of Allied Gold which has occurred since 31 December 2011, being the date to which the last published audited financial information of Allied Gold was prepared.

12.2	Save as disclosed in this document, the St Barbara Directors are not aware of any significant change in the financial or trading position of St Barbara which has occurred since 31 December 2011, being the date to which the last interim financial information of St Barbara was prepared.

13	Other information

13.1	RBC Capital Markets has given and has not withdrawn its written consent to the issue of this document and the inclusion herein of the references to its name in the form and context in which they are included.

13.2	Lazard has given and has not withdrawn its written consent to the issue of this document and the inclusion herein of the references to its name in the form and context in which they are included.

13.3	Barclays has given and has not withdrawn its written consent to the issue of this document and the inclusion herein of the references to its name in the form and context in which they are included.

13.4	Save as disclosed in this document, no agreement, arrangement or understanding (including any compensation arrangement) exists between St Barbara or any person acting in concert with it for the purposes of the Acquisition, and any of the Allied Gold Directors, recent directors of Allied Gold, Allied Gold Shareholders or recent shareholders of Allied Gold, or any person interested or recently interested in Allied Gold Shares, having any connection with, or dependence upon, the Acquisition.

13.5	No agreement, arrangement or understanding exists whereby the beneficial ownership of any of the Allied Gold Shares to be acquired by St Barbara pursuant to the Acquisition will be transferred to any other person, save that St Barbara reserves the right to transfer any such shares to any other member of the St Barbara Group.

13.6	Settlement of the consideration under the Acquisition to which each Scheme Shareholder is entitled will be implemented in full in accordance with the terms of the Acquisition without regard to any right of lien, right of set-off, counterclaim or other analogous right to which St Barbara may otherwise be, or claim to be, entitled against such Allied Gold Shareholder.

13.7

The aggregate fees and expenses which are expected to be incurred by St Barbara in connection with the Acquisition are estimated to amount to approximately £8.4 million(15) (excluding applicable VAT). This aggregate number consists of the following categories:

(a)	financing arrangements: approximately £2.2 million;

(b)	financial and corporate broking advice: approximately £4.4 million (excluding applicable VAT);

(c)	legal advice: approximately £1.6 million (excluding applicable VAT)(16);

(d)	public relations advice: approximately £0.1 million (excluding applicable VAT); and

(e)	other costs and expenses (including printing costs): approximately £0.1 million (excluding applicable VAT).

13.8	The aggregate fees and expenses which are expected to be incurred by Allied Gold in connection with the Acquisition are estimated to amount to approximately £4.25 million (excluding applicable VAT). This aggregate number consists of the following categories:

(a)	financial and corporate broking advice: approximately £2.8 million (excluding applicable VAT);

(b)	legal advice: approximately £1.3 million (excluding applicable VAT)(16);

(c)	public relations advice: approximately £23,000 (excluding applicable VAT); and

(15)	Where fees have been incurred in Australian Dollars, these have for illustrative purposes been converted into Pounds Sterling based on an exchange rate between Australian Dollars and Pounds Sterling of 0.6591. Where fees have been incurred in US Dollars, these have for illustrative purposes been converted into Pounds Sterling based on an exchange rate between US Dollars and Pounds Sterling of 0.6414

(16)	Based on estimates of expenses and forecasts to completion

(d)	other costs and expenses (including printing and registrars costs): approximately £130,000 (excluding applicable VAT).

13.9	Save as disclosed in this document, the emoluments of Allied Gold Directors will not be affected by the Acquisition or any other associated transaction.

13.10	There is no agreement or arrangement to which St Barbara is a party which relates to the circumstances in which it may or may not invoke a condition to the Acquisition.

14	Bases of calculations and sources of information

14.1	Unless otherwise stated, financial information relating to the Allied Gold Group has been extracted or derived (without any adjustment) from the Allied Gold consolidated audited report and accounts for the relevant period.

14.2	Unless otherwise stated financial information relating to the St Barbara Group has been extracted or derived (without any adjustment) from the St Barbara consolidated audited report and accounts for the relevant period.

14.3	As at the close of business on 28 June 2012 (being the last business day prior to the commencement of the Offer Period), Allied Gold had in issue 204,318,414 Allied Gold Shares and St Barbara had in issue 324,620,389 St Barbara Shares. The International Securities Identification Number (ISIN) for Allied Gold Shares is GB00B44QDS07 and for Allied Gold CDIs is AU000000ALD4 and the ISIN for St Barbara Shares is AU000000SBM8.

14.4	The value of approximately £360 million attributed to the fully-diluted share capital of Allied Gold is based upon the 204,318,414 Allied Gold Shares in issue on 28 June 2012 (being the last business day prior to the Announcement Date).

14.5	The value of approximately £277 million attributed to the fully-diluted share capital of Allied Gold is based upon the 204,318,414 Allied Gold Shares in issue on 16 July 2012 (being the latest practicable date prior to the date of publication of this document).

14.6	The percentage of St Barbara Shares as enlarged by the acquisition of Allied Gold that the St Barbara Consideration Shares to be issued pursuant to the Offer are expected to represent (being 33 per cent.) is calculated on the basis of 324,620,389 St Barbara Shares in issue at 16 July 2012 (being the latest practicable date prior to the publication of this document) and 204,318,414 Allied Gold Shares in issue at 16 July 2012 (being the last practicable date prior to the publication of this document).

14.7	Unless otherwise stated, all prices and closing prices for Allied Gold Shares are closing middle market quotations derived from the Daily Official List.

14.8	Unless otherwise stated, all prices and closing prices for St Barbara Shares are closing middle market quotations derived from the ASX.

14.9	The exchange rate between Australian Dollars and Pounds Sterling utilised for the purpose of this document was (i) 0.6468 at 5.00 p.m. (London time) on 28 June 2012 (the last business day prior to the Announcement Date); and (ii) 0.6546 at 5.00 p.m. (London time) on 16 July 2012 (the last business day prior to the publication of this document), as the context requires.

15	St Barbara Reserves and Resources

The Ore Resource and Mineral Reserve estimates for St Barbara properties set out below were categorised using the JORC Code. The JORC Code classification of ore reserves and mineral resources is substantially similar to the classifications of mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum (CIM).

Summary of Proved and Probable Ore Reserves as at 30 June 2011

	Category	Proved			Probable			Total
Region	Project	Tonnes	Gold Grade	Gold	Tonnes	Gold grade	Gold	Tonnes	Gold grade	Gold
		kt	Au g/t	Koz	Kt	Au g/t	Koz	Kt	Au g/t	Koz
Leonora	Gwalia Deeps	2,015	7.1	460	4,902	9.6	1,512	6,917	8.9	1,973
	Tower Hill	0	0	0	2,699	3.8	329	2,699	3.8	329
	King of the Hills	0	0	0	1,610	4.3	221	1,610	4.3	221
	Total Leonora	2,015	7.1	460	9,211	7.0	2,063	11,226	7.0	2,523

Southern Cross	Marvel Loch	62	3.8	8	1,349	2.6	111	1,411	2.6	119
	Nevoria
	Underground	0	0	0	713	4.0	80	713	3.5	80
	Other	1,286	0.8	32	45	1.0	1	1,331	0.8	34
	Total Southern Cross	1,348	0.9	40	2,107	2.9	193	3,455	2.1	233
Total All Regions		3,363	4.6	500	11,317	6.2	2,256	14,681	5.8	2,756

Notes

(1)	Reserves based on a gold price of A$1,250 per ounce for Gwalia, Tower Hill and Nevoria, A$1,150 for King of the Hills and $1,400 for Marvel Loch.
(2)	Mineral Resources are reported as inclusive of Ore Reserves.
(3)	Data is rounded to thousands of tonnes and thousands of ounces. Differences may occur due to rounding.
(4)	The ore reserves have been estimated and compiled under the direction of Mr Andrew Law.

Mr Law is a Chartered Professional Member of The Australasian Institute of Mining and Metallurgy and was a full time employee of St Barbara at 30 June 2011 and is a full time employee of consulting firm Optiro at the date of this report.

Mr Law has sufficient experience relevant to the style of mineralisation, type of deposit under considerations and for the activity being undertaken to qualify as a Competent Person as defined by the 2004 edition of the JORC Code.

Mr Law consents to the inclusion in the report of the matters based on their information in the form and context in which it appears.

(5)	Other relates to surface stockpiles with a cut-off grade based on a gold price of A$1,075/oz.

Mineral Resources Summary 30 June 2011

	Category	Measured			Indicated			Measured and Indicated			Inferred
Region	Project	Tonnes	Gold grade	Contained Gold	Tonnes	Gold grade	Contained Gold	Tonnes	Gold grade	Contained Gold	Tonnes	Gold grade	Contained Gold
		kt	Au g/t	Koz	kt	Au g/t	Koz	kt	Au g/t	Koz	kt	Au g/t	Koz
Leonora	Gwalia Deeps	4,380	6.1	860	7,490	9.6	2,319	11,870	8.3	3,179	2,580	9.2	762
	Gwalia Int &
	West Lode	0	0	0	10	6.2	2	10	6.2	2	1,260	6.0	244
	King of The Hills	0	0	0	1,930	5.4	337	1,930	5.4	337	490	4.8	76
	Tower Hill	0	0	0	2,780	4.6	411	2,780	4.6	411	210	3.9	26
	Harbour Lights	0	0	0	0	0	0	0	0	0	2,580	3.3	274
	Other (note 7)	990	1.0	33	2,280	0.9	69	3,270	0.9	102	50	0.6	1
	Total Leonora	5,370	5.2	893	14,490	6.7	3,138	19,860	6.3	4,031	7,170	6.0	1,383

Southern Cross	Marvel Loch	320	4.7	48	3,350	3.2	349	3,670	3.3	397	2,310	2.9	217
	Nevoria	0	0	0	2,140	4.0	276	2,140	4	276	1,240	4.2	167
	Transvaal	0	0	0	1,630	4.8	249	1,630	4.8	249	1,800	4.9	286
	Jaccoletti	0	0	0	0	0	0	0	0	0	720	5.4	126
	Axehandle	0	0	0	0	0	0	0	0	0	2,080	2.0	131
	Cornishman	0	0	0	120	4.4	17	120	4.4	17	0	0	0
	Edwards Find,
	EFN & Tamarin	0	0	0	20	1.6	1	20	1.6	1	420	3.8	51
	Yilgarn Star	0	0	0	390	6.5	82	390	6.5	82	0	0	0
	Other (note 6)	1,290	0.8	32	1,650	2.7	141	2940	1.9	173	340	4.6	50
	Total Southern Cross	1,610	1.5	80	9,300	3.7	1,115	10,910	3.4	1,195	8,910	3.6	1,028
Total All Regions		6,690	4.3	973	23,790	5.6	4,253	30,480	5.3	5,226	16,080	4.7	2,411

Notes

(1)	Identified Mineral Resources have been compiled under the direction of Mr Phillip Uttley (FAusIMM) who qualifies as the Competent Person.
(2)	Mr Uttley has sufficient experience relevant to the style of mineralisation and type of deposits under consideration and to the activities which were undertaken to qualify as Competent Persons as defined in the JORC Code. Mr Uttley has consented to the inclusion in the report of the matters based on their information in the form and context in which they appear.

(3)	Ms Jane Bateman (MAusIMM) estimated the Mineral Resources for Gwalia Deeps, Tower Hill, Harbour Lights, Leonora Others, Nevoria, Transvaal, Jaccoletti, Axehandle, Cornishman, Edwards Find, Yilgarn Star and Southern Cross Others.
(4)	Mr Jacek (Jack) Drzymulski (MAusIMM) estimated the Mineral Resources for Gwalia Deeps depletion and King of the Hills.
(5)	Mr Ashok Doorgapershad (MAusIMM) estimated the Mineral Resources for Marvel Loch.
(6)	Mineral Resources updated during the financial year ended 30 June 2011 have been estimated using economic cut-off grades and mining optimisations based on an A$1,500 per ounce gold price.
(7)	Cut-off grades: Gwalia Deeps 2.5 g/t Au; King of the Hills 3.0 g/t Au; Tower Hill 3.2 g/t Au; Marvel Loch 2.1 g/t Au; Nevoria 3.0 g/t Au.
(8)	Mineral Resources carried over unchanged from June 2010 include Southern Cross District: Axehandle; Jaccoletti; Edwards Find, Edwards Find North and Tamarin; Transvaal; Ruapehu; New Zealand Gully; Cornishman; GVG—South Burbidge; GVG Lode 1; Yilgarn Star. Leonora District: Gwalia Intermediates; Rainbow; Royal Arthur Bore; Tarmoola Stockpile; McGraths; Harbour Lights.
(9)	Southern Cross Other comprises 6 resources including: Frasers South, GVG Lode 1, New Zealand Gully, Ruapehu, GVG South Bronco, Various Stockpiles (Measured).
(10)	Leonora Other comprises 6 resources including: McGraths, Tarmoola Stockpile, Royal Arthur Bore, Rainbow (Measured), Gwalia and Tower Hill ROM Stockpiles.
(11)	Mineral Resource updates completed by St Barbara Ltd during the financial year ended 30 June 2011 include: Gwalia Deeps, King of The Hills, Tower Hill, Marvel Loch Underground, and Nevoria. All the remaining Mineral Resources remain unchanged from the June 2010 estimates.
(12)	Mineral Resources are inclusive of Ore Reserves.
(13)	Data is rounded to ten thousand tonnes and thousands of ounces. Differences in totals may occur due to rounding.

16	Allied Gold Reserves and Resources

Simberi Mineral Reserves as at 31 December 2011

Reserves	MT	Au g/t	Moz
Proven	10.55	1.06	0.36
Probable	31.91	1.63	1.67
Total Reserves	42.45	1.49	2.03

Resources	MT	Au g/t	Moz
Measured	9.58	1.11	0.34
Indicated	72.73	1.28	2.99
Measured & Indicated	82.32	1.26	3.33
Inferred	101.58	0.97	3.18

Resources are reported at a block cut-off grade of 0.5g/t Au

Gold Ridge Mineral Reserves as at 31 December 2011

Reserves	MT	Au g/t	Moz
Proven	000
Probable	20.29	1.73	1.13
Total Reserves	20.29	1.73	1.13

Resources	MT	Au g/t	Moz
Measured	7.33	1.54	0.36
Indicated	38.06	1.22	1.49
Measured & Indicated	45.39	1.27	1.85
Inferred	15.15	1.28	0.62

Resources are reported at a block cut-off grade of 0.5g/t Au

17	Documents available for inspection

17.1	Up to and including the Effective Date (or the date that the Scheme lapses or is withdrawn, whichever is earlier), copies of the following documents can be viewed on the Company’s website www.alliedgold.com.au, on the “Recommended Combination of St Barbara and Allied Gold” section of the Investors page, which can be accessed directly at the address: www.stbarbara.com.au/ investors/recommended-combination-of-st-barbara-and-allied-gold/ and (ii) will be available for inspection during usual business hours on Monday to Friday of each week (public holidays excepted) at the Company’s registered office of 3 More London Riverside, London SE1 2AQ and at the offices of Norton Rose LLP, 3 More London Riverside, London SE1 2AQ:

(a)	the articles of association of St Barbara;

(b)	a draft of the articles of association of Allied Gold as proposed to be amended at the Allied Gold General Meeting;

(c)	the consolidated audited report and accounts of Allied Gold for the financial year ended 31 December 2011 and the consolidated audited report and accounts of Allied Gold Limited for the year ended 30 June 2010;

(d)	the consolidated Annual Report and Accounts for St Barbara for the financial years ended 30 June 2010 and 30 June 2011, together with the audit reports on them and the St Barbara Half Year Financial Report for December 2011;

(e)	copies of the irrevocable undertakings and other confirmations referred to in paragraph 9 above;

(f)	the material contracts referred to at paragraph 10 above;

(g)	the service agreements and letters of appointment of the Allied Gold Directors referred to in paragraph 7 above;

(h)	the written consents referred to in paragraph 13 above; and

(i)	this document, the Forms of Proxy, the Notices of Direction, the Letter of Transmittal and the Forms of Election.

18	Documents incorporated by reference

18.1	Parts of other documents are incorporated by reference in, and form part of, this document.

18.2	Part Six (Financial Information Relating to Allied Gold), Part Seven (Financial Information Relating to St Barbara) and Part Nine (Information Incorporated by Reference) of this document set out which sections of such documents are incorporated into this document and the location of references to such documents within this document.

Right to request copies of documents or information incorporated by reference

18.3	A person who has received this document may request a copy of any documents or information incorporated by reference into this document. A copy of any such documents or information incorporated by reference into this document will not be provided unless requested from Allied Gold’s Registrars at Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol BS99 6ZY, or by telephone to the helpline on 0870 889 3185 from within the UK or on if calling from outside the UK, on +44 (0)870 889 3185. Calls to the 0870 889 3185 number cost 8p per minute from a BT landline. Other network providers’ costs may vary. Lines are open 9.00 a.m. to 5.0 p.m. (London time) Monday to Friday (except UK public holidays). Calls to the helpline from outside the UK will be charged at the applicable international rate. Different charges may apply to calls from mobile telephones. Calls may be recorded and randomly monitored for security and training purposes. The helpline cannot provide advice on the merits of the Offer nor give any financial, legal or tax advice.

19	Date of despatch and publication

19.1	This document was despatched and published on 18 July 2012.

PART NINE

INFORMATION INCORPORATED BY REFERENCE

Your attention is drawn to the following documents (or parts thereof) that are incorporated by reference into this document:

Please enter the web address stated below in your web browser to be brought to the relevant document.

Allied Gold
Information incorporated by reference	Document reference	Page number(s)
Allied audited consolidated accounts 2011	Allied Gold Annual Report 2011	53 to 107 (inc.)

Allied Gold Limited audited consolidated accounts 2010	Allied Gold Limited Annual Report 2010	21 to 65 (inc.)

The information above is available free of charge in a read-only, printable format from the web address:

http://www.alliedgold.com.au/irm/ShowStaticCategory.aspx?CategoryID=177&HideTopLine=True& masterpage=6

St Barbara
Information incorporated by reference	Document reference	Page number(s)
St Barbara financial statement for 6 months ended 31 December 2011	St Barbara Half Year Financial Report December 2011	N/A

St Barbara audited consolidated accounts 2011	St Barbara Annual Report 2011	44 to 97 (inc.)

St Barbara audited consolidated accounts 2010	St Barbara Annual Report 2010	51 to 101 (inc.)

St Barbara March 2012 quarterly activities report	St Barbara March 2012 Quarterly Report	N/A

St Barbara December 2011 quarterly activities report	St Barbara December 2011 Quarterly Report	N/A

St Barbara September 2011 quarterly activities report	St Barbara September 2011 Quarterly Report	N/A

The information above is available free of charge in a read-only, printable format from the web address:

http://www.stbarbara.com.au/investors/annual-reports/(St Barbara Annual reports)

http://www.stbarbara.com.au/investors/announcements/(St Barbara Half Year Financial Report)

Please see paragraph 18.3 of Part Eight (Additional Information) for details of obtaining hard copies of documents incorporated by reference into this document.

PART TEN

DEFINITIONS

Acquisition or Offer	the proposed acquisition of the entire issued and to be issued share capital of Allied Gold by St Barbara to be implemented by means of the Scheme (or if St Barbara so elects, a Takeover Offer) on the terms and subject to the Conditions set out in this document and, where the context admits, any subsequent revision, variation, extension or renewal thereof

Allied Gold	Allied Gold Mining Plc

Allied Gold CDI Holders	the holders of Allied Gold CDIs from time to time

Allied Gold CDI or CDIs	CHESS Depositary Interest(s), a unit of beneficial ownership in Allied Gold Shares, registered in the name of the Depositary

Allied Gold Directors	the directors of Allied Gold as at the date of this document

Allied Gold Optionholders	holders of options over Allied Gold Shares

Allied Gold General Meeting	the general meeting (or any adjournment thereof) of the Allied Gold Shareholders to be convened to approve the Capital Reduction and certain other matters in connection with the Scheme and the Offer, expected to be held as soon as the preceding Court Meeting shall have been concluded or adjourned, notice of which is set out in Part Twelve of this document

Allied Gold Group	Allied Gold, its subsidiaries and subsidiary undertakings, associated undertakings and any other Undertaking in which Allied Gold and/or such undertakings (aggregating their interests) have a Substantial Interest

Allied Gold Ordinary Shareholders	the registered holders of Allied Gold Shares on the UK Register and the Canadian Register

Allied Gold Shareholders	the registered holders of Allied Gold Ordinary Shareholders and Allied Gold CDI Holders

Allied Gold Shares	the existing unconditionally allotted or issued and fully paid ordinary shares of 10 pence each in the capital of Allied Gold and any further such ordinary shares which are unconditionally allotted before the Scheme becomes effective

Announcement	the announcement document of the Acquisition pursuant to Rule 2.7 of the Code

Announcement Date	29 June 2012, being the date of the Announcement

Annual Report	the annual report and accounts of Allied Gold for the year ended 31 December 2011

Approvals	means regulatory authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals

ASG	Australian Solomons Gold Limited

ASX	the Australian Securities Exchange

Australian Corporations Act	the Australian Corporations Act 2001 (Cth)

Authorisations	material authorisations, orders, recognitions, grants, consents, clearances, confirmations, certificates, licenses, permissions and approvals

Barclays	Barclays Bank plc

Business Day	a day, not being a public holiday, Saturday or Sunday, on which clearing banks in London are open for normal business

Canadian Beneficial Holder	a person or company (each as defined in the Securities Act (Ontario)) who holds its Allied Gold shares through a Canadian securities broker or dealer, bank or trust company or other custodian, as applicable

Canadian Register	the register of members of Allied Gold held by Computershare Investor Services Inc. in Canada

Capital Reduction	the proposed reduction of the share capital of Allied Gold in connection with the Scheme under Chapter 10 of Part 17 of the Companies Act

Capital Reduction Court Order	the order of the Court confirming the Capital Reduction under section 648 of the Companies Act provided for by the Scheme

Cash Consideration	the A$1.025 payable by St Barbara to Allied Gold Shareholders in respect of each Allied Gold Share held by them at the Scheme Record Time in accordance with the terms of the Acquisition

CDS	CDS Clearing and Depositary Services Inc.

CHESS	the Clearing House Electronic Subregister System operated by ASX Settlement Pty Ltd

CHESS Sponsored Holding	a holding of shares on an uncertificated CHESS sub-register of St Barbara

City Code or Code	the City Code on Takeovers and Mergers, as amended from time to time

Closing Price	in the case of Allied Gold Shares, the last closing quotation of a Allied Gold Share as derived from the Daily Official List, and in the case of St Barbara Shares, the last closing quotation of a St Barbara Share as derived from the Australian Stock Exchange

Companies Act	the Companies Act 2006 (as amended, modified, consolidated, re-enacted or replaced from time to time)

Competent Person	a person who is a Member or Fellow of The Australasian Institute of Mining and Metallurgy, or of the Australian Institute of Geoscientists, or of a ‘Recognised Overseas Professional Organisation’ (‘ROPO’) included in a list promulgated from time to time. A ‘Competent Person’ must have a minimum of five years experience which is relevant to the style of mineralisation and type of deposit under consideration and to the activity which that person is undertaking

Competition Commission	the UK Competition Commission

Computershare Australia	Computershare Investor Services Pty Limited

Computershare Canada	Computershare Investor Services Inc.

Computershare UK	Computershare Investor Services PLC

Conditions	the conditions to the Offer set out in Part Three of this document and a Condition shall mean any one of them

Court	the High Court of Justice in England and Wales

Court Hearing	the hearing by the Court to sanction the Scheme, to confirm the Capital Reduction and to grant the Court Orders

Court Meeting	the meeting (or any adjournment thereof) of the Scheme Shareholders to be convened by order of the Court pursuant to Part 26 of the Companies Act to consider and, if thought fit, approve the Scheme (with or without modification)

Court Orders	the Scheme Court Order and the Capital Reduction Court Order

CREST	the relevant system (as defined in the CREST Regulations) in respect of which Euroclear UK & Ireland Limited is the operator (as defined in the CREST Regulations)

CREST Regulations	the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755), as amended from time to time

Daily Official List	the daily official list published by the London Stock Exchange

Dealing Disclosure	has the same meaning as in Rule 8 of the Code

Depositary	the depositary nominee appointed to hold Allied Gold CDIs, being CHESS Depositary Nominees Pty Ltd

Disclosed	publicly announced by Allied Gold prior to the date of the Announcement (by delivery of an announcement to a Regulatory Information Service) or as otherwise fairly disclosed in writing prior to the date of this document by or on behalf of Allied Gold or any of its advisers to St Barbara or its advisers in connection with or in contemplation of the Offer prior to the date of the Announcement

EBITDA	earnings before interest, tax, depreciation and amortisation

Effective Date	(a) 30 August 2012 or such later date on which the Scheme becomes fully effective in accordance with its terms; or

(b) if the Offer is implemented by way of a Takeover Offer, such offer having been declared or become unconditional in all respects in accordance with the requirements of the Code

Excluded Overseas Shareholder	an Allied Gold Ordinary Shareholder whose registered address is outside the United Kingdom, Australia, Canada or the United States

Excluded Shares	any Allied Gold Shares of which any member of the St Barbara Group is the holder or in which any member of the St Barbara Group is beneficially interested

Form of Election	the form of election which accompanies this document to allow Allied Gold Shareholders and Allied Gold CDI Holders to elect to receive the Cash Consideration in Pounds Sterling

Forms of Proxy	the BLUE form of proxy and the WHITE form of proxy enclosed with this document for use at the Court Meeting and Allied Gold General Meeting

FSA or Financial Services Authority	the United Kingdom Financial Services Authority and any successor or replacement regulatory body or bodies

FSMA	the Financial Services and Markets Act 2000 and any subordinate legislation made under it, or any applicable successor or replacement regulatory regime in the UK

Gold Ridge	the business and operations of the Allied Gold Group associated with the Australian Solomons Gold Limited Mining Lease and SPL 194 in the Solomon Islands

Issuer Sponsored Holding	a holding of shares on an uncertificated issuer sponsored sub-register of St Barbara Shares operated by St Barbara

JORC	Joint Ore Reserves Committee of the Australasian Institute of Mining and Metallurgy, Australian Institute of Geoscientists and the Minerals Council of Australia

JORC Code	the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves

Lazard	Lazard & Co., Limited

Letter of Transmittal	the letter of transmittal sent by Allied Gold to Allied Gold Ordinary Shareholders on the Canadian Register for use in connection with the Scheme, including to make an election to receive the Cash Consideration in Canadian Dollars

Listing Rules	the listing rules of the UKLA (as amended from time to time)

London Stock Exchange	London Stock Exchange plc

Long Stop Date	10 October 2012 (or such later date as is agreed by the parties with the consent of the Panel)

Meetings	the Court Meeting and the Allied Gold General Meeting

Mineral Resource	a concentration or occurrence of material of intrinsic economic interest in or on the Earth’s crust in such form, quality and quantity that there are reasonable prospects for eventual economic extraction. The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge. Mineral Resources are sub-divided, in order of increasing geological confidence, into Inferred, Indicated and Measured categories

National Australia Bank or NAB	National Australia Bank Limited

NAV	Net Asset Value

Notices of Direction	the BLUE notice of direction and the WHITE notice of direction enclosed with this document for use in connection with the Court Meeting and the General Meeting

Offer Period	the offer period (as defined in the City Code) relating to Allied Gold which commenced on 29 June 2012

Official List	the Official List of the UK Listing Authority

Opening Position Disclosure	an announcement pursuant to Rule 8 of the Code containing details of certain persons interests in relevant securities of a party to the offer

Ore Reserve	the economically mineable part of a Measured and/or Indicated Mineral Resource. It includes diluting materials and allowances for losses, which may occur when the material is mined. Appropriate assessments and studies have been carried out, and include consideration of and modification by realistically assumed mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors. These assessments demonstrate at the time of reporting that extraction could reasonably be justified. Ore Reserves are sub-divided in order of increasing confidence into Probable Ore Reserves and Proved Ore Reserves

Panel	the Panel on Takeovers and Mergers

Perth Time	the time in Perth, Western Australia

Quarterly Report	the quarterly report and accounts of Allied Gold for the three months ended 31 March 2012

RBC Capital Markets	RBC Europe Limited, trading as RBC Capital Markets

Registrar	the Registrar of Companies for England and Wales

Regulatory Authority	means any central bank, government, government department or governmental, quasi governmental, supranational, statutory, regulatory, environmental, administrative, fiscal or investigative body, court, stock exchange, trade agency, association, institution or other body or person whatsoever in any jurisdiction

Regulatory Information Service	one of the regulatory information services authorised by the UKLA to receive, process and disseminate regulatory information from listed companies

Relevant Regulator	in respect of Allied Gold or any member of the Wider Allied Gold Group, each and any regulatory authority to the supervision and/or authorisation of which it is subject whether statutory, self-regulatory or otherwise, including, without limitation, the FSA, any settlement system, stock exchange or listing authority

Restricted Jurisdiction	any such jurisdiction where local laws or regulations may result in significant risk of civil, regulatory or criminal exposure if information concerning the Acquisition is sent or made available to Allied Gold Shareholders in that jurisdiction (in accordance with Rule 23.2 of the City Code)

Scheme or Scheme of Arrangement	the scheme of arrangement set out in Part Four of this document in its present form or with or subject to, any modification, addition or condition approved or imposed by the Court and agreed to by Allied Gold and St Barbara

Scheme Court Hearing	the hearing by the Court to sanction the Scheme under section 899 of the Companies Act and to confirm the Capital Reduction

Scheme Court Order	the order of the Court sanctioning the Scheme under Part 26 of the Companies Act

Scheme Record Time	10.00 a.m. London time (5.00 p.m. Perth Time) on 7 September 2012

Scheme Shareholders	the holders of Scheme Shares

Scheme Shares	the Allied Gold Shares:

(a) in issue at the date of the Scheme;

(b) (if any) issued after the date of the Scheme and prior to the Scheme Voting Record Time; or

(c)    (if any) issued at or after the Scheme Voting Record Time and at or prior to the Scheme Record Time, either on terms that the original or any subsequent holders thereof shall be bound by the Scheme and/or in respect of which the original or any subsequent holders thereof are, or shall have agreed in writing to be, bound by the Scheme, in each case, excluding any Excluded Shares

Scheme Voting Record Time	in respect of the Court Meetings 6.00 p.m. (London time) on the day which is two days before the date of such meeting or any adjournment thereof (as the case may be)

SEC	US Securities and Exchange Commission

Securities Act	The US Securities Act of 1933, as amended

Simberi	the business and operations of the Allied Gold Group associated with ML 136 and EL 609 in Papua New Guinea

St Barbara	St Barbara Limited, with company number ACN 009 165 066

St Barbara Consideration Shares	new St Barbara Shares to be allotted and issued pursuant to the terms and conditions of the Scheme should the Scheme become effective

St Barbara Directors	the directors of St Barbara as at the date of this document

St Barbara Group	means St Barbara, its subsidiaries and subsidiary undertakings

St Barbara Shares	ordinary shares in the capital of St Barbara, without nominal or par value

Statement of Capital	means the statement of capital approved by the Court and showing with respect to Allied Gold’s share capital, as altered by the Capital Reduction Court Order, the information required by section 649 of the Companies Act 2006

Substantial Interest	means a direct or indirect interest in 20 per cent. or more of the total voting rights conferred by the equity share capital (as defined in the Companies Act 2006)

Takeover Offer	the implementation of the Offer by means of a takeover offer under the City Code

UK authorised person	a person falling within section 31(1)(a) of FSMA

UKLA	the UK Listing Authority, being the Financial Services Authority Limited acting in its capacity as the competent authority for the purposes of Part IV of the Financial Services and Markets Act 2000

Undertaking	has the meaning given by the Companies Act 2006

United Kingdom or UK	the United Kingdom of Great Britain and Northern Ireland

UK Register	the register of members of Allied Gold held by Computershare Investor Services PLC in the United Kingdom

US or United States	the United States of America, its territories and possessions, any State of the United States of America and the District of Columbia

30-day VWAP	volume weighted average price over the preceding 30 calendar days

Voting Instruction Form	the form provided to each Canadian Beneficial Holder in place of a personalised proxy form

Wider Allied Gold Group	Allied Gold, its subsidiaries, subsidiary undertakings and associated undertakings and any other body corporate, partnership, joint venture or person in which Allied Gold and such undertakings (aggregating their interests) have a direct or indirect interest of 20 per cent. or more of the voting or equity capital or the equivalent

Wider St Barbara Group	St Barbara, its subsidiaries, subsidiary undertakings and associated undertakings and any other body corporate, partnership, joint venture or person in which St Barbara and such undertakings (aggregating their interests) have a direct or indirect interest of 20 per cent. or more of the voting or equity capital or the equivalent

For the purposes of this document, “subsidiary”, “subsidiary undertaking”, “undertaking” and “associated undertaking” have the respective meanings given thereto by the Companies Act.

All references to “A$” and “Australian Dollars” are to the lawful currency of Australia.

All references to “C$” or “Canadian Dollars” are to the lawful currency of Canada.

All references to “pounds”, “Pounds Sterling”, “Sterling”, “£”, “pence”, “penny” and “p” are to the lawful currency of the United Kingdom.

All references to “US$”, “$” and “US Dollars” are to the lawful currency of the United States.

All the times referred to in this document are London times unless otherwise stated.

References to the singular include the plural and vice versa.

PART ELEVEN

NOTICE OF COURT MEETING

IN THE HIGH COURT OF JUSTICE

CHANCERY DIVISION COMPANIES COURT

No. 5641 of 2012

IN THE MATTER OF ALLIED GOLD MINING PLC

and

IN THE MATTER OF THE COMPANIES ACT 2006

NOTICE IS HEREBY GIVEN that, by an order dated 16 July 2012 made in the above matters, the Court has directed that Allied Gold Mining PLC (the Company) be permitted to convene a meeting of the holders of Scheme Shares (the Court Meeting) for the purposes of considering and, if thought fit, approving (with or without modification) a scheme of arrangement (the Scheme of Arrangement) proposed to be made between the Company and the holders of Scheme Shares.

The Court Meeting will be held at the offices of Norton Rose LLP, 3 More London Riverside, London SE1 2AQ on 14 August 2012 at 10.00 a.m. (London time), at which place and time all holders of Scheme Shares are requested to attend either in person or by proxy.

A copy of the said Scheme of Arrangement and a copy of the statement required to be furnished pursuant to section 897 of the Companies Act 2006 are set out in the document of which this notice forms part. Terms defined in the said Scheme of Arrangement have the same meanings in this notice and/or the Circular.

Holders of Scheme Shares entitled to attend and vote at the meeting may vote in person at the Court Meeting or they may appoint another person as their proxy to attend, speak and vote in their stead. A proxy need not be a member of the Company. A holder of Scheme Shares may appoint more than one proxy in relation to such meeting, provided that each proxy is appointed to exercise the rights attached to a different share or shares held by that holder. A BLUE Form of Proxy for use at the Court Meeting is enclosed with this notice.

It is requested that BLUE Forms of Proxy (together with any power of attorney or other authority under which they are signed, or a notarially certified copy of such power of attorney) be lodged by post or (during normal business hours only) by hand with the Company’s registrars, Computershare at The Pavilions, Bridgwater Road, Bristol, BS99 6ZY (or at the electronic address provided on the Form of Proxy), in each case no later than 6.00 p.m. (London time) on 10 August 2012 or, if the Court Meeting is adjourned, not later than 48 hours prior to the time appointed for the adjourned Court Meeting (excluding any part of such 48 hour period falling on a weekend or a public holiday in the UK unless otherwise announced). Forms of Proxy submitted by fax will not be accepted. If the Form of Proxy is not so lodged, it may be handed to the Registrars (on behalf of the chairman of the meeting) before the start of the Court Meeting and will still be valid. In order to be valid, the appointment of a proxy electronically using CREST in accordance with the procedures described above must be made not less than 48 hours before the start of the meeting (excluding any part of such 48 hour period falling on a weekend or public holiday in the UK unless otherwise announced).

As an alternative to completing and returning the printed Form of Proxy, holders of Scheme Shares may submit their proxy electronically by accessing www.eproxyappointment.com or, for those holders of Scheme Shares on the shareholder register in Canada, www.investorvote.com and following the instructions on the website. Holders of Scheme Shares will need to provide their shareholder reference number, voting ID and task ID, which are printed on the Form of Proxy, to validate the submission of their proxy online. For further information, see the instructions printed on the Form of Proxy.

Holders of Scheme Shares who hold their shares through CREST may also appoint a proxy or proxies through the CREST electronic proxy appointment service. For further guidance, please refer to the instructions set out in the notes to the Notice of Allied Gold General Meeting contained in Part Ten of the document of which this notice forms part.

In order for a proxy appointment or instruction made using the CREST service to be valid, the appropriate CREST message (a CREST Proxy Instruction) must be properly authenticated in accordance with Euroclear UK & Ireland Limited’s specifications and must contain the information required for such instruction, as described in the CREST Manual (available via www.euroclear.com/CREST). The message, regardless of whether it constitutes the appointment of a proxy or is an amendment to the instruction given to a previously appointed proxy must, in order to be valid, be transmitted so as to be received by the issuer’s agent (ID 3RA50) by the proxy deadline. For this purpose, the time of receipt will be taken to be the time (as determined by the time stamp applied to the message by the CREST Application Host) from which the issuer’s agent is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time, any change of instructions to proxies appointed through CREST should be communicated to the appointee through other means.

CREST members and, where applicable, their CREST sponsors or voting service providers should note that Euroclear UK & Ireland Limited does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST personal member or sponsored member or has appointed a voting service provider(s), to procure that his CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In this connection, CREST members and, where applicable, their CREST sponsors or voting service providers are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings (www.euroclear.com/CREST). The Company may treat as invalid a CREST Proxy Instruction in the circumstances set out in Regulation 35(5)(a) of the Uncertificated Securities Regulations 2001.

Completion of the BLUE Form of Proxy or the appointment of a proxy or proxies electronically or through CREST shall not prevent a holder of Scheme Shares from attending and voting at the meeting or at any adjournment thereof.

In the case of joint holders of Scheme Shares the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holder(s) and for this purpose seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the relevant joint holding.

Entitlement to attend and vote at the Court Meeting and the number of votes which may be cast thereat will be determined by reference to the register of members of the Company at 6.00 p.m. on 10 August 2012 (or, in the event of any adjournment, on the date which is two days before the time of the adjourned meeting). In each case, changes to the register of members of the Company after such time will be disregarded.

By the said order, the Court has appointed Mark Caruso, or, failing him, Frank Terranova or, failing him, Anthony Lowrie, to act as chairman of the Court Meeting and has directed the chairman to report the result of the meeting to the Court.

The said Scheme of Arrangement will be subject to the subsequent sanction of the Court.

Dated 18 July 2012

NORTON ROSE LLP

3 More London Riverside

London SE1 2AQ

Solicitors for the Company

Notes:

1	Any person to whom this notice is sent who is a person nominated under section 146 of the Companies Act 2006 to enjoy information rights (a Nominated Person) may, under an agreement between him/her and the shareholder by whom he/she was nominated, have a right to be appointed (or to have someone else appointed) as a proxy for the Court Meeting. If a Nominated Person has no such proxy appointment right or does not wish to exercise it, he/she may, under any such agreement, have a right to give instructions to the shareholder as to the exercise of voting rights.

2	The statement of the rights of shareholders in relation to the appointment of proxies in this Notice of Court Meeting does not apply to Nominated Persons. The rights described in this Notice of Court Meeting can only be exercised by shareholders of the Company.

PART TWELVE

NOTICE OF ALLIED GOLD GENERAL MEETING

ALLIED GOLD MINING PLC

Notice is hereby given that a general meeting of Allied Gold Mining PLC (the Company) will be held at the offices of Norton Rose LLP, 3 More London Riverside, London SE1 2AQ on 14 August 2012 at 10.15 a.m. London time (or as soon thereafter as the Court Meeting (as defined in the document of which this notice forms part, being the Scheme Document) convened for 10.00 a.m. London time (on the same day and at the same place) shall have concluded or been adjourned) for the purpose of considering and, if thought fit, passing the following resolution which will be proposed as a special resolution:

SPECIAL RESOLUTION

THAT, for the purpose of giving effect to the scheme of arrangement dated 18 July 2012 between the Company and the holders of Scheme Shares (as defined in the said scheme of arrangement), a print of which has been produced to this meeting and for the purposes of identification signed by the Chairman hereof, in its original form or subject to such modification, addition or condition as may be agreed between the Company and St Barbara Limited and approved or imposed by the Court (the Scheme):

(A)	the directors of the Company be authorised to take all such action as they may consider necessary or appropriate for carrying the Scheme into full effect;

(B)	the share capital of the Company be reduced by cancelling and extinguishing all of the ordinary shares of 10p each in the capital of the Company to be cancelled and extinguished in accordance with the Scheme;

(C)	subject to and forthwith upon the reduction of share capital referred to in paragraph (B) above taking effect and notwithstanding anything to the contrary in the articles of association of the Company:

(i)	the reserve arising in the books of account of the Company as a result of the reduction of share capital referred to in paragraph (B) above be capitalised and applied in paying up in full at par such number of new ordinary shares of 10p each in the capital of the Company (the New Allied Gold Shares) as shall be equal to the aggregate number of ordinary shares of 10p each cancelled pursuant to paragraph (B) above, such New Allied Gold Shares to be allotted and issued credited as fully paid (free from any liens, charges, equitable interests, encumbrances, rights of pre-emption and any other third party rights of any nature whatsoever and together with all rights attaching thereto) to St Barbara and/or its nominee(s) in accordance with the Scheme; and

(ii)	the directors of the Company be and they are hereby generally and unconditionally authorised for the purposes of section 551 of the Companies Act 2006 to allot the New Allied Gold Shares referred to in paragraph (C)(i), provided that: (i) the maximum aggregate nominal amount of the shares that may be allotted under this authority shall be the aggregate nominal amount of the New Allied Gold Shares created pursuant to paragraph (C)(i) above; (ii) this authority shall expire (unless previously revoked, varied or renewed) on the fifth anniversary of the date on which this resolution is passed; and (iii) this authority shall be in addition, and without prejudice, to any other authority under the said section 551 previously granted and in force on the date on which this resolution is passed;

(D)	with effect from the passing of this resolution, the articles of association of the Company be and are hereby amended by the adoption and inclusion of the following new article 155 after article 154:

‘‘155 Scheme of Arrangement

(A)	In this article, references to the Scheme are to the scheme of arrangement dated 18 July 2012 under Part 26 of the Companies Act 2006 between the Company and the holders of Scheme Shares (as defined in the Scheme) as it may be modified or amended in accordance with its terms, and expressions defined in the Scheme shall have the same meanings in this article.

(B)	Notwithstanding either any other provision of these articles or the terms of any resolution whether ordinary or special passed by the Company in general meeting, if the Company issues any ordinary shares (other than to St Barbara or its nominee(s)) on or after the adoption of this article and on or prior to the Scheme Record Time (as defined in the Scheme), such shares shall be issued subject to the terms of the Scheme (and shall be Scheme Shares for the purposes thereof) and the original or any subsequent holder or holders of such ordinary shares shall be bound by the Scheme accordingly.

(C)	Notwithstanding any other provision of these articles, if any ordinary shares are issued to any person (other than St Barbara or its nominee(s)) (the New Member) after the Scheme Record Time, such New Member (or any subsequent holder or any nominee of such New Member or any such subsequent holder) will, provided the Scheme shall have become effective, be obliged to transfer all the ordinary shares held by the New Member (or any subsequent holder or any nominee of such New Member or any such subsequent holder) (the Disposal Shares) to St Barbara (or as St Barbara may otherwise direct) who shall be obliged to acquire all of the Disposal Shares in consideration of and conditional on the payment by or on behalf of St Barbara to the New Member of an amount in cash and a number of common shares in the capital of St Barbara, without nominal or par value (St Barbara Shares) for each Disposal Share equal to the cash and share consideration that the New Member would have been entitled to had each Disposal Share been a Scheme Share.

(D)	On any reorganisation of, or material alteration to, the share capital of the Company (including, without limitation, any subdivision and/or consolidation), the value of the consideration per Disposal Share to be paid under paragraph (C) above shall be adjusted by the Directors in such manner as the auditors of the Company or an independent investment bank selected by the Company may determine to be fair and reasonable to the New Member to reflect such reorganisation or alteration. References in this Article to ordinary shares shall, following such adjustment, be construed accordingly.

(E)	Any New Member may, prior to the issue or transfer of any Disposal Shares to him or her under one of the Company’s employee share schemes, give no less than two business days’ written notice to the Company of his or her intention to transfer some or all of such Disposal Shares to his or her spouse or civil partner and may, if such notice has been validly given, on such Disposal Shares being issued to him or her immediately transfer to his or her spouse or civil partner any such Disposal Shares, provided that such Disposal Shares will then be immediately transferred from that spouse or civil partner to St Barbara pursuant to paragraph (C) above as if the spouse or civil partner were the relevant New Member. If notice has been validly given pursuant to this paragraph (E) but the New Member does not immediately transfer to his or her spouse or civil partner the Disposal Shares in respect of which notice was given, such shares will be transferred to St Barbara or its nominee(s) pursuant to paragraph (C) above.

(F)	To give effect to any transfer required by this article 155, the Company may appoint any person as attorney for the New Member to execute and deliver as transferor a form of transfer or instructions of transfer on behalf of the New Member (or any subsequent holder or any nominee of such New Member or any such subsequent holder) in favour of St Barbara and do all such other things and execute and deliver all such documents as may in the opinion of the attorney be necessary or desirable to vest the Disposal Shares in St Barbara and pending such vesting to exercise all such rights to the Disposal Shares as St Barbara may direct. If an attorney is so appointed, the New Member shall not thereafter (except to the extent that the attorney fails to act in accordance with the directions of St Barbara) be entitled to exercise any rights attaching to the Disposal Shares unless so agreed by St Barbara. The Company may give good receipt for the purchase price of the Disposal Shares and may register St Barbara as holder thereof and issue to it certificates for the same. The Company shall not be obliged to issue a certificate to the New Member for any Disposal Shares. St Barbara shall settle the consideration due to the New Member pursuant to paragraph (C) above by sending a cheque drawn on an Australian clearing bank (or shall procure that such a cheque is sent) in favour of the New Member (or any subsequent holder or any nominee of such New Member or any such subsequent holder) for the purchase price of such Disposal Shares and registering the New Member as the holder of such St Barbara Shares as they may be entitled to on an uncertificated issuer sponsored sub-register of St Barbara operated by St Barbara and a statement of confirmation of issue and allotment in respect of such shares shall, within 14 days of the date on which the Disposal Shares are issued to the New Member, be sent to such member.

(G)	St Barbara Shares allotted to any New Member pursuant to paragraph (C) above shall not be allotted as fractions of shares but any fraction of a share to which the New Member would otherwise have been entitled shall be rounded down to the nearest whole number of shares (which may be zero).

(H)	If the Scheme shall not have become effective by the date referred to in clause 6.2 of the Scheme, (or such later date, if any, as St Barbara and the Company may agree and the Court may allow) this article shall be of no effect.

(I)	Notwithstanding any other provision of these articles, both the Company and the Directors may refuse to register the transfer of any Scheme Shares effected between the Scheme Record Time and the Effective Date.

(I)	Notwithstanding any other provision of these articles, both the Company and the Directors may refuse to register the transfer of any ordinary shares other than as provided by this article 155.’’

18 July 2012

By Order of the Board
Registered Office:	Peter Torre
3 More London Riverside	Secretary
London SE1 2AQ
Registered in England No. 7553802

Notes:

1	RIGHT TO ATTEND AND VOTE

Only members (meaning ordinary shareholders) registered on the register of members of the Company at 6.00 p.m. on 10 August 2012 (or, if the meeting is adjourned, at 6.00 p.m. on the day which is two days before the day of the adjourned meeting) shall be entitled to attend, speak and vote at the meeting in respect of the number of shares registered in their name at that time.

Changes to the register of members after the relevant deadline shall be disregarded in determining the rights of any person to attend and vote at the meeting.

2	RIGHT TO APPOINT A PROXY

A member is entitled to appoint one or more proxies to exercise all or any of the member’s rights to attend, speak and vote at the Allied Gold General Meeting. A proxy need not be a member of the Company but must attend the meeting for the member’s vote to be counted. If a member appoints more than one proxy to attend the meeting, each proxy must be appointed to exercise the rights attached to a different share or shares held by the member.

3	APPOINTMENT OF AND INSTRUCTIONS TO A PROXY

A proxy can be appointed using the white Form of Proxy provided with this circular or online at www.eproxyappointment.com if you are an ordinary shareholder on the register of members in the UK and at www.investorvote.com if you are an ordinary shareholder on the register of members in Canada. If a member requires additional Forms of Proxy in order to appoint more than one proxy, the member should contact Computershare Investor Services Plc (the Registrar) or call the helpline on 0870 889 3185 (calls to this number cost approximately 8 pence per minute from a BT landline, the cost using other telephone providers may vary). Lines are open 9.00 a.m. to 5.00 p.m., Monday to Friday (weekends and bank holidays excluded). The number to call from overseas is +44 (0)870 889 3185.

To be valid, the Registrar must receive proxy appointments and voting instructions by 6.00 p.m. on 10 August 2012 (or, in the case of any adjournment, not less than 48 hours before the time fixed for the holding of any adjourned meeting (excluding any part of such 48 hour period falling on a weekend or a public holiday in the UK unless otherwise announced)) (the Proxy Deadline). Submission of a proxy appointment will not preclude a member from attending and voting at the meeting should they wish to do so.

Where no instruction is given to a proxy on how to vote, the proxy can choose which way to vote or can decide not to vote at all; the proxy can also do this on any other proposal that is put to the meeting. If the proxy is instructed not to vote, this is not a vote in law and will not be counted in the calculation of the proportion of the votes for and against the proposal.

Any changes to proxy appointments or voting instructions must be made in writing and signed by the shareholder or submitted online; to be valid these must be received by the Registrar by the Proxy Deadline. The proxy appointment or voting instruction received last will be the one that is followed; if a postal instruction and an online instruction are received on the same day, the online instruction will be followed.

4	HOLDERS OF CHESS DEPOSITARY INTERESTS

Holders of CHESS depositary interests (CDIs) traded on the Australian Securities Exchange will receive a notice of direction instead of a form of proxy. The notice of direction allows the CDI holder to direct the custodian of the CDI, CHESS Depositary Nominees Pty Ltd, to vote on their behalf at the meeting. Notices of direction have been distributed to CDI holders with this notice of meeting. CDI holders should complete and return the notice of direction in accordance with the instructions printed on it and return the notice of direction and any power of attorney or other authority under which it is signed (or a notarially certified copy of such authority) as soon as possible, by post of during normal business hours only to Computershare Investor Services Pty Limited (Computershare Australia) at GPO Box 242, Melbourne, VIC 3001, Australia or (during normal business hours only) to Computershare Australia at Level 2, 45 St Georges Terrace, Perth WA 6000, Australia or facsimile number 1800 783 447 (within Australia) or +61 3 9473 2555 (outside Australia) or www.investorvote.com.au. To be valid the notice of direction must be received by Computershare Australia not later than 5.00 p.m. (Western Standard Time) on 9 August 2012.

5	POWERS OF ATTORNEY

The white Form of Proxy must be used where a proxy is appointed under a power of attorney. The white Form of Proxy and the power of attorney must be received by the Registrars by the Proxy Deadline.

6	CORPORATE REPRESENTATIVES

Any corporation which is a member can, by resolution of its directors or other governing body, appoint one or more corporate representatives who may exercise on its behalf all of its powers as a member provided that, if it is appointing more than one corporate representative, it does not do so in relation to the same shares.

7	CREST MEMBERS

CREST members who wish to appoint a proxy or proxies through the CREST electronic proxy appointment service may do so for the meeting and any adjournment(s) thereof by using the procedures described in the CREST Manual. CREST Personal Members or other CREST sponsored members, and those CREST members who have appointed a voting service provider(s), should refer to their CREST sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf.

In order for a proxy appointment or instruction made using the CREST service to be valid, the appropriate CREST message (a CREST Proxy Instruction) must be properly authenticated in accordance with Euroclear UK & Ireland Limited’s specifications and must contain the information required for such instruction, as described in the CREST Manual (available via www.euroclear.com/CREST). The message, regardless of whether it constitutes the appointment of a proxy or is an amendment to the instruction given to a previously appointed proxy must, in order to be valid, be transmitted so as to be received by the issuer’s agent (ID 3RA50) by the Proxy Deadline. For this purpose, the time of receipt will be taken to be the time (as determined by the time stamp applied to the message by the CREST Application Host) from which the issuer’s agent is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time, any change of instructions to proxies appointed through CREST should be communicated to the appointee through other means.

CREST members and, where applicable, their CREST sponsors or voting service providers should note that Euroclear UK & Ireland Limited does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST personal member or sponsored member or has appointed a voting service provider(s), to procure that his CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In this connection, CREST members and, where applicable, their CREST sponsors or voting service providers are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings (www.euroclear.com/CREST). The Company may treat as invalid a CREST Proxy Instruction in the circumstances set out in Regulation 35(5)(a) of the Uncertificated Securities Regulations 2001.

8	JOINT SHAREHOLDERS

The vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the vote(s) of the other joint holder(s) and for this purpose seniority will be determined by the order in which their names stand in the register of members in respect of the joint holding.

9	NOMINATED PERSON

Any person receiving a copy of this Notice as a person nominated by a member to enjoy information rights under section 146 Companies Act 2006 (a Nominated Person) should note that the provisions in Notes 2 and 3 above concerning the appointment of a proxy or proxies to attend the meeting in place of a member, do not apply to a Nominated Person as only shareholders have the right to appoint a proxy. However, a Nominated Person may have a right under an agreement between the Nominated Person and the member by whom he or she was nominated to be appointed, or to have someone else appointed, as a proxy for the meeting. If a Nominated Person has no such proxy appointment right or does not wish to exercise it, he/she may have a right under such an agreement to give instructions to the member as to the exercise of voting rights at the meeting.

Nominated Persons should also remember that their main point of contact in terms of their investment in the Company remains the member who nominated the Nominated Person to enjoy information rights (or, perhaps the custodian or broker who administers the investment on their behalf). Nominated Persons should continue to contact that member, custodian or broker (and not the Company) regarding any changes or queries relating to the Nominated Person’s personal details and interest in the Company (including any administrative matter). The only exception to this is where the Company expressly requests a response from a Nominated Person.

10	VOTING

As soon as practicable following the meeting, the results of the voting at the meeting and the number of proxy votes cast for and against and the number of votes withheld in respect of the resolution proposed at the meeting will be announced via a Regulatory Information Service and also placed on the Company’s website www.alliedgold.com.au.

11	TOTAL VOTING RIGHTS

As at 16 July 2012, being the last practicable date before the publication of this document, the Company’s issued capital consisted of 204,318,414 Ordinary Shares carrying one vote each.

12	WEBSITE INFORMATION

The notice, together with information about the total numbers of shares in the Company in respect of which members are entitled to exercise voting rights at the meeting as at 16 July 2012, being the last practicable date before publication of this notice will be available in the Investors section of the Company’s website www.alliedgold.com.au.

13	ELECTRONIC ADDRESS

Any electronic address provided either in this notice or in any related documents (including the Form of Proxy) may not be used to communicate with the Company for any purposes other than those expressly stated.

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Merrill Corporation Ltd, London

12ZBX12314